UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ON24, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☐	No fee required

☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear ON24 Stockholder:

You are cordially invited to attend a special meeting of stockholders of ON24, Inc., a Delaware corporation (“ON24” or the “Company”), which will be held in person at our corporate headquarters at 301 Howard Street, Suite 1100, San Francisco, California 94105 on [●], [●], 2026 at [●] a.m., Pacific time (including any adjournments or postponements thereof, the “Special Meeting”). For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at our corporate headquarters.

At the Special Meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of December 29, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Cvent Atlanta, LLC, a Delaware limited liability company (“Parent”), and Summit Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) on the terms and conditions set forth in the Merger Agreement. Parent and Merger Sub are affiliated with Cvent, Inc. (“Cvent”).

If the Merger is completed, you will be entitled to receive $8.10 in cash, without interest and net of applicable withholding taxes (the “Merger Consideration”), for each share of common stock, par value $0.0001 per share, of the Company (referred to as the “Company common stock” or “ON24 common stock”) that you own as of immediately prior to the effective time of the Merger (the “Effective Time”), unless you seek and perfect your statutory appraisal rights under Delaware law.

The board of directors of the Company (the “Board,” the “ON24 Board” or the “Company Board”) has unanimously (a) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (b) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (c) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the DGCL, and (d) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. Accordingly, the ON24 Board recommends a vote “FOR” the proposal to adopt the Merger Agreement and “FOR” each of the other proposals to be voted on at the Special Meeting.

The proxy statement accompanying this letter provides you with more specific information concerning the Special Meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read this proxy statement, the accompanying annexes and any documents incorporated by reference in this proxy statement carefully and in their entirety.

Your vote is important, regardless of the number of shares of ON24 common stock you own. The Merger cannot be completed unless the Merger Agreement is adopted by stockholders holding a majority of the outstanding shares of ON24 common stock entitled to vote at the Special Meeting. Whether or not you attend the Special Meeting, we urge you to promptly submit your proxy via the Internet or by telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you are receiving a paper copy of the proxy materials, complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. If you attend the Special Meeting, you may vote at the meeting in person even if you have previously returned your proxy card or have submitted a proxy via the Internet or by telephone and your vote at the Special Meeting in person will revoke any proxy that you have previously submitted.

If you are a beneficial owner of shares of ON24 common stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you have any questions or need assistance voting your shares, please contact ON24’s proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone (Collect): + 1 (212) 297-0720

Telephone (Toll-Free): + 1 (855) 305-0856

Email: info@okapipartners.com

On behalf of the ON24 Board, I thank you for your ongoing support and appreciate your consideration of these matters.

Sincerely,

Sharat Sharan

Chief Executive Officer and Chair of the Board of Directors

The accompanying proxy statement is dated [●], 2026 and the form of proxy is first being mailed to holders of ON24 common stock on or about [●], 2026.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document and any documents incorporated by reference. Any representation to the contrary is a criminal offense.

301 Howard Street, Suite 1100

San Francisco, CA 94105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held at [●] a.m., Pacific Time on [●], 2026

To the Stockholders of ON24, Inc.:

Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of ON24, Inc., a Delaware corporation (the “Company” or “ON24”), will be held in person at our corporate headquarters at 301 Howard Street, Suite 1100, San Francisco, California 94105 on [●], [●], 2026, at [●] a.m., Pacific time, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 29, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among ON24, Cvent Atlanta, LLC, a Delaware limited liability company (“Parent”), and Summit Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ON24, with ON24 continuing as the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”), a copy of which is attached as Annex A to the proxy statement accompanying this notice (the “Merger Proposal”); and

2.

To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only holders of shares of common stock, par value $0.0001 per share of the Company (the “Company common stock” or “ON24 common stock”), as of the close of business on [●], 2026, are entitled to notice of, and to vote at, the Special Meeting.

All stockholders are cordially invited to attend the Special Meeting. The Special Meeting will be held in person at our corporate headquarters at 301 Howard Street, Suite 1100, San Francisco, California 94105. If attending the Special Meeting, please plan to arrive at least 30 minutes early to allow ample time for check-in.

The Board of Directors of ON24 recommends that stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

Under Delaware law, ON24 stockholders (and beneficial owners of shares of ON24 common stock held either in voting trust or by a nominee on behalf of such persons) who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of ON24 common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if such stockholder (or beneficial owner) submits a written demand for appraisal prior to the vote on the Merger Agreement and complies with the other Delaware law procedures for exercising statutory appraisal rights, which are summarized in the section of the accompanying proxy statement titled “Appraisal Rights.” A copy of Section 262, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Whether or not you plan to attend the Special Meeting in person, to ensure your representation at the Special Meeting, we urge you to vote or submit a proxy via the Internet, through our toll-free telephone number 1-800-690-6903, or by signing, dating and promptly returning your completed proxy card to ensure that your shares are represented at the meeting. For those who plan to attend in person, you will also have the opportunity to vote at the Special Meeting. For specific instructions on how to vote your shares, please refer to the information provided in our proxy statement.

If you are a beneficial owner of shares of ON24 common stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

By order of the Board of Directors

William Weesner

Secretary

San Francisco, California

[●], 2026

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Special Meeting in person, please submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares of ON24 common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are an ON24 stockholder of record, voting at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (a) return your proxy card, (b) grant your proxy electronically over the Internet or by telephone or (c) vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the other proposals.

You should carefully read and consider the entire proxy statement and the accompanying annexes, including the Merger Agreement attached as Annex A, along with all of the documents incorporated by reference in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Please contact ON24’s proxy solicitor if you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; the Special Meeting or the accompanying proxy statement; would like additional copies of the accompanying proxy statement; or need help submitting a proxy to have your shares of ON24 common stock voted:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone (Collect): + 1 (212) 297-0720

Telephone (Toll-Free): + 1 (855) 305-0856

Email: info@okapipartners.com

i

ii

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all of the information about the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement that are important to you. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Special Meeting. You may obtain, without charge, copies of any of the documents we file with the Securities and Exchange Commission (the “SEC”) by following the instructions under the section of this proxy statement titled “Where You Can Find Additional Information.”

In this proxy statement: (1) the terms “we,” “us,” “our,” the “Company” and “ON24” refer to ON24, Inc.; (2) the term “Parent” refers to Cvent Atlanta, LLC; (3) the term “Merger Sub” refers to Summit Sub Corp.; (4) the term “Blackstone” refers to Blackstone Inc.; (5) the term “Cvent” refers to Cvent, Inc., (6) the term “Financing Sources” refers to, collectively, Blackstone Capital Partners VIII (Lux) SCSp, Blackstone Capital Partners VIII (Ontario) L.P. and Blackstone Capital Partners VIII L.P.; (7) the term “Supporters” refers to, collectively, Sharat Sharan, Lynrock Lake Master Fund LP and Indaba Capital Management, L.P.; (8) the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of December 29, 2025, by and among the Company, Parent and Merger Sub, as the same may be amended, supplemented or otherwise modified from time to time; (9) the term “Merger” refers to the merger of Merger Sub with and into ON24, with ON24 continuing as the surviving corporation as a wholly owned subsidiary of Parent as described in the Merger Agreement; (10) the term “ON24 common stock” refers to the common stock, par value $0.0001 per share, of the Company; and (11) the term “Special Meeting” refers to the special meeting of ON24 stockholders described in this proxy statement, including any adjournments or postponements thereof.

The Parties (page 21)

ON24, Inc.

ON24 is a Delaware corporation incorporated under the name “NewsDirect, Inc.” on January 8, 1998 and in December 1998 changed its name to ON24, Inc. On February 5, 2021, we consummated an initial public offering and became listed on the New York Stock Exchange (“NYSE”) under the symbol “ONTF.”

ON24 provides a leading, cloud-based intelligent engagement platform that combines best-in-class customer interaction experience with personalization and content, to enable sales, marketing and other customer-facing organizations to capture and act on connected insights at scale. Our platform’s portfolio of interactive and hyper-personalized digital experience products creates and captures actionable, real-time data at scale from millions of professionals to provide businesses with buying signals and behavioral insights to efficiently convert prospects into customers.

Our principal executive office is located at 301 Howard Street, Suite 1100, San Francisco, California 94105, our telephone number is (415) 369-8000, and our Internet address is www.on24.com. Information on ON24’s website is not incorporated by reference into or otherwise part of this proxy statement. Additional information about ON24 is contained in our public filings. See the section of this proxy statement titled “Where You Can Find Additional Information.”

Cvent Atlanta, LLC

Parent was formed on September 15, 2014 by Cvent. Parent is a holding company and does not conduct any operations other than providing administrative services for the benefit of the subsidiaries it holds. Upon completion of the Merger, ON24 will be a wholly owned subsidiary of Parent.

Summit Sub Corp.

Merger Sub is a wholly owned subsidiary of Parent and was formed on December 22, 2025 by Parent solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist.

Parent and Merger Sub are affiliates of Cvent. Cvent is a leading meetings, events and hospitality technology provider with more than 5,000 employees and approximately 30,000 customers worldwide. Founded in 1999, Cvent delivers a comprehensive event marketing and management platform and offers a global marketplace where event professionals collaborate with venues to create engaging, impactful experiences. At the Effective Time, the surviving corporation will be indirectly wholly owned by Cvent.

The Merger (page 31)

The Company, Parent and Merger Sub entered into the Merger Agreement on December 29, 2025. A copy of the Merger Agreement is included as Annex A to this proxy statement. On the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent. From time to time in this proxy statement, we refer to ON24 as it will exist after the completion of the Merger as the “surviving corporation.”

At the Effective Time, and without any action by any stockholder, each share of ON24 common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of ON24 common stock held by the Company as treasury stock, owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Parent, in each case, as of immediately prior to the Effective Time or as to which holders (or, to the extent applicable, beneficial owners) thereof have properly exercised (and have not subsequently lost, waived, forfeited or validly withdrawn) their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically canceled and converted into the right to receive cash in an amount equal to $8.10 without interest and net of applicable withholding taxes (the “Merger Consideration”).

The Special Meeting (page 23)

Date, Time and Place

The Special Meeting will be held on [●], [●], 2026, at [●] a.m., Pacific time at ON24’s corporate headquarters at 301 Howard Street, Suite 1100, San Francisco, California 94105. At the Special Meeting, holders of ON24 common stock will be asked to, among other things, vote for the adoption of the Merger Agreement. All stockholders are cordially invited to attend the Special Meeting in person.

Record Date and Stockholders Entitled to Vote

Only holders of ON24 common stock of record as of the close of business on [●], 2026, the record date for the Special Meeting, are entitled to receive notice of and to vote the shares of ON24 common stock they held on the record date at the Special Meeting. As of the close of business on the record date, [●] shares of ON24 common stock were issued and outstanding and entitled to vote at the Special Meeting.

Quorum

The representation in person or by proxy of at least a majority of the outstanding shares of ON24 common stock entitled to vote at the Special Meeting, or [●] shares of ON24 common stock, is necessary to constitute a quorum for the transaction of business.

Vote Required

On each of the proposals presented at the Special Meeting, each holder of ON24 common stock is entitled to one vote for each share of ON24 common stock held by such stockholder on the record date. Assuming a quorum is present, the adoption of the Merger Agreement by the holders of ON24 common stock requires the affirmative vote of stockholders holding a majority of the outstanding shares of ON24 common stock entitled to vote as of the close of business on the record date. The adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of ON24 common stock is the only vote or approval of the holders of any of ON24’s capital stock necessary to adopt the Merger Agreement and consummate the Merger. The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of ON24 common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on such matter, whether or not a quorum is present.

Voting Agreements (page 93)

Concurrently with execution of the Merger Agreement, certain stockholders of the Company executed the voting and support agreements with Parent (the “Voting Agreements”), pursuant to which such stockholders have agreed, among other things, to vote all shares of ON24 common stock owned by them in favor of the approval and adoption of the Merger Agreement. As of the date of this proxy statement, the shares of ON24 common stock held by such stockholders collectively constituted approximately [●]% of the Company’s outstanding common stock. The Voting Agreements terminate upon a Company Board Recommendation Change (as defined below). For more information, see the section of this proxy statement titled “Voting Agreements.”

Reasons for the Merger; Recommendation of the ON24 Board (page 43)

The ON24 Board has unanimously (a) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement (b) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (c) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the DGCL, and (d) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. Accordingly, the ON24 Board recommends that stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

For a discussion of the material factors that the ON24 Board considered in determining to recommend the adoption of the Merger Agreement, see the section of this proxy statement titled “The Merger—Reasons for the Merger; Recommendation of the ON24 Board.”

Opinion of ON24’s Financial Advisor (page 45 and Annex B)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the ON24 Board that, as of December 29, 2025 and based upon and subject to the factors and assumptions set forth therein, the $8.10 in cash per share of ON24 common stock to be paid to the holders (other than Parent and its affiliates) of shares of ON24 common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 29, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the ON24 Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of ON24 common stock should vote with respect to the

Merger or any other matter. Pursuant to an engagement letter between ON24 and Goldman Sachs, ON24 has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $8.64 million, as determined by Goldman Sachs based on its books and records, all of which is contingent upon consummation of the Merger.

Certain Effects of the Merger (page 57)

Upon the consummation of the Merger, Merger Sub will be merged with and into ON24, the separate corporate existence of Merger Sub will thereupon cease, and ON24 will continue to exist as the surviving corporation of the Merger as a wholly owned subsidiary of Parent.

Following the consummation of the Merger, shares of ON24 common stock will be delisted from NYSE, and the registration of shares of ON24 common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Effects on the Company if the Merger Is Not Completed (page 58)

In the event that the proposal to adopt the Merger Agreement does not receive the required approval from the holders of ON24 common stock, or if the Merger is not completed for any other reason, the holders of ON24 common stock will continue to own their shares and will not receive any payment for their shares of ON24 common stock in connection with the Merger. Instead, the Company will remain an independent public company, with ON24 common stock listed and traded on NYSE. Under certain circumstances, if the Merger Agreement is terminated, the Company may be obligated to pay to Parent a termination fee of $12,024,615 or Parent may be obligated to pay to the Company a termination fee of $22,045,127, as applicable. See the section of this proxy statement titled “The Merger Agreement - Termination Fees and Expenses.”

Treatment of ON24 Equity Awards (page 69)

ON24 Stock Options

At the Effective Time, each option to purchase shares of ON24 common stock (each, an “Option”) outstanding and unexercised as of immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration will automatically, be treated as follows:

•

Vested Options. Each Option that is vested, outstanding and unexercised as of immediately prior to the Effective Time (a “Vested Option”) will, at the Effective Time, be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of ON24 common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Option with such amount rounded down to the nearest whole cent.

•

Unvested Options. Each Option that is outstanding as of immediately prior to the Effective Time that is not a Vested Option (an “Unvested Option”) will, at the Effective Time, be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of ON24 common stock subject to such Unvested Option as of immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the per share exercise price of such Unvested Option with such amount rounded down to the nearest whole cent (the “Option Restricted Cash Awards”). Payment of the Option Restricted Cash Awards will be subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection) as applied to the corresponding canceled Unvested Option as of immediately prior to the Effective Time.

Each Option (whether a Vested Option or an Unvested Option) with a per share exercise price equal to or greater than the Merger Consideration will be canceled automatically at the Effective Time for no consideration.

ON24 RSU Awards

At the Effective Time, each restricted stock unit award (an “RSU Award”) outstanding as of immediately prior to the Effective Time will automatically be treated as follows:

•

Vested RSU Awards. Each RSU Award that is vested and outstanding as of immediately prior to the Effective Time (including any RSU Award that vests in accordance with any agreement governing its terms as a result of the consummation of the transactions contemplated by the Merger Agreement (which includes all RSU Awards held by our non-employee directors) and with the achievement of any performance vesting goals being determined in accordance with the terms of the applicable agreement) (a “Vested RSU Award”) will automatically, at the Effective Time, be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of ON24 common stock subject to such Vested RSU Award as of immediately prior to the Effective Time with such amount rounded down to the nearest whole cent.

•

Unvested RSU Awards. Each RSU Award that is outstanding as of immediately prior to the Effective Time that is not a Vested RSU Award (an “Unvested RSU Award”) will automatically, at the Effective Time, be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of ON24 common stock subject to such Unvested RSU Award as of immediately prior to the Effective Time with such amount rounded down to the nearest whole cent (the “RSU Restricted Cash Awards”). Payment of the RSU Restricted Cash Awards will be subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection but excluding any performance conditions) as applied to the corresponding canceled Unvested RSU Award as of immediately prior to the Effective Time.

The consideration described above is collectively referred to as the “equity award consideration” and the equity award consideration, together with the aggregate per share Merger Consideration payable with respect to outstanding shares of ON24 common stock pursuant to the Merger Agreement, is referred to collectively as the “aggregate Merger Consideration.”

Interests of the Company’s Directors and Executive Officers in the Merger (page 60)

The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The ON24 Board was aware of and considered these interests (a) in reaching the determination to approve the Merger Agreement and deem the Merger Agreement, the Merger and the other transactions and agreements contemplated by the Merger Agreement to be advisable, fair to and in the best interests of the Company and its stockholders, and (b) in recommending that stockholders adopt the Merger Agreement in accordance with the DGCL. These interests include:

•

the Company’s executive officers and directors hold equity-based awards that will be afforded the treatment described immediately above under the section titled “The Merger Agreement—Treatment of ON24 Equity Awards” including certain accelerated vesting of equity awards in accordance with the terms of agreements governing outstanding awards and the ON24 non-employee director compensation policy;

•

the Company’s executive officers are party to existing employment agreements, severance arrangements, or the terms of agreements governing their outstanding equity awards with the Company that provide for severance benefits; and

•

the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage following the Merger under the Merger Agreement. See the section of this proxy statement titled “The Merger Agreement—Indemnification of Directors and Officers and Insurance.”

ON24 Common Stock Ownership of Directors and Executive Officers (page 95)

As of January 5, 2026, the directors and executive officers of ON24 beneficially owned in the aggregate approximately 15,911,706 shares, or approximately 35.1% of the outstanding shares, of ON24 common stock.

Financing of the Merger (page 59)

We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $400 million.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. Parent and Merger Sub have represented to ON24 that the amounts funded pursuant to the Equity Commitment Letter will be sufficient to make all payments contemplated by the Merger Agreement in connection with the consummation of the Closing, repay, prepay or discharge the principal of and interest on, and all other indebtedness outstanding pursuant to the Company’s existing loan documents, and pay the fees and expenses of Parent and Merger Sub (including in connection with the Merger and the Financing).

In connection with the financing of the Merger, the Financing Sources have entered into an equity commitment letter in favor of Parent, dated as of December 29, 2025, for the commitment to purchase in the aggregate up to approximately $375 million of the equity securities of Parent (the “Equity Commitment Letter”), solely for the purpose of allowing Parent to fund payment of all of the aggregate Merger Consideration, as necessary. ON24 is an express third-party beneficiary of the Equity Commitment Letter solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letter by the Financing Sources to be funded to Parent in accordance with the Equity Commitment Letter, and to cause Parent to enforce its rights against the Financing Sources to perform their funding obligations under the Equity Commitment Letter, in each case subject to (a) the limitations and conditions set forth in the Equity Commitment Letter and (b) the terms and conditions of the Merger Agreement.

Conditions of the Merger (page 87)

The obligations of ON24, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of various conditions on or prior to the Effective Time, including the following:

•	the adoption of the Merger Agreement by the Company’s stockholders;

•

the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and receipt of the approvals, clearances or expirations of waiting periods under certain foreign antitrust laws (see the section of this proxy statement titled “The Merger—Regulatory Approvals Required for the Merger”);

•

the absence of any law, injunction or order from any governmental authority having jurisdiction over any party to the Merger Agreement (whether temporary or permanent) that is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting the consummation of the Merger; and

•

the CFIUS Closing Period (as defined in the Merger Agreement) having occurred with respect to the Committee on Foreign Investment in the United States (“CFIUS”) (see the section of this proxy statement titled “The Merger—Regulatory Approvals Required for the Merger”).

Each party’s obligation to consummate the Merger is also subject to the satisfaction or waiver of certain additional conditions, including:

•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party;

•	the other party has complied in all material respects with the covenants and obligations of the Merger Agreement required to be performed and complied by such party at or prior to the closing;

•

in the case of Parent’s and Merger Sub’s obligations, the Company having at least $107 million in cash as of the earlier of June 30, 2026 or immediately prior to the Effective Time (the “Minimum Cash Amount”);

•	the delivery of a customary closing certificate signed on behalf of the respective party by an officer of such party certifying certain conditions have been satisfied; and

•

in the case of Parent’s and Merger Sub’s obligations, the absence of a Company Material Adverse Effect (which term is described in the section of this proxy statement titled “The Merger Agreement -Representations and Warranties”).

The consummation of the Merger is not conditioned upon Parent’s receipt of financing.

Before the closing, each of the Company, Parent and Merger Sub may waive any of the conditions to its obligation to consummate the Merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Regulatory Approvals Required for the Merger (page 66)

The consummation of the Merger is subject to review under the HSR Act. As described above in the section of this proxy statement titled “The Merger Agreement - Conditions of the Merger,” the obligations of Parent and the Company to consummate the Merger are subject to the waiting period applicable to the Merger under the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until notifications have been filed and certain information has been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and the specified waiting period has expired or been terminated. The Company and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC on January 28, 2026. Unless extended or terminated early the waiting period under the HSR Act is set to expire at 11:59 p.m. Eastern time on February 27, 2026. Both before and after the expiration of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the Merger on antitrust grounds. In addition, other governmental agencies or private parties may have standing to challenge the merger on antitrust grounds.

The consummation of the Merger is also conditioned upon the receipt of the consents and approvals required by the antitrust authorities in Australia. The Merger cannot be completed until ON24 and Parent obtain clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in such jurisdictions.

As described above in the section of this proxy statement titled “The Merger Agreement - Conditions of the Merger,” the obligations of Parent and the Company to consummate the Merger are also subject to the expiration of the CFIUS Closing Period (as defined in the section of this proxy statement titled “The Merger Agreement - Reasonable Best Efforts; Antitrust Filings; CFIUS Filings”).

No-Shop; Company Board Recommendation Change (page 77)

The Merger Agreement generally restricts the Company’s ability to:

•

initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below in the section of this proxy statement titled “The Merger Agreement—No-Shop; Company Board Recommendation Change”);

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or afford access to the properties, books or records of the Company to, any person that has made an Acquisition Proposal;

•	approve, recommend or enter into, or propose to approve, recommend to enter into, any agreement with respect to an Acquisition Proposal;

•

take any action or exempt any third party from the restrictions on “business combinations” or any similar provisions contained in any applicable anti-takeover law or the Company’s organizational documents or grant a waiver under Section 203 of the DGCL; or

•	resolve, publicly propose or agree to do any of the foregoing.

Prior to the adoption of the Merger Agreement by ON24 stockholders, if the ON24 Board receives a bona fide written Acquisition Proposal (and such Acquisition Proposal was not initiated, sought or solicited, or knowingly encouraged or facilitated, in violation of the above restrictions) that the ON24 Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) is reasonably expected to lead to a Superior Proposal (as defined below in the section of this proxy statement titled “The Merger Agreement—No-Shop; Company Board Recommendation Change”), the Company is entitled to participate or engage in discussions or negotiations with and furnish any non-public information relating to the Company or any of its subsidiaries to the person making such Acquisition Proposal.

The ON24 Board generally is not permitted under the Merger Agreement to change its recommendation to the Company’s stockholders to adopt the Merger Agreement. However, prior to the adoption of the Merger Agreement by ON24 stockholders, the ON24 Board is permitted to make a Company Board Recommendation Change (as defined below in the section of this proxy statement titled “The Merger Agreement—No-Shop; Company Board Recommendation Change”) in response to certain unforeseen, intervening events or to accept a Superior Proposal if, in either case, the ON24 Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. Any such Company Board Recommendation Change is subject to the procedures set forth in the Merger Agreement, including that the Company negotiates in good faith with Parent and its representatives, if requested by Parent, for four business days to make amendments to the terms and conditions of the Merger Agreement and related documents so that, as applicable, the ON24 Board’s fiduciary duties no longer require it to make a Company Board Recommendation Change in response to the intervening event or the Acquisition Proposal no longer constitutes a Superior Proposal.

Termination (page 89)

The Merger Agreement may be terminated at any time prior to the Effective Time in the following circumstances:

•	by mutual written agreement of Parent and the Company;

•	by either Parent or the Company if:

•

the Merger is not consummated on or before December 29, 2026, subject to an extension until March 29, 2027 under certain circumstances for the purpose of obtaining certain antitrust regulatory approvals, (in either case the “Termination Date”);

•

any governmental authority has issued a permanent injunction or other judgment or order, preventing the consummation of the Merger that prohibits, makes illegal or enjoins the consummation of the Merger or any expiration, termination, authorization, clearance, approval or consent from a governmental authority required to be obtained has issued a permanent and non-appealable denial; or

•	the holders of a majority of the outstanding shares of ON24 common stock entitled to vote at the Special Meeting fail to adopt the Merger Agreement at the Special Meeting;

•	by Parent if:

•

the Company breaches or fails to perform any representation, warranty, covenant or other obligations contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach is either incapable of being cured or has not been timely cured; or

•

prior to the Effective Time, the ON24 Board or any committee thereof has effected a Company Board Recommendation Change or has publicly proposed or allowed the Company to publicly propose a Company Board Recommendation Change; and

•	by the Company if:

•

Parent or Merger Sub breaches or fails to perform any representation, warranty, covenant or other obligation contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach is either incapable of being cured or has not been timely cured; or

•

prior to the adoption of the Merger Agreement by ON24 stockholders, in order to substantially concurrently enter into a definitive agreement with respect to a Superior Proposal, if the Company has complied with the no-shop provisions in the Merger Agreement with respect to such Superior Proposal and substantially concurrently with such termination, ON24 pays Parent the termination fee.

Termination Fees (page 91)

The Company will be required to pay Parent a termination fee of $12,024,615, or Parent will be required to pay the Company a termination fee of $22,045,127, as applicable, if the Merger Agreement is terminated under certain circumstances (as summarized below in the section of this proxy statement titled “The Merger Agreement - Termination Fees”).

Appraisal Rights (page 97)

Pursuant to Section 262 of the DGCL, ON24 stockholders who continuously hold shares of ON24 common stock through the Effective Time and who do not vote such shares in favor of the adoption of the Merger Agreement, and beneficial owners of shares of ON24 common stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of ON24 common stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their shares and do not subsequently lose, waive, forfeit or validly withdraw their demands and otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of the fair value their shares of ON24 common stock in connection with the Merger under Section 262 of the DGCL. The “fair value” of shares of ON24 common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the Merger Consideration that stockholders or beneficial owners would otherwise be entitled to receive under the terms of the Merger Agreement if they did not seek appraisal of their shares of ON24 common stock.

An ON24 stockholder’s or beneficial owner’s right to seek appraisal will be lost with respect to shares that stockholders or beneficial owners vote “FOR” the proposal to adopt the Merger Agreement. However, abstaining or voting against adoption of the Merger Agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. To exercise appraisal rights, ON24 stockholders (or beneficial owners) who wish to exercise the right to seek an appraisal of their shares must so advise the Company by submitting a written demand for appraisal to the Company prior to the taking of the vote on the Merger Proposal at the Special Meeting, and must otherwise strictly follow the applicable procedures and requirements prescribed by Section 262 of the DGCL. The demand must reasonably inform the Company of the identity of the record holder or beneficial owner of the shares that the stockholder or beneficial owner intends to demand appraisal of his, her or its ON24 common stock. In addition, any demand for appraisal made by a beneficial holder of shares of ON24 common stock with respect to shares held of record in the name of a voting trust or nominee, such as a bank, broker or other nominee, on behalf of such person must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Company and the office of the Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. In addition, under Section 262 of the DGCL, because the ON24 common stock is listed on a national securities exchange and is expected to be listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders and beneficial owners who have perfected their appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of ON24 common stock or (ii) the value of the per share Merger Consideration multiplied by the total number of shares of ON24 common stock entitled to appraisal exceeds $1 million.

In view of the complexity of Section 262 of the DGCL, ON24 stockholders and beneficial owners that may wish to pursue appraisal rights are urged to consult their legal and financial advisors.

Accounting Treatment (page 63)

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Considerations (page 64)

The receipt of cash by a holder of ON24 common stock who is a U.S. holder (as defined below in the section of this proxy statement titled “The Merger—Material U.S. Federal Income Tax Considerations”) in exchange for shares of ON24 common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive (or are deemed to receive) in the Merger and your adjusted tax basis in the shares of ON24 common stock converted into the right to receive cash in the Merger. If you are a holder of ON24 common stock who is a non-U.S. holder (as defined below in the section of this proxy statement titled “The Merger—Material U.S. Federal Income Tax Considerations”), the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, or the Company is, or was during the relevant period, a U.S. real property holding corporation. Further, the Merger may be a taxable transaction to you under non-U.S. tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the particular tax effects to you.

You are urged to read the section of this proxy statement titled “The Merger—Material U.S. Federal Income Tax Considerations” for a more complete discussion of the material U.S. federal income tax consequences of the Merger.

Additional Information (page 105)

You can find more information about ON24 in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See the section of this proxy statement titled “Where You Can Find Additional Information.”

If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, the Special Meeting or the accompanying proxy statement, would like additional copies of this proxy statement, or need help submitting a proxy to have your shares of ON24 common stock voted, please contact ON24’s proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone (Collect): + 1 (212) 297-0720

Telephone (Toll-Free): + 1 (855) 305-0856

Email: info@okapipartners.com

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a holder of ON24 common stock. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Why am I receiving this proxy statement?

On December 29, 2025, the Company entered into the Merger Agreement with Parent and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will be merged with and into ON24, with ON24 surviving as a wholly owned subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the ON24 Board in favor of the proposal to adopt the Merger Agreement and the other matters to be voted on at the Special Meeting as described in this proxy statement.

As a holder of ON24 common stock, what will I receive in the Merger?

Each share of ON24 common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of ON24 common stock held by the Company as treasury stock, owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Parent, immediately prior to the Effective Time or as to which holders or beneficial owners thereof have properly exercised and not subsequently lost, forfeited, waived or validly withdrawn their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically canceled and converted into the right to receive the Merger Consideration.

The exchange of shares of ON24 common stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. For a more detailed description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement titled “The Merger—Material U.S. Federal Income Tax Considerations.” You are urged to consult your own tax advisor for a full understanding of how the Merger will affect you for federal, state, local and/or non-U.S. tax purposes.

How does the Merger Consideration compare to the recent trading price of ON24 common stock?

The Merger Consideration of $8.10 per share represents a premium of approximately 62% over ON24’s closing share price on November 10, 2025, the last trading day prior to ON24’s disclosure that it had received several indications of interest regarding a potential transaction, and a 50% premium to ON24’s volume weighted average price per share for the 1-month period ended on such date. On [●], 2026, the most recent practicable date before the filing of this proxy statement, the closing price of ON24 common stock was $[●] per share.

What will happen to outstanding Company equity awards in the Merger?

Each Vested Option, in each case, with an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of ON24 common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Option with such amount rounded down to the nearest whole cent.

Each Unvested Option that has an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically canceled and converted into the right to receive the Option Restricted Cash

Awards, which Option Restricted Cash Awards will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable (subject to the same terms and conditions, including vesting, forfeiture and employment termination protection) as applied to the corresponding canceled Unvested Option as of immediately prior to the Effective Time.

Each Option (whether a Vested Option or an Unvested Option) with an exercise price per share that is equal to or greater than the Merger Consideration will be canceled automatically at the Effective Time for no consideration.

Each Vested RSU Award will automatically, at the Effective Time, be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of ON24 common stock subject to such Vested RSU Award as of immediately prior to the Effective Time with such amount rounded down to the nearest whole cent.

Each Unvested RSU Award will automatically, at the Effective Time, be canceled and converted into and will become the right to receive the RSU Restricted Cash Awards, which RSU Restricted Cash Awards will be subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection but excluding any performance conditions) as applied to the corresponding canceled Unvested RSU Award as of immediately prior to the Effective Time.

When and where is the Special Meeting of our stockholders?

The Special Meeting will be held in person on [●], [●], 2026, at [●] a.m., Pacific time at our corporate headquarters at 301 Howard Street, Suite 1100, San Francisco, California 94105. If attending the Annual Meeting, please plan to arrive at least 30 minutes early to allow ample time for check-in.

Who is entitled to vote at the Special Meeting?

Only holders of record of ON24 common stock as of the close of business on [•], 2026, the record date for the Special Meeting, are entitled to vote the shares of ON24 common stock they held as of the record date at the Special Meeting. As of the close of business on the record date, there were [•] shares of ON24 common stock issued and outstanding and entitled to vote. On each of the proposals presented at the Special Meeting, each holder of ON24 common stock is entitled to one vote for each share of ON24 common stock held by such stockholder on the record date.

May I attend the Special Meeting and vote in person?

Stockholders of record may join us at our corporate headquarters at 301 Howard Street, Suite 1100, San Francisco, California 94105 for the Special Meeting. Admission to the Special Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders and beneficial owners of our common stock.

If you are a stockholder of record (or a registered stockholder), we will verify your ownership at the meeting in our list of stockholders as of the record date ([●]). If your shares are held through a broker, you must bring proof of your ownership of the shares as of the record date ([●]). This proof could consist of, for example, a brokerage firm account statement or a letter from your broker confirming your ownership as of the record date.

In order to allow ample time for check-in, you will need to plan to arrive at 301 Howard Street, Suite 1100, San Francisco, California 94105 on [●], 2026, no later than [●] a.m. Pacific time. Next, at the registration table, you will need to present a government-issued photo identification, along with proof of your stock ownership.

Upon completion of these steps, you will be issued a visitor badge, which you must wear at all times. Prohibited items include backpacks, purses or bags larger than 12”x 6”x 12,” coolers and camera cases.

Visitors must always be escorted by ON24, Inc. security or personnel, and should return the visitor badge when leaving the building after the Annual Meeting is adjourned.

What proposals will be considered at the Special Meeting?

At the Special Meeting, holders of ON24 common stock will be asked to consider and vote on the following proposals:

•	a proposal to adopt the Merger Agreement; and

•

a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Pursuant to ON24’s Bylaws, the only business that will be transacted at the Special Meeting are the Merger Proposal and the Adjournment Proposal, as stated in the accompanying notice of the Special Meeting.

What constitutes a quorum for purposes of the Special Meeting?

The representation in person or by proxy of at least a majority of the outstanding shares of ON24 common stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum. If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment or postponement of the meeting to another date or time.

What vote of our stockholders is required to approve each of the proposals?

Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of ON24 common stock entitled to vote as of the close of business on the record date. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Concurrently with the execution of the Merger Agreement, certain stockholders of the Company executed the Voting Agreements, pursuant to which such stockholders have agreed, among other things, to vote all shares of ON24 common stock owned by them in favor of the approval and adoption of the Merger Agreement. As of the date of this proxy statement, the shares of ON24 common stock held by such stockholders collectively constituted approximately [•]% of the Company’s outstanding common stock. For more information, see the section of this proxy statement titled “Voting Agreements.”

Assuming a quorum is present, the approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the shares of ON24 common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

What is a “broker non-vote”?

If a beneficial owner of shares of ON24 common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds the owner’s shares with specific voting instructions, then, under applicable rules, the organization that holds the owner’s shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees do not vote on a particular proposal because they do not have discretionary authority to vote on that matter and have not received specific voting instructions on that matter from the beneficial owner of the relevant shares. ON24 does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of ON24 common stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee as to how to vote your shares of ON24 common stock will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Adjournment Proposal.

How does the ON24 Board recommend that I vote?

The ON24 Board recommends a vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

For a discussion of the factors that the ON24 Board considered in determining to recommend that ON24 stockholders adopt the Merger Agreement, see the section of this proxy statement titled “The Merger—Reasons for the Merger; Recommendation of the ON24 Board.” In addition, in considering the recommendation of the ON24 Board with respect to the Merger Agreement, you should be aware that certain of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. See the section of this proxy statement titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

What happens if I sell my shares of ON24 common stock before the Special Meeting?

The record date for the Special Meeting is earlier than the date of the Special Meeting. If you sell or transfer your shares of ON24 common stock after the record date, but before the Special Meeting, you will retain your right to vote such shares at the Special Meeting. However, the right to receive the Merger Consideration will pass to the person to whom you transferred your shares. In order to receive the Merger Consideration in connection with the Merger, you must hold your shares of ON24 common stock through the Effective Time. In addition, if you demand appraisal for any of your shares of ON24 common stock, you will lose your right to appraisal with respect to any such shares that you thereafter sell or transfer prior to the Effective Time.

What is a proxy?

A proxy is your legal designation of another person to vote your shares of ON24 common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of ON24 common stock is called a “proxy card.”

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

How do I cast my vote if I am a stockholder of record?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In that case, this proxy statement and your proxy card have been sent directly to you by the Company.

If you are a stockholder of record as of the record date, you may vote by submitting your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may also vote your shares by ballot at the Special Meeting. Even if you plan to attend the Special Meeting, you are encouraged to submit your vote by proxy as early as possible to ensure that your shares will be represented. For more detailed instructions on how to vote using one of these methods, see the section of this proxy statement titled “The Special Meeting—Voting Procedures.”

If you are a holder of record of shares of ON24 common stock and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares in favor of each of the Merger Proposal and, if necessary or appropriate, the Adjournment Proposal.

How do I cast my vote if my shares of ON24 common stock are held in “street name” by my bank, broker or other nominee?

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of ON24 common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record.

If you are a beneficial owner of shares of ON24 common stock held in “street name,” you must follow the instructions from your bank, broker or other nominee in order to vote such shares. Your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. Without providing those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Adjournment Proposal.

What will happen if I abstain from voting or fail to vote on any of the proposals?

If you abstain from voting, fail to cast your vote at the Special Meeting or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Adjournment Proposal.

Can I change my vote after I have delivered my proxy or my voting instructions?

Yes. If you are a stockholder with shares of ON24 common stock registered in your name as of the record date, you may revoke your proxy at any time prior to the time it is voted by:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•

submitting another proxy by telephone or over the Internet at any time before the closure of the Internet or telephone voting facilities described under the section of this proxy statement titled “The Special Meeting—Voting Procedures” (your latest telephone or Internet voting instructions are followed); or

•	attending the Special Meeting in person and voting during the meeting (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our offices at ON24, Inc., 301 Howard Street, Suite 1100, San Francisco, California 94105, Attention: Corporate Secretary, before the taking of the vote at the Special Meeting. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting.

If you are a beneficial owner of shares of ON24 common stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a legal proxy to vote your shares at the Special Meeting in person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of ON24 common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of ON24 common stock. If you are a holder of ON24 common stock of record and your shares of ON24 common stock are registered in more than one name, you will receive more than one proxy card. Please submit your proxy and/or voting instructions for each set of materials that you receive to ensure that all your shares of ON24 common stock are voted.

Where can I find the voting results of the Special Meeting?

If available, we may announce preliminary voting results at the conclusion of the Special Meeting. We intend to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that ON24 files with the SEC are publicly available when filed. For more information, see the section of this proxy statement titled “Where You Can Find Additional Information.”

Am I entitled to rights of appraisal under the DGCL?

If the Merger is completed, holders of ON24 common stock who continuously hold shares of ON24 common stock through the Effective Time and who do not vote such shares in favor of the adoption of the Merger Agreement, and beneficial owners of shares of ON24 common stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of ON24 common stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their shares and do not withdraw their demands, and who otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of their shares of ON24 common stock in connection with the Merger under Section 262 of the DGCL. This means that holders and such beneficial owners of shares of ON24 common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of ON24 common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Holders and beneficial owners of ON24 common stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this proxy statement, and Section 262 of the DGCL regarding appraisal rights is accessible without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. See the section of this proxy statement titled “Appraisal Rights.”

When is the Merger expected to be completed?

We are working toward completing the Merger as promptly as possible, and currently expect the transaction to close in the first half of 2026, pending the receipt of applicable regulatory approvals and a stockholder vote in favor of the adoption of the Merger Agreement. However, the exact timing of completion of the Merger cannot be accurately predicted, because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Parent’s, Merger Sub’s and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control.

What effect will the Merger have on ON24?

If the Merger is consummated, Merger Sub will be merged with and into ON24, the separate corporate existence of Merger Sub will thereupon cease, and ON24 will continue to exist following the Merger as a wholly owned subsidiary of Parent. Following completion of the Merger, shares of ON24 common stock will be delisted from NYSE, and the registration of shares of ON24 common stock under the Exchange Act will be terminated.

What happens if the Merger is not completed?

If the Merger Proposal is not approved by our stockholders, or if the Merger is not completed for any other reason, the holders of ON24 common stock will not receive any payment for their shares of ON24 common stock in connection with the Merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of ON24 common stock. ON24 common stock will continue to be registered under the Exchange Act and listed and traded on NYSE. Under certain circumstances, if the Merger is not completed, ON24 may be obligated to pay to Parent a termination fee or Parent may be obligated to pay to ON24 a termination fee, as applicable. For more information, see the section of this proxy statement titled “The Merger Agreement—Termination Fees and Expenses.”

What is householding and how does it affect me?

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. If your shares are held in “street name,” you will receive your proxy card or other voting information from your bank, broker or other nominee and you will return your proxy card(s) to your bank, broker or other nominee. You should vote on and sign each proxy card you receive as discussed above. To request that only one copy of any of these materials be mailed to your household, please contact your bank, broker or other nominee.

Who can help answer my questions?

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact ON24’s proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone (Collect): + 1 (212) 297-0720

Telephone (Toll-Free): + 1 (855) 305-0856

Email: info@okapipartners.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and any documents to which ON24 refers to in this proxy statement, contains “forward-looking statements,” which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, ON24. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including:

•	the risk that the proposed Merger may not be completed in a timely manner or at all, which may adversely affect ON24’s business and the price of ON24 common stock;

•

the failure to satisfy any of the conditions to the consummation of the proposed transaction, (including the receipt of certain regulatory approvals and the approval of ON24’s stockholders) in the anticipated timeframe or at all;

•

the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring ON24 to pay a termination fee;

•	the effect of the announcement or pendency of the proposed transaction on ON24’s business relationships, operating results and business generally;

•	risks that the proposed transaction disrupts ON24’s current plans and operations;

•	ON24’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business in light of the proposed Merger;

•	risks related to diverting management’s attention from ON24’s ongoing business operations;

•	risks related to the satisfaction of the conditions to consummating the Equity Financing in the anticipated timeframe or at all;

•	unexpected costs, charges or expenses resulting from the proposed Merger;

•

potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers related to the Merger Agreement or the proposed Merger, including the effects of any outcomes related thereto;

•	continued availability of capital and financing and rating agency actions;

•	certain restrictions during the pendency of the Merger that may impact ON24’s ability to pursue certain business opportunities or strategic transactions;

•

unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or global pandemics, as well as management’s response to any of the aforementioned factors;

•

the impact of adverse general and industry-specific economic and market conditions, including any impact from ongoing conflict in Ukraine and Russia or in Israel, the Gaza Strip and surrounding areas, and demand for events and meetings, demand for advertising and software solutions, and demand for an integrated platform;

•	uncertainty as to timing of completion of the proposed Merger;

•	risks that the benefits of the Merger are not realized when and as expected; and

•

other risks described in ON24’s filings with the SEC, such risks and uncertainties described under the headings “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of ON24’s Annual Report on Form 10-K filed with the SEC on March 13, 2025 and subsequent filings.

While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in this proxy statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or ON24’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. ON24 undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE PARTIES

ON24, Inc.

ON24, Inc.

301 Howard Street, Suite 1100

San Francisco, California 94105

(415) 369-8000

ON24 is a Delaware corporation incorporated under the name “NewsDirect, Inc.” on January 8, 1998 and in December 1998 changed its name to ON24, Inc. On February 5, 2021, we consummated an initial public offering and became listed on the New York Stock Exchange (“NYSE”). under the symbol “ONTF.”

ON24 provides a leading, cloud-based intelligent engagement platform that combines best-in-class customer interaction experience with personalization and content, to enable sales, marketing and other customer-facing organizations to capture and act on connected insights at scale. Our platform’s portfolio of interactive and hyper-personalized digital experience products creates and captures actionable, real-time data at scale from millions of professionals to provide businesses with buying signals and behavioral insights to efficiently convert prospects into customers.

Our Internet address is www.on24.com. Information on ON24’s website is not incorporated by reference into or otherwise part of this proxy statement. Additional information about ON24 is contained in our public filings. See the section of this proxy statement titled “Where You Can Find Additional Information.”

Cvent Atlanta, LLC

Cvent Atlanta, LLC

c/o Cvent, Inc.

1765 Greensboro Station Place, 7th Floor

Tysons Corner, Virginia 22102

Parent is a Delaware limited liability company formed on September 15, 2014 by Cvent and is a wholly-owned subsidiary of Cvent. Parent is a holding company and does not conduct any operations other than providing administrative services for the benefit of the subsidiaries it holds. Upon completion of the Merger, ON24 will be a wholly owned subsidiary of Parent, directly, and Cvent, indirectly.

Summit Sub Corp.

Summit Sub Corp.

c/o Cvent, Inc.

1765 Greensboro Station Place, 7th Floor

Tysons Corner, Virginia 22102

Merger Sub is a wholly owned subsidiary of Parent and was formed on December 22, 2025 by Parent solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist.

Parent and Merger Sub are affiliates of Cvent. Cvent is a leading meetings, events, and hospitality technology provider with more than 5,000 employees and approximately 30,000 customers worldwide. Founded in 1999, Cvent delivers a comprehensive event marketing and management platform and offers a global marketplace where event professionals collaborate with venues to create engaging, impactful experiences. At the Effective Time, the surviving corporation will be indirectly wholly owned by Cvent.

The Financing Sources have provided Parent with an equity commitment. The amounts committed under the Equity Commitment Letter will be used solely for the purpose of allowing Parent to fund payment of all of the aggregate Merger Consideration, as necessary. For more information, see the section of this proxy statement titled “The Merger—Financing of the Merger.”

THE SPECIAL MEETING

We are furnishing this proxy statement to the holders of ON24 common stock as part of the solicitation of proxies by the ON24 Board for use at the Special Meeting and at any adjournments or postponements thereof.

Date, Time and Place

The Special Meeting will be held on [●], [●], 2026, at [●] a.m., Pacific time at ON24’s corporate headquarters at 301 Howard Street, Suite 1100, San Francisco, California 94105.

Purpose of the Special Meeting

At the Special Meeting, holders of ON24 common stock will be asked to consider and vote on the following proposals:

•	a proposal to adopt the Merger Agreement (the “Merger Proposal”); and

•

a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Recommendation of the ON24 Board

The ON24 Board unanimously (a) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (b) determined that the Merger Agreement and the transactions contemplated by the Agreement, including the Merger, are advisable, fair to, and in the best interests of the Company and the stockholders of the Company, (c) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (d) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders. Accordingly, the ON24 Board recommends that stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

For a discussion of the material factors that the ON24 Board considered in determining to recommend the adoption of the Merger Agreement, see the section of this proxy statement titled “The Merger—Reasons for the Merger; Recommendation of the ON24 Board.”

Record Date and Stockholders Entitled to Vote

Only holders of ON24 common stock of record as of the close of business on [●], 2026, the record date for the Special Meeting, are entitled to receive notice of and to vote the shares of ON24 common stock they held on the record date at the Special Meeting. As of the close of business on the record date, [●] shares of ON24 common stock were issued and outstanding and entitled to be voted at the Special Meeting. On each of the proposals presented at the Special Meeting, each holder of ON24 common stock is entitled to one vote for each share of ON24 common stock held by such stockholder on the record date. Assuming a quorum is present, the adoption of the Merger Agreement by the holders of ON24 common stock requires the affirmative vote of stockholders holding a majority of the outstanding shares of ON24 common stock entitled to vote thereon as of the close of business on the record date.

A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for any purpose germane to the Special Meeting beginning 10 days prior to the Special Meeting and ending on the date of the Special Meeting at our corporate headquarters and principal executive offices located at 301 Howard Street, Suite 1100, San Francisco, California 94105.

Quorum

The representation in person or by proxy of at least a majority of the outstanding shares of ON24 common stock entitled to vote at the Special Meeting, or [●] shares of ON24 common stock, is necessary to constitute a quorum for the transaction of business. If a quorum shall fail to attend the Special Meeting, the chairman of the meeting or the holders of a majority of the voting power of the shares of ON24 common stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another time and/or place. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.

If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment or postponement of the meeting to another date or time.

Vote Required

Adoption of the Merger Proposal

Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of ON24 common stock entitled to vote as of the close of business on the record date. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Under the Merger Agreement, stockholder approval of the Merger Proposal is a condition to the consummation of the Merger.

Approval of the Adjournment Proposal

Assuming a quorum is present, the approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of ON24 common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. The Company does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.

Tabulation of Votes; Results

The Company will retain an independent party to receive and tabulate the proxies and ballots, and to serve as the inspector of election to certify the results of the Special Meeting.

Voting Procedures

Whether or not you plan to attend the Special Meeting and regardless of the number of shares of ON24 common stock you own, your careful consideration of, and vote on, the Merger Agreement is important and we encourage you to vote promptly.

To ensure that your shares of ON24 common stock are voted at the Special Meeting, we recommend that you promptly submit your proxy, even if you plan to attend the Special Meeting, using one of the following three methods:

•	Via the Internet. Follow the instructions for Internet voting shown on the proxy card mailed to you.

•	By Telephone. Follow the instructions for telephone voting shown on the proxy card mailed to you.

•	By Proxy Card. Complete, sign, date and return the enclosed proxy card by mail in the prepaid reply envelope.

The Internet and telephone procedures for submitting proxies are designed to authenticate your identity and to allow you to cause your shares of ON24 common stock to be voted for the matters brought before the Special Meeting as described in this proxy statement and confirm that your proxy has been properly recorded.

Proxies submitted by telephone or via the Internet for the matters brought before the Special Meeting as described in this proxy statement must be received by 11:59 p.m., Eastern time, [•], 2026.

If you submit your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail, the persons named as proxies will vote your shares according to your instructions. If you are a stockholder with shares of ON24 common stock registered in your name and submit your proxy but do not direct the persons named as proxies how to vote your shares on a proposal to be brought before the Special Meeting, the persons named as proxies will vote your shares in favor of the Merger Proposal and the Adjournment Proposal.

If a beneficial owner of shares of ON24 common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon one or more matters for which the applicable rules provide discretionary authority or for which voting instructions have been provided but do not vote on a particular proposal because they do not have discretionary authority to vote on that matter and have not received specific voting instructions on that matter from the beneficial owner of relevant shares. ON24 does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of ON24 common stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee as to how to vote your shares of ON24 common stock will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If you are a beneficial owner of shares of ON24 common stock held in “street name” by a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote your shares. If you follow the instructions from your bank, broker or other nominee for voting your shares, then your bank, broker or other nominee will vote your shares according to your instructions. Under applicable rules, your bank, broker or other nominee has authority to vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. If you do not provide voting instructions to your bank, broker or other nominee on a proposal to be brought before the Special Meeting, your shares will not be voted on that proposal, and if you do not provide voting instructions on any of the proposals to be brought before the Special Meeting, your shares will not be deemed to be in attendance at the meeting.

Revocation of Proxies

If you are a stockholder with shares of ON24 common stock registered in your name, you may revoke your proxy at any time prior to the time it is voted by:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•

submitting another proxy by telephone or over the Internet at any time before the closure of the Internet or telephone voting facilities described under the section of this proxy statement titled “The Special Meeting—Voting Procedures” (your latest telephone or Internet voting instructions are followed); or

•	attending the Special Meeting in person and voting during the meeting (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our offices at ON24, Inc., 301 Howard Street, Suite 1100, San Francisco, California 94105, Attention: Corporate Secretary, before the taking of the vote at the Special Meeting. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting. If you are a beneficial owner of shares of ON24 common stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a legal proxy to vote your shares at the Special Meeting in person.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Voting at the Special Meeting

You may vote at the Special Meeting in person or by submitting a proxy ahead of the Special Meeting via the Internet, via telephone at 1-800-690-6903 or via mailing a marked, signed and dated proxy card. The method of voting by proxy differs depending on whether you are (1) viewing our proxy materials via the Internet or received a paper copy and (2) a record holder or hold your shares in “street name.”

Record Holder. If you hold your shares of common stock as a record holder and you are viewing our proxy materials via the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice of Internet Availability of Proxy Materials previously delivered to you. If you hold your shares of common stock as a record holder and you received a paper copy of our proxy materials, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Hold in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee (each, a “broker”), you will receive a notice from your broker that includes instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the notice provided by your broker.

General. If you vote through the Internet or by telephone, you should be aware that you may incur costs such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you.

If you vote through these facilities, then you need not return a written proxy card by mail. The cost of soliciting proxies will be borne by us. We may reimburse brokers representing beneficial owners for their reasonable out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

YOUR VOTE IS VERY IMPORTANT. We encourage you to submit your proxy even if you plan to attend the Special Meeting in person. If you are a stockholder of record on the record date, you are invited to attend the Special Meeting in person and you may vote your shares during the Special Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Solicitation of Proxies

The ON24 Board is soliciting proxies for the Special Meeting from its stockholders. The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks, brokers and other nominees to solicit their customers who have ON24 common stock registered in their names and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally, by telephone or by electronic means, without additional compensation. ON24 expects that additional solicitation of proxies will be made in the same manner under the engagement and direction of Okapi Partners, 1212 Avenue of the Americas, Floor 24, New York, NY 10036, at an anticipated cost of $35,000, plus reimbursement of out-of-pocket expenses.

Adjournments

The Special Meeting may be adjourned from time to time to another time and/or place under our Bylaws by the chairman of the meeting or by the holders of a majority of the shares of ON24 common stock present or represented at the meeting and entitled to vote, although less than a quorum. Under our Bylaws, notice need not be given of any such adjournment of no more than 30 days if the time and place thereof are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned special meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present virtually and vote at such adjourned meeting will be given to each stockholder of record entitled to receive notice of the meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the time such proxies are voted at the reconvened meeting.

The Adjournment Proposal set forth in this proxy statement relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the Merger Agreement. ON24 retains full authority to the extent set forth in its Bylaws and Delaware law to adjourn the Special Meeting for any other purpose, or to postpone the Special Meeting before it is convened, without the vote or consent of any ON24 stockholder.

Voting by Company Directors and Executive Officers

As of January 5, 2026, the directors and executive officers of ON24 beneficially owned in the aggregate approximately 15,911,706 shares of ON24 common stock, or approximately 35.1% of the outstanding shares of ON24 common stock. Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their respective shares of ON24 common stock (1) “FOR” the Merger Proposal and (2) “FOR” the Adjournment Proposal.

Certain of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders generally. For more information, see the section of this proxy statement titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Voting Agreements

Concurrently with the execution of the Merger Agreement, certain stockholders of the Company executed the Voting Agreements, pursuant to which such stockholders have agreed, among other things, to vote all shares of ON24 common stock owned by them in favor of the approval and adoption of the Merger Agreement. As of the date of this proxy statement, the shares of ON24 common stock held by such stockholders collectively constituted approximately [●]% of the Company’s outstanding common stock. The adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is the only vote or approval of the holders of any of the Company’s capital stock necessary to adopt the Merger Agreement and consummate the Merger. The Voting Agreements terminate upon a Company Board Recommendation Change. For more information, see the section of this proxy statement titled “Voting Agreements.”

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact our proxy solicitor at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone (Collect): + 1 (212) 297-0720

Telephone (Toll-Free): + 1 (855) 305-0856

Email: info@okapipartners.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, at the Special Meeting holders of ON24 common stock will consider and vote on a proposal to adopt the Merger Agreement (referred to as the “Merger Proposal”). The Merger cannot be completed without the adoption of the Merger Agreement by the requisite vote of ON24 stockholders. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger, including the information set forth under the sections of this proxy statement titled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety.

Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of ON24 common stock as of the close of business on the record date. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

The ON24 Board recommends a vote “FOR” the approval of the Merger Proposal.

PROPOSAL 2: ADJOURNMENT PROPOSAL

We are asking that you approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (referred to as the “Adjournment Proposal”).

ON24 is asking stockholders to authorize the holder of any proxy solicited by the ON24 Board to vote in favor of any adjournment of the Special Meeting, if necessary or appropriate, as determined by the Company, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Assuming a quorum is present, the approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of ON24 common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. ON24 does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.

The ON24 Board recommends a vote “FOR” approval of the Adjournment Proposal.

THE MERGER

General Description of the Merger

The Company, Parent and Merger Sub entered into the Merger Agreement on December 29, 2025. A copy of the Merger Agreement is included as Annex A to this proxy statement. On the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent.

At the Effective Time, and without any action by any stockholder, each share of ON24 common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of ON24 common stock held by the Company as treasury stock, owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Parent or for which holders (or, to the extent applicable, beneficial owners) thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically canceled and converted into the right to receive the Merger Consideration.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the members of the ON24 Board, members of ON24’s senior management or ON24’s representatives and other parties.

As part of its ongoing evaluation of ON24’s business, the ON24 Board, together with ON24’s senior management, regularly reviews and evaluates ON24’s business, including its operations, strategy and prospects as an independent company, each with a view toward enhancing stockholder value. In addition, the ON24 Board and ON24’s senior management regularly review and evaluate capital allocation strategies, organic and inorganic investments, partnerships and M&A opportunities, with a focus on increasing growth and profitability and enhancing stockholder value. Over the years, the ON24 Board and ON24’s senior management regularly communicated with and considered input from ON24’s stockholders as part of its strategic reviews, and have pursued various opportunities for value creation and capital return as well as improvement of corporate governance proposed by ON24 stockholders, including the implementation of a share repurchase program, the issuance of a special cash dividend and the amendment of its certificate of incorporation to fully declassify the ON24 Board at ON24’s 2026 annual meeting of stockholders. In addition, the ON24 Board welcomed various representatives of ON24’s significant stockholders to participate as members of the ON24 Board, with a representative of Lynrock Lake LP (“Lynrock”) and a designee of Indaba Capital Management, L.P. (“Indaba”), each joining the ON24 Board in March 2023. ON24 engaged Goldman Sachs as its financial advisor in January 2023 in relation to stockholder matters, these initiatives and other strategic matters.

From time to time over the last several years, the ON24 Board considered various strategic opportunities available to ON24. Over this time, ON24’s chief executive officer Mr. Sharat Sharan engaged in high-level discussions with, and received occasional inbound inquiries from, financial sponsors and strategic parties for informational purposes regarding their general interest in the ON24 business. These contacts were exploratory in nature and did not result in any continuing discussions or any proposal at the time. ON24 renewed its engagement with Goldman Sachs in November 2024 to continue to advise on stockholder matters and to advise on strategic opportunities available to ON24. In connection with ON24’s consideration of strategic partnership opportunities, during the months of March through May of 2025, members of ON24 senior management and representatives of Goldman Sachs, at the direction of the ON24 Board, engaged in discussions with various third parties to explore strategic, technology integration and other partnership arrangements, but none of these meetings resulted in continued discussions regarding any partnership or other transaction at the time.

On May 28, 2025, Mr. Sharan had a call with the chief executive officer of a strategic party which we refer to as “Party A”, who had been introduced to him by representatives of Goldman Sachs, during which Party A indicated an interest in acquiring ON24.

On June 27, 2025, Party A held a call with representatives of Goldman Sachs during which Party A indicated a continued interest in acquiring ON24 and indicated that it would be submitting to ON24 a written indication of interest regarding a potential acquisition of ON24.

On July 14, 2025, Mr. Reggie Aggarwal, the chief executive officer of Cvent (together with its controlled subsidiaries, collectively referred to in this chronology as “Cvent”), and Mr. Sharan, who were introduced by Cvent’s equity sponsor Blackstone in 2024, held a breakfast meeting where Mr. Aggarwal informed Mr. Sharan of Cvent’s potential interest in exploring an acquisition of ON24. No offer to acquire ON24 was conveyed at this time.

On July 30, 2025, ON24 held a regularly scheduled meeting of the Board in which Mr. Sharan informed the ON24 Board of his discussions with Cvent and Party A.

On August 11, 2025, at Mr. Aggarwal’s request, Mr. Aggarwal and Mr. Sharan held a subsequent call during which Mr. Aggarwal restated Cvent’s potential interest in acquiring ON24 and the desire to enter into a non-disclosure agreement to review preliminary due diligence before making a formal offer.

On August 13, 2025, a financial buyer who had been previously introduced to Mr. Sharan by one of the members of the ON24 Board, Ms. Cynthia Paul, reached out to Mr. Sharan indicating it was planning to send an unsolicited indication of interest to acquire ON24. Mr. Sharan and a representative of the financial buyer held a call later that day, after which the financial buyer sent its indication of interest providing for an all-cash offer reflecting a per share purchase price of approximately $5.71 to $5.92. The indication of interest from the financial buyer contemplated an acquisition of ON24 through a strategic party that was a portfolio company of the financial buyer, which we refer to collectively with the financial buyer as “Party B”. Party B’s indication of interest did not request exclusivity but was contingent on the completion of confirmatory due diligence.

On August 18, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA Piper LLP (US) (“DLA”), ON24’s legal counsel. DLA reviewed with the ON24 Board its fiduciary duties with respect to the inbound indications of interest ON24 had received from third parties. Mr. Sharan discussed the unsolicited outreach by Cvent and Party B, provided a summary of ON24’s anticipated performance over the next few quarters, including key milestones and variables, and noted that management would be updating ON24’s regularly prepared strategic plan to ensure that it was current and more useful to assessing strategic alternatives. Members of the ON24 Board discussed the outreach by the three parties that had expressed interest in potentially acquiring ON24, but noted that Party A had not yet submitted a written indication of interest that Party A had previously referenced would be forthcoming. The ON24 Board further discussed ON24’s outlook, including its historical share price performance, the difficulty in being a stand-alone public company and possibilities of various other strategic alternatives. The ON24 Board determined that Party B’s indication of interest was not of a sufficient value to warrant engaging. The ON24 Board further discussed potential next steps with respect to interacting with Cvent. After additional discussion, the ON24 Board provided direction to representatives of Goldman Sachs with respect to responding to the indication of interest from Party B and authorized ON24 management to proceed with entering into a non-disclosure agreement with Cvent.

On August 19, 2025, ON24 received an unsolicited indication of interest from Party A providing for an all-cash offer reflecting a per share purchase price of $5.75 to $6.00. The indication of interest requested exclusivity and was contingent on the completion of confirmatory due diligence. The indication of interest was not clear about its financing source for its offer.

On August 25, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs held a call with Party B regarding Party B’s offer and communicated feedback from the ON24 Board that Party B’s offer price was not in a price range sufficient to warrant further engagement by the ON24 Board. At the direction of the ON24 Board, representatives of Goldman Sachs did not provide guidance to Party B as to an increased offer price at which the ON24 Board would engage, but indicated that the ON24 Board would review any new offer from Party B if provided.

On August 25, 2025, Mr. Aggarwal held a conference call with Mr. Sharan to discuss the undertaking of the due diligence necessary for Cvent to assess whether to make any offer. No offer to acquire ON24 was conveyed at this time.

On September 11, 2025, ON24 entered into a mutual non-disclosure agreement with Cvent.

On September 15, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. The ON24 Board discussed the current status of ON24’s business, the advantages, risks and other considerations of proceeding with a process to review strategic alternatives at the current time and the timing of moving forward with such a process. The ON24 Board reviewed key metrics of ON24’s performance, financial results for 2025 to date and estimates for 2026. The ON24 Board thereafter approved ON24’s strategic plan, which included financial forecasts of anticipated ON24 performance over a 5-year period. DLA advised the ON24 Board of its fiduciary duties and obligations in connection with the consideration of a process to review strategic alternatives. Representatives of Goldman Sachs reviewed with the ON24 Board preliminary financial analyses of ON24, process considerations and the unsolicited indications of interest received to date. After additional discussion, the ON24 Board provided direction to representatives of Goldman Sachs with respect to responding to the indication of interest from Party A and determined to revisit whether ON24 should proceed with a strategic alternative process until a later date when it would have further visibility of ON24’s third quarter performance.

On September 19, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs reached out to Party A to indicate that its offer was not in a price range sufficient for further engagement by the ON24 Board. At the direction of the ON24 Board, representatives of Goldman Sachs also indicated the financing source for Party A’s bid was not clear and did not provide guidance to Party A as to an increased offer price at which the ON24 Board would engage, but indicated that the ON24 Board would review any new offer from Party A if provided.

On September 25, 2025, at the direction of the ON24 Board, following an introduction from Mr. Sharan, representatives of Goldman Sachs held a call with representatives of Cvent to review Cvent’s due diligence request list and discuss process timing and information sharing.

On October 5, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and a representative of DLA. ON24’s management provided an update to the ON24 Board on ON24’s third quarter performance. The ON24 Board discussed the implications of ON24’s third quarter performance with respect to ON24’s capital allocation strategy and the strategic alternative process it was considering.

On October 8, 2025, ON24 received an updated indication of interest from Party A increasing the all-cash offer to reflect a per share purchase price of $6.50 to $7.00. The indication of interest again requested exclusivity and was contingent on the completion of confirmatory due diligence. The updated indication of interest was not clear about its financing source for its offer.

On October 13, 2025, Party A provided to ON24 a highly confident letter from its financing source as to its interest in providing capital to support the proposed transaction.

On October 14, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. Representatives of Goldman Sachs reviewed with the ON24 Board the updated indication of interest from Party A. The ON24 Board discussed ways to get Party A to improve its offer price and next steps with respect to Cvent. The ON24 Board then discussed the merits of reaching out to other strategic parties and financial buyers that might have interest in ON24. Among the factors discussed were: (1) the desire to move quickly and maintain competitive tension between each of the bidders and other potential parties to be added, (2) the potential likelihood for other parties to offer prices that were materially higher than the bids proposed to date, (3) the risk of leaks regarding a transaction and (4) the ability of other parties to conduct due diligence on a competitive timeline. After further discussion, the ON24 Board determined to proceed with a process to consider strategic alternatives in which it would both further consider interest from the current bidders and actively seek other potential buyers.

Beginning in October and through the end of November 2025, at the direction of the ON24 Board, representatives of Goldman Sachs contacted 51 parties, which were selected based on likelihood of interest in an acquisition of ON24 and financial capacity to consummate an all-cash transaction, as informed by ON24’s discussions with Goldman Sachs, and which were comprised of 17 strategic buyers and 34 financial buyers in addition to Cvent, Party A and Party B and which included a strategic party, which we refer to as “Party C”. Of the parties contacted, 14 entered into a mutual non-disclosure agreement with ON24 and were invited to review materials in an electronic data room in anticipation of their potential participation in a strategic alternative review process, and of these, 7 requested a meeting with ON24 management for a management presentation. Each non-disclosure agreement contained a standstill provision that prohibited the prospective bidder from seeking to effect or participate in a merger or other business combination with ON24 or acquiring any ON24 securities, unless specifically invited in writing by ON24. Under the terms of each such non-disclosure agreement, the standstill provision terminated automatically upon the public announcement of the execution of an acquisition agreement by ON24 with a third party, such that no counterparty to any such non-disclosure agreement would be restricted by the terms of such non-disclosure agreement from pursuing any merger or business combination with ON24 following any such public announcement.

On October 27, 2025, members of ON24’s management and ON24’s lead independent director, Mr. Anil Arora, held a video conference with Cvent to provide a management presentation about the ON24 business and to address various due diligence matters.

On October 28, 2025, Cvent was provided access to ON24’s electronic data room containing due diligence materials for its evaluation of ON24.

On October 29, 2025, ON24 entered into a mutual non-disclosure agreement with Party A. Under the terms of such non-disclosure agreement, the standstill provision terminated automatically upon the public announcement of the execution of an acquisition agreement by ON24 with a third party, such that Party A would not be restricted by the terms of such non-disclosure agreement from pursuing any merger or business combination with ON24 following any such public announcement.

On October 29, 2025, the ON24 Board held a regular meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. Members of ON24 management presented a proposed immaterial update to the strategic plan based on ON24’s actual third quarter results and updated forecasts. The ON24 Board thereafter approved the updated strategic plan as presented. Representatives of Goldman Sachs provided an update to the ON24 Board on the strategic alternative review process outreach conducted through such date and the additional outreach anticipated.

On October 30, 2025, Party A was provided access to ON24’s electronic data room containing due diligence materials for its evaluation of ON24.

On November 3, 2025, members of ON24’s management held a video conference with Party A to provide a management presentation about the ON24 business and to address various due diligence matters.

On November 6, 2025, members of ON24’s management held a call with Cvent to provide an update on ON24’s fiscal third quarter ended September 30, 2025.

On November 7, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and representatives of DLA. The ON24 Board discussed whether to make a public announcement of the indications of interest to facilitate its strategic alternative review process and determined to do so. The ON24 Board reviewed the upcoming earnings release, earnings script and related Form 8-K, including disclosure relating to the evaluation of the indications of interest received to date.

On November 10, 2025, members of ON24’s management held a call with Party A to provide an update on ON24’s fiscal third quarter ended September 30, 2025.

On November 10, 2025, ON24 filed its Form 10-Q for the third fiscal quarter of 2025 with the Securities and Exchange Commission.

On November 10, 2025, ON24 also filed a Form 8-K with the Securities and Exchange Commission disclosing that it had received indications of interest for a potential acquisition of ON24 and that the ON24 Board was evaluating the indications of interest with the assistance of Goldman Sachs.

On November 11, 2025, ON24 entered into a mutual non-disclosure agreement with Party B. Under the terms of such non-disclosure agreement, the standstill provision terminated automatically upon the public announcement of the execution of an acquisition agreement by ON24 with a third party, such that Party B would not be restricted by the terms of such non-disclosure agreement from pursuing any merger or business combination with ON24 following any such public announcement.

On November 12, 2025, Mr. Sharan reached out to the chief executive officer of Party C to inform him of ON24’s announcement of its strategic alternative process in light of its receipt of third party indications of interest for a potential acquisition of ON24. On a call between Mr. Sharan and the chief executive officer of Party C, Party C indicated interest in participating in the process. Later that day, at the direction of the ON24 Board, representatives of Goldman Sachs reached out to other representatives of Party C to discuss Party C’s interest in a potential acquisition of ON24.

On November 13, 2025, Party B reached out to representatives of Goldman Sachs to align on process and scheduling for a management presentation with members of ON24’s management team.

On November 18, 2025, ON24 entered into a mutual non-disclosure agreement with Party C. Under the terms of such non-disclosure agreement, the standstill provision terminated automatically upon the public announcement of the execution of an acquisition agreement by ON24 with a third party, such that Party C would not be restricted by the terms of such non-disclosure agreement from pursuing any merger or business combination with ON24 following any such public announcement.

On November 18, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs shared a process letter with Party A and Party B with a November 25, 2025 deadline for providing an increased offer price.

On November 19, 2025, members of ON24’s management team held a video conference with Party C to provide a management presentation about the ON24 business and various due diligence matters.

On November 19, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs shared a process letter with Cvent with a November 25, 2025 deadline for providing an offer.

On November 21, 2025, representatives of Party A attended a subsequent due diligence call with members of ON24’s management team to discuss various additional due diligence matters.

On November 24, 2025, Party C was provided access to ON24’s electronic data room containing due diligence materials for its evaluation of ON24.

On November 24, 2025, members of ON24’s management held a video conference with Party B to provide a management presentation about the ON24 business and various due diligence matters.

On November 25, 2025, Cvent submitted a non-binding proposal to ON24 for the acquisition of ON24 at an all-cash per share purchase price of $7.50. The non-binding proposal requested exclusivity and was contingent on the completion of confirmatory due diligence.

On November 25, 2025, ON24 received an updated indication of interest from Party A offering an all-cash per share purchase price of $6.50. The indication of interest again requested exclusivity and was contingent on the completion of confirmatory due diligence.

On November 25, 2025, ON24 received an updated indication of interest from Party B providing for an all-cash offer at an enterprise value of $125 to $135 million without a specific price per share. The indication of interest did not request exclusivity but was contingent on the completion of confirmatory due diligence.

On November 26, 2025, the chief executive officer of a strategic party, which we refer to as “Party D”, reached out to Ms. Paul, whom he had known in a professional capacity through industry involvement, expressing an interest in the acquisition of ON24. The chief executive officer of Party D was familiar with ON24 through an earlier introductory call with Mr. Sharan in March of 2025.

On November 28, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs delivered feedback to Party A’s financial advisor that Party A would need to increase its offer to remain competitive with other offers and that Party A’s proposal lacked certainty from a financing perspective. Party A’s financial advisor indicated that it would discuss with Party A whether Party A could increase its offer and improve the financing certainty of its offer.

On December 1, 2025, ON24 entered into a mutual non-disclosure agreement with Party D. Under the terms of such non-disclosure agreement, the standstill provision terminated automatically upon the public announcement of the execution of an acquisition agreement by ON24 with a third party, such that Party D would not be restricted by the terms of such non-disclosure agreement from pursuing any merger or business combination with ON24 following any such public announcement.

On December 2, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. Representatives of Goldman Sachs provided an update to the Board on the strategic alternative review process to date, summarizing the status of the various bidders and the outreach thus far. A representative of DLA advised the ON24 Board of its fiduciary duties and obligations in connection with a proposed transaction of the type reflected in the non-binding proposals and indications of interest received thus far and outlined the process contemplated with a bid draft of the merger agreement to be provided to prospective bidders. The ON24 Board established, for purposes of supporting the ON24 Board’s oversight and direction of the process, a strategic committee of the ON24 Board (the “Committee”), consisting of ON24 Board members Mr. Arora, Ms. Paul and Mr. Sharan, with the mandate to assist and provide management with guidance and direction with respect to ON24’s strategic process and related matters, including with respect to the negotiation of the proposed merger agreement and other key terms in any transaction and to negotiate with and to provide guidance and strategic direction to representatives of Goldman Sachs in order to obtain the highest offer price possible from each party. The Committee was not delegated authority to approve of ON24’s entry into a merger agreement, which authority remained with the ON24 Board.

On December 2, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs shared a process letter with prospective bidders who had not yet submitted an offer, including Party D, indicating a December 5, 2025 deadline to submit an indication of interest.

On December 3, 2025, Party D was provided access to ON24’s electronic data room containing due diligence materials for its evaluation of ON24.

On December 3, 2025, representatives of Party C attended a management session with members of ON24’s management team to discuss the ON24 business and various due diligence matters.

On December 3, 2025, representatives of Party D attended a management session with members of ON24’s management team to discuss the ON24 business and various due diligence matters.

On December 4, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs delivered feedback to Party B that it would need to increase its offer to remain competitive with other offers. Party B indicated that it would no longer be engaging in the process.

On December 5, 2025, the Committee held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. Representatives of Goldman Sachs provided an update to the Committee on the status of the various bidders in the process, including that Party B had indicated that it would no longer be engaging in the process. A representative of DLA provided a copy of the bid draft form of the Merger Agreement to be provided to the prospective bidders and a summary of the key terms of such Merger Agreement.

On December 7, 2025, at the request of ON24 and after approval of the bid draft form of the Merger Agreement by the Committee, representatives of Goldman Sachs uploaded the bid draft form of the Merger Agreement to the electronic data room and made it available to each of the bidders.

On December 8, 2025, Party D submitted an indication of interest reflecting an all-cash proposal reflecting a price of $6.00 to $6.50 per share.

On December 10, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and a representative of DLA. Members of the Committee updated the ON24 Board on the strategic alternative review process, including with respect to the bid draft form of the Merger Agreement posted to the electronic data room and made available to each of the bidders and the status of the various bidders in the process to date. Members of ON24 management also presented an expanded strategic plan covering the period from 2025 to 2035 (such plan, as updated, the “Strategic Plan”), which extended the previous version of the strategic plan’s financial forecasts of anticipated ON24 performance for five additional years (such forecasts for the 10-year period from 2025-2035, collectively, the “Financial Forecasts”, discussed further under the section of this proxy statement entitled “The Merger—Certain Financial Projections”), for approval by the Board for use in evaluating any acquisition proposals, including for Goldman Sachs’ use in its financial analysis. ON24 management advised the ON24 Board that the extension of the period covered by the Financial Forecasts to ten years was appropriate to reflect anticipated revenue growth of ON24 in the later years relative to its cost profile, where free cash flows would be expected to improve in years 6 through 10. The ON24 Board determined that the longer horizon was appropriate to reflect the anticipated operating leverage in the out-years to allow the Company’s financial advisors to evaluate potential acquisition proposals using long-term valuation methodologies. The Financial Forecasts also contained immaterial changes to the first five years since the Board approved the strategic plan in October 2025. The Board discussed the Financial Forecasts, including the key metrics in the Financial Forecasts, and the assumptions made and the methodology employed in preparing and updating the Financial Forecasts.

On December 11, 2025, representatives of Cvent attended a due diligence call with members of ON24’s management team to discuss various due diligence matters.

On December 12, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs reached out to Party C to follow up on Party C’s interest in a potential acquisition of ON24. Party C indicated it would be able to provide a verbal indication by December 19, 2025.

On December 13, 2025, the Committee held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. Representatives of Goldman Sachs provided an update to the Committee on the status of the various workstreams with Cvent and discussions with Party C and Party D. The Committee reviewed Party D’s all-cash offer and discussed whether Party D would be able to materially increase the amount of its all-cash offer in consideration of its existing balance sheet and required financing. The Committee discussed the feasibility of a potential alternative structure whereby Party D would acquire ON24 with a combination of cash and equity where synergies could be achieved to provide for an increased purchase price to maximize value for ON24 stockholders. The ON24 Board provided direction to representatives of Goldman Sachs with respect to a discussion of such alternative structure with Party D.

On December 15, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs and Party D held a teleconference discussing potential alternative transaction structures using a combination of cash and equity.

On December 15, 2025, representatives of Cvent attended a due diligence call with members of ON24’s management team and representatives of DLA to discuss various due diligence matters.

On December 15, 2025, representatives of Party C attended a due diligence call with members of ON24’s management team and representatives of DLA to discuss various due diligence matters.

On December 15, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs shared a process letter with Cvent indicating a December 19, 2025 deadline to submit a markup of the bid draft of the Merger Agreement and an updated offer.

On December 15, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and a representative of DLA. The ON24 Board approved the Strategic Plan discussed at its prior Board meeting for use in evaluating acquisition proposals, including for Goldman Sachs’ use in its financial analysis.

On December 16, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs followed up with Party D regarding their interest. Party D indicated they would be providing a proposal that included consideration of both cash and equity.

On December 16, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs held a call with Party C’s financial advisor regarding the potential acquisition of ON24 by Party C to discuss process timing, transaction structure and an illustrative combination rationale.

On December 16, 2025, representatives of Cvent attended further due diligence calls with members of ON24’s management team to discuss various due diligence matters.

On December 16, 2025, following an introduction by Goldman Sachs, Mr. Arora and a representative of Blackstone held a call regarding timing of the process, where the representative of Blackstone indicated Cvent would be providing its updated bid by December 19, 2025.

On December 17, 2025, the chief executive officer of Party C and Mr. Sharan held a call to discuss Party C’s interest in acquiring ON24 and various due diligence matters.

On December 17, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs shared a process letter with Party C, which had not yet submitted an offer, indicating a December 19, 2025 deadline for submitting its offer.

On December 17, 2025, representatives of Simpson Thacher & Bartlett LLP (“STB”), legal counsel to Cvent, delivered an initial revision of the bid draft of the Merger Agreement to representatives of DLA. The revision included a request to engage in discussions with certain key members of the executive management team to provide transitional support to Cvent after the closing of the transaction contemplated by the Merger Agreement.

On December 18, 2025, representatives of ON24 and Party C held a video conference to discuss ON24’s business and due diligence matters.

On December 19, 2025, Mr. Aggarwal held a conference call with Mr. Sharan to discuss various due diligence matters in relation to the updated indication of interest Cvent anticipated submitting later in the day and between this date and December 29, 2025, Mr. Aggarwal held various additional calls with Mr. Sharan to work to resolve remaining open issues in the Merger Agreement.

On December 19, 2025, representatives of Cvent attended a further due diligence call with members of ON24’s management team to discuss various due diligence matters.

On December 19, 2025, Ms. Paul held a call with the chief executive officer of Party D, regarding potential alternative transaction structures which could potentially provide increased value for ON24 stockholders.

On December 19, 2025, the Committee held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. Representatives of Goldman Sachs provided an update to the Committee on the progress of discussions with each of the bidders in the process. On December 19, 2025, Cvent submitted an updated indication of interest reflecting an increased purchase price of $7.85 per share.

On December 19, 2025, Party C informed ON24 that it would not be continuing with the bidding process.

On December 20, 2025, the Committee held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. Representatives of Goldman Sachs provided an update to the Committee on the increased offer price from Cvent, noting that no additional bidders had emerged and that Parties B and C had declined to proceed in the process. Representatives of Goldman Sachs also updated the Committee that Party A had not submitted an increased offer price. Ms. Paul provided a summary of discussions with Party D, indicating that Party D’s board of directors would be meeting over the weekend to discuss a proposed revised offer to ON24. The Committee discussed how to maximize the value of the offer from Cvent and instructed representatives of Goldman Sachs to communicate to Cvent that the ON24 Board would require a higher price per share than Cvent’s current offer of $7.85 per share in order to provide Cvent with exclusivity and proceed towards finalizing a transaction.

On December 20, 2025, based upon discussions with the Committee, at the direction of the ON24 Board, representatives of Goldman Sachs provided feedback to Cvent that the ON24 Board would require a higher price per share than Cvent’s current offer of $7.85 per share to provide Cvent with exclusivity and proceed towards finalizing a transaction. At the direction of the ON24 Board, representatives of Goldman Sachs further indicated to Cvent that the full purchase price should be guaranteed by Blackstone.

On December 21, 2025, at the direction of the ON24 Board, representatives of Goldman Sachs held a call with a representative of Blackstone where the representative of Blackstone indicated that Cvent would increase its offer to $7.95 per share in cash and that $7.95 per share was the highest price Cvent was willing to offer. The representative of Blackstone also indicated that investment funds affiliated with Blackstone would provide customary equity commitment letters to support Cvent’s financial resources to pay the merger consideration.

On December 21, 2025, the chief executive officer of Party D reached out to Ms. Paul, indicating that its financial representative would be sending over an indicative proposal to representatives of Goldman Sachs reflecting a purchase price in the form of $150 million in cash and the issuance an amount of Party D stock that would give the ON24 stockholders approximately 33% of the common ownership of the combined entity.

On December 21, 2025, the Committee held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA during which representatives of Goldman

Sachs provided an update to the Committee on the increased $7.95 offer price from Cvent. Ms. Paul provided a summary of discussions with Party D, indicating that Party D would be submitting a revised offer involving a mix of cash and stock consideration. The Committee discussed each of the bids, including the relative strengths and risks associated with each and potential next steps to be discussed at the upcoming Board meeting.

On December 21, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. Representatives of Goldman Sachs provided an update on the status of the strategic alternative review process and negotiations with each bidder. Representatives of Goldman Sachs reviewed with the ON24 Board Goldman Sachs’ preliminary financial analyses of ON24 and of Cvent’s $7.95 per share offer. Ms. Paul indicated that after discussing the Cvent offer with Lynrock, the purchase price would need to be higher than the $7.95 offer price for Lynrock to vote in favor of a sale to Cvent.

The ON24 Board discussed Cvent’s all-cash offer relative to the benefits and risks of (a) remaining a stand-alone publicly traded company and (b) the revised cash-and-stock offer anticipated from Party D, including potential synergies. The ON24 Board discussed next steps and authorized the Committee to negotiate towards an increased purchase price with Cvent and to finalize such price. The ON24 Board indicated that it would revisit discussions with Party D and paths to proceed with such party in the event pricing could not be agreed with Cvent. DLA discussed with the ON24 Board that Cvent had stated that its offer was conditioned on the execution of voting and support agreements by Mr. Sharan and Lynrock, with a request that Indaba also be asked to execute the same and requested approval of the ON24 Board to engage in negotiations with such stockholders with respect thereto. DLA discussed with the ON24 Board the voting and support agreements expected to be proposed by Cvent and related considerations under Delaware law, including Section 203 of the DGCL. Following this discussion, the ON24 Board approved Cvent’s engagement in negotiations with such stockholders regarding voting and support agreements and determined that, if executed as contemplated, the agreements would be approved for purposes of Section 203 of the DGCL and any other applicable state anti-takeover or similar statutes and, accordingly, would not be subject to such statutes.

On December 21, 2025, Mr. Arora held a call with a representative of Blackstone regarding the need to further increase the purchase price in order to receive the support of the ON24 Board.

On December 22, 2025, at the direction of the ON24 Board, a representative of Goldman Sachs held a call with a representative of Blackstone during which the representative of Blackstone indicated Cvent would be willing to further increase the proposed purchase price in exchange for a minimum cash closing condition to be included in the Merger Agreement. The representative of Blackstone subsequently held a call with Mr. Arora confirming on Cvent’s behalf that Cvent would increase its offer to $8.10 per share if ON24 would agree to such a minimum cash condition and further requested ON24 obtain voting and support agreements from Mr. Sharan, Lynrock and Indaba. Later that morning, Cvent provided an updated offer letter containing an $8.10 per share offer price and an exclusivity requirement through December 24, 2025, with additional potential successive one day extensions without a maximum number of extensions in the event the parties’ negotiations continued.

On December 22, 2025, the Committee held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA during which the Committee discussed Cvent’s offer to increase the proposed purchase price to $8.10 per share provided that ON24 agreed to the minimum cash condition. Representatives of DLA explained the risks and implications of such a provision. Members of the Committee discussed those risks and the benefit of the increased purchase price to ON24 stockholders, indicating that such a provision could be acceptable if appropriately limited such that there would be no material risk of breaching it.

On December 22, 2025, Party D provided an indicative proposal for the acquisition of ON24 for a purchase price per share of ON24 common stock of (x) $2.30 in cash and (y) a fixed number of shares of Party D common stock, whereby the ON24 stockholders would hold approximately 33% of the common ownership of the combined entity. The proposal was contingent on approval of Party D’s lenders, approval of Party D’s stockholders and due diligence to be conducted on ON24. The proposal was not accompanied by a markup of the bid draft of the Merger Agreement.

On December 22, 2025, representatives of DLA delivered a revised draft of the Merger Agreement to STB and a draft disclosure letter corresponding to the Merger Agreement. The revised Merger Agreement did not include or address the minimum cash closing condition which was raised earlier in the morning.

On December 22, 2025, representatives of STB delivered a form of voting agreement that Cvent proposed to be signed by Mr. Sharan, Lynrock and Indaba. Representatives of STB also sent a proposed equity commitment letter to be executed by certain investment funds affiliated with Blackstone for 100% of the purchase price to be paid at the closing of the transaction.

On December 22, 2025, a representative of DLA contacted Mr. Sharan and representatives of Lynrock to provide them with the draft voting and support agreement that Cvent had indicated would be required as a condition to signing the transaction and to solicit feedback on whether they would be willing to enter into such an agreement.

On December 22, 2025, the ON24 Board held a special video conference meeting attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA. A representative of Goldman Sachs provided an update on negotiations with Cvent and explained that Cvent requested exclusivity in connection with the increased offer price. A representative of Goldman Sachs also reviewed the indicative proposal received from Party D with the ON24 Board, as well as Goldman Sachs’ preliminary financial analyses of ON24 with respect to the offer from Party D. A discussion ensued regarding such preliminary financial analyses and Party D’s offer. A representative of DLA reviewed with the ON24 Board the current negotiations with Cvent concerning the terms of the Merger Agreement.

The ON24 Board then discussed the bid process and status of remaining bidders. The ON24 Board discussed that the prior offers from Party A and Party B were meaningfully lower than the latest offer from Cvent. The ON24 Board also discussed the potential value of the pending offer from Party D and whether with cost and revenue synergies, the combination of ON24 with Party D could lead to an increased benefit to ON24 stockholders relative to the Cvent offer or remaining an independent publicly-traded company. The ON24 Board discussed the concerns that Party D’s offer lacked the certainty of upfront cash, required consent from its lender and approval from Party D’s stockholders and further required a number of synergies to be achieved, which carried execution and integration risk and would entail an extended time frame which could be over multiple years to realize, where there would be meaningful risk that such synergies may not be achieved at a level providing for an increased benefit to ON24 stockholders relative to the Cvent offer or remaining an independent publicly-traded company. The ON24 Board then discussed the pending offer from Cvent, considering a number of factors including the fact it was an all-cash offer without a financing contingency, the status of the currently negotiated Merger Agreement and due diligence that had been conducted to date, the expected timeline and the lack of the additional consummation risk associated with lender consents and buyer stockholder approval requirements. The ON24 Board considered ON24’s Strategic Plan as a stand-alone entity and the benefits and risks associated with remaining an independent publicly-traded company and considerations around selling ON24 now or sometime in the future. The ON24 Board evaluated the Cvent offer against the risks and uncertainty in remaining independent and the potential value creation in a mixed cash and stock transaction with Party D. The ON24 Board considered that while the potential synergies and other strategic benefits of a combination with Party D could be significant, there could be no assurance that such benefits would be realized in the amounts or within the time periods estimated, and that the risks relating to the stock component and synergy realization had been appropriately weighed in its evaluation of the proposed transaction. After such evaluation, the ON24 Board determined that pursuing the Cvent transaction was in the best interests of the ON24 stockholders and authorized management to execute the offer letter from Cvent containing the latest $8.10 offer price with an exclusivity requirement through December 24, 2025, with additional one day extensions through December 29, 2025.

On December 22, 2025, ON24 entered into an updated engagement letter with Goldman Sachs which formalized the fee arrangement to which Goldman Sachs and ON24 previously agreed in November 2024 and which was approved by the ON24 Board.

On December 22, 2025, representatives of ON24, Cvent and their respective legal and financial advisors conducted a virtual “all-hands” call to review remaining open items in the Merger Agreement.

Between December 22 and December 28, 2025, ON24 and Cvent worked to resolve the remaining open issues in the Merger Agreement, including the minimum cash closing condition, which was finalized at $107 million in cash to be satisfied as of the earlier of June 30, 2026 or the Closing. ON24’s cash holdings were estimated to be approximately $165 million as of December 31, 2025. Mr. Sharan also held various calls with Mr. Aggarwal to work to resolve remaining open issues in the Merger Agreement. Representatives of DLA and STB also finalized the various ancillary transaction documents, including the voting and support agreements with each of Mr. Sharan, Lynrock and Indaba. In connection with the execution of the Merger Agreement, the parties did not negotiate or enter into any agreements regarding the employment of any ON24 employees, and Cvent’s prior request that certain key members of ON24’s executive management team provide transition support was not implemented in connection with finalization of the Merger Agreement. Following the conclusion of negotiations on December 28, 2025, a substantially final version of the Merger Agreement, a summary of the material terms of the Merger Agreement and other materials were circulated to the Board for its consideration in advance of a meeting scheduled for December 29, 2025.

On December 29, 2025, at a special meeting of the ON24 Board, attended by members of ON24’s management and representatives of each of Goldman Sachs and DLA, the ON24 Board discussed the terms of the proposed transaction with Cvent. Members of the Committee reviewed the negotiations that had taken place with Cvent since the previous Board meeting. Representatives of Goldman Sachs then reviewed with the ON24 Board the relationship disclosure letter delivered by representatives of Goldman Sachs to ON24 and the ON24 Board regarding relationships between Goldman Sachs, on the one hand, and Cvent and certain of Cvent’s and ON24’s respective affiliates, on the other hand. Representatives of Goldman Sachs confirmed that, in Goldman Sachs’ opinion, nothing (including any of the matters set forth in such letter) would limit its ability to fulfill its responsibilities as financial advisor to ON24 in connection with a potential transaction with Cvent. Representatives of Goldman Sachs then reviewed with the ON24 Board its financial analyses of the $8.10 per share cash consideration to be paid to the holders of the outstanding shares of ON24 common stock pursuant to the Merger Agreement.

A representative of DLA reviewed a summary of the material terms of the Merger Agreement, noting the material changes made since the summary provided to the Board at the previous Board meeting. The representative of DLA advised the ON24 Board of its fiduciary duties and obligations in connection with the proposed transaction.

Members of the Board then reviewed ON24’s alternatives to pursuing a transaction with Cvent, including remaining a stand-alone company and continuing negotiations with Party D. The ON24 Board discussed the risks and benefits of the alternatives, including a discussion around potential synergies, operational risks and other risks associated with the offer from Party D. The ON24 Board also considered the status of the previous offers from the other bidders in the process, the likelihood of any of the other parties being able to consummate a transaction at all or agreeing to a price higher than that of Cvent after conducting their diligence and the risk of losing Cvent’s offer and further delaying the process.

Representatives of Goldman Sachs then delivered Goldman Sachs’ oral opinion to the ON24 Board, which was subsequently confirmed by delivery of a written opinion, dated December 29, 2025, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in such opinion, the $8.10 in cash per share of ON24 common stock to be paid to the holders (other than

Parent and its affiliates) of the outstanding shares of ON24 common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Goldman Sachs’ opinion is more fully described under the heading “The Merger—Opinion of ON24’s Financial Advisor.”

Following further discussion, the ON24 Board unanimously (a) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of ON24 and the stockholders of ON24, (c) resolved to recommend that the stockholders of ON24 adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by ON24’s stockholders.

Also on December 29, 2025, ON24 reported to Cvent that, at its special meeting of the ON24 Board held on that date, the ON24 Board met to consider the proposed transaction and approved the Merger Agreement and the transactions contemplated thereby. On that same day, representatives of DLA and representatives of STB and members of management of each of ON24 and Cvent finalized the Merger Agreement and other transaction documents, and after the close of financial markets in the United States on December 29, 2025, the Merger Agreement, each of the voting and support agreements with Mr. Sharan, Lynrock and Indaba and the equity commitment letter were executed and delivered by the parties.

Prior to the opening of financial markets in the United States on December  30, 2025, ON24 and Cvent issued a joint press release announcing the execution of the Merger Agreement.

Reasons for the Merger; Recommendation of the ON24 Board

The ON24 Board unanimously (a) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement (b) determined that the Merger Agreement and the transactions contemplated by the Agreement, including the Merger, are advisable, fair to, and in the best interests of the Company and the stockholders of the Company, (c) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with DGCL and (d) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders. Accordingly, the Board recommends that stockholders vote “FOR” adoption of the Merger Agreement at the Special Meeting.

In reaching their decision to approve the Merger Agreement, and to recommend that ON24 stockholders adopt the Merger Agreement, the ON24 Board considered the following positive reasons to support the Merger and recommend adoption of the Merger Agreement:

•	The Company’s business, financial performance and condition and future prospects and the risks and uncertainties attendant thereto;

•

the current industry, economic and market conditions and trends in the markets in which the Company competes, including the on-going changes in such markets and the Company’s business and the risks and uncertainties attendant thereto, including with respect to artificial intelligence;

•	the business, financial performance and condition, and future prospects of the Company’s customers and prospective customers;

•	the current and historical market prices of the ON24 common stock, including the performance of the ON24 common stock relative to other participants in the Company’s industry;

•	the additional costs and burdens involved with being a public company, including the costs associated to internal controls and remaining current in the Company’s financial reporting;

•	the premia that the Merger Consideration represents in value for the Company’s stockholders;

•

alternative means of creating stockholder value and pursuing the Company’s strategic goals (including pursuing the Company’s long-term business plan as an independent company) and the risks and uncertainties attendant thereto;

•	the effects of the Merger on employees, customers, prospective customers and communities to the extent those effects will have an impact on the Company;

•

the terms of the Merger Agreement and the likelihood of the consummation of the transactions contemplated thereby, including, without limitation, the all-cash nature of the consideration and the fact that all stockholders would receive the same consideration, the absence of any financing condition to the consummation of the Merger and Parent’s delivery of an equity commitment letter for the full purchase price, and the rights of the Company to respond, prior to obtaining approval of ON24 stockholders, to unsolicited acquisition proposals and terminate the Merger Agreement in the event of a Superior Proposal (as defined below);

•

the analysis and opinion of Goldman Sachs delivered with respect to the fairness, from a financial point of view, to the holders (other than Parent and its affiliates) of the outstanding shares of ON24 common stock, as of the date of such opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement;

•

the results of the Company’s sale processes and discussions and its process of exploring, analyzing and evaluating its strategic alternatives, including remaining as an independent public company and pursuing the Company’s long-term business plan;

•

the fact that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Committee and the Board, and with the assistance of independent financial advisors and outside legal counsel;

•	the Board’s belief that the Merger Consideration of $8.10 represents the highest price reasonably obtainable;

•

the Board’s belief that the terms of the Merger Agreement, taken as a whole, provide a high degree of protection against the risk that the consummation of the Merger will be unduly delayed or that the Merger will not be consummated;

•

the Board’s belief that the Merger Agreement’s restrictions on the Company’s ability to take certain actions during the pendency of the Merger will not unduly interfere with the Company’s ability to operate its business in the ordinary course;

•

the Company’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement; and

•

the availability of statutory appraisal rights under the DGCL for the holders of ON24 common stock who do not tender their shares of ON24 common stock pursuant to the Merger and who otherwise comply with the required procedures under the DGCL.

In the course of its deliberations, the Board also considered, among other things, the following negative factors:

•

the fact that ON24 stockholders will not participate in any future growth potential or benefit from any future increase in the value of ON24 as a private company following completion of the transactions contemplated by the Merger Agreement;

•

the possibility that all conditions to the Merger will not be timely satisfied or waived and that the Merger will not be consummated, and the potential negative effects on ON24’s business, operations, financial results and stock price;

•

the potential negative effects of the public announcement of the Merger on ON24’s sales, operating results and stock price, its ability to retain key management, sales, engineering and other personnel, and its relationships with customers, suppliers and business partners;

•

the restrictions on the conduct of ON24’s business prior to the completion of the Merger, requiring ON24 to conduct its business in the ordinary course and preventing ON24 from taking certain specified actions, subject to specific limitations, all of which may delay or prevent ON24 from undertaking certain business opportunities pending completion of the Merger;

•

the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of ON24’s management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results;

•	the conditions to the obligations of Parent to complete the Merger and the right of Parent to terminate the Merger Agreement under certain circumstances;

•

the fact that the Merger Agreement precludes ON24 from actively soliciting alternative acquisition proposals, and the possibility that ON24 may be obligated to pay Parent a termination fee of $12,024,615 in the event that the Merger Agreement is terminated under certain circumstances;

•	the fact that completion of the Merger requires certain regulatory clearances under applicable antitrust laws and would be subject to review under the DPA (as defined in the Merger Agreement);

•	the risk of litigation arising from stockholders in respect of the Merger or transactions contemplated by the Merger Agreement;

•	the fact that the consideration consists of cash and will therefore be taxable to ON24 stockholders who are subject to taxation for U.S. federal income tax purposes; and

•

the interests that certain ON24 directors and executive officers may have with respect to the Merger, in addition to their interests as ON24 stockholders generally, as described in the section of this proxy statement titled “The Merger—Interests of ON24’s Directors and Executive Officers in the Merger.”

The preceding discussion of the information and factors considered by the Board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching their respective determinations. In considering the factors described above and any other factors, individual members of the Board may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board, but rather the Board conducted an overall review of the factors described above, including discussions with the Company’s management and legal and financial advisors. The above factors are not presented in any order of priority.

The foregoing discussion of the reasoning of the Board and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.”

Opinion of ON24’s Financial Advisor

Goldman Sachs & Co. LLC delivered its opinion to the ON24 Board that, as of December 29, 2025 and based upon and subject to the factors and assumptions set forth therein, the $8.10 in cash per share of ON24 common stock to be paid to the holders (other than Parent and its affiliates) of shares of ON24 common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 29, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the ON24 Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of ON24 common stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of ON24 for the five years ended December 31, 2024;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ON24;

•	certain other communications from ON24 to its stockholders;

•	certain publicly available research analyst reports for ON24; and

•

certain internal financial analyses and forecasts for ON24 standalone prepared by its management, as approved for Goldman Sachs’ use by ON24 (which are referred to as the “Forecasts”) and certain internal forecasts related to the expected utilization by ON24 of certain net operating loss carryforwards and tax credits prepared by the management of ON24 and approved for Goldman Sachs’ use by ON24 (which are referred to as the “NOL Forecasts”, and together with the Forecasts are discussed further under the section of this proxy statement entitled “The Merger—Certain Financial Projections”).

Goldman Sachs also held discussions with members of the senior management of ON24 regarding their assessment of the past and current business operations, financial condition, and future prospects of ON24; reviewed the reported price and trading activity for the shares of ON24 common stock; compared certain financial and stock market information for ON24 with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software and technology industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the ON24 Board’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the ON24 Board’s consent that the Forecasts and the NOL Forecasts were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of ON24. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ON24 or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of ON24 to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to ON24; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of ON24 common stock, as of the date of the opinion, of the $8.10 in cash per share of ON24 common stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of ON24; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of ON24, or class of such persons in connection with the Merger, whether relative to the $8.10 in cash per share of ON24 common stock to be paid to the holders (other than Parent and its affiliates) of shares of ON24 common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs did not express any opinion as to the prices at which the shares of ON24 common stock will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on ON24, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of ON24 or Parent or the ability of ON24 or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the ON24 Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 26, 2025, the second to last trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for ON24 common stock for the period started on February 3, 2021 and ended on December 26, 2025. In addition, Goldman Sachs analyzed the $8.10 in cash per share of ON24 common stock to be paid to the holders (other than Parent and its affiliates) of shares of ON24 common stock pursuant to the Merger Agreement in relation to (a) the closing price per share of ON24 common stock on November 10, 2025, the last trading day prior to ON24’s earnings announcement for the third quarter of 2025, in which ON24 disclosed it had received indications of interest for a potential acquisition, (b) the closing price per share of ON24 common stock on December 26, 2025, (c) the lowest closing price per share of ON24 common stock for the 52-week period ended on November 10, 2025, (d) the highest closing price per share of ON24 common stock for the 52-week period ended on November 10, 2025, (e) the volume weighted average price per share of ON24 common stock for the 1-month period ended on November 10, 2025, (f) the volume weighted average price per share of ON24 common stock for the 3-month period ended on November 10, 2025, (g) the volume weighted average price per share of ON24 common stock for the 6-month period ended on November 10, 2025 and (h) the median analyst price target per share of ON24 common stock.

This analysis indicated that the price per share of ON24 common stock to be paid to the holders (other than Parent and its affiliates) of shares of ON24 common stock pursuant to the Merger Agreement represented:

•	a premium of 62% based on the closing price per share of ON24 common stock of $5.01 on November 10, 2025;

•	a premium of 39% based on the closing price per share of ON24 common stock of $5.83 on December 26, 2025;

•	a premium of 82% based on the lowest closing price per share of ON24 common stock of $4.46 for the 52-week period ended on November 10, 2025;

•	a premium of 16% based on the highest closing price per share of ON24 common stock of $7.01 for the 52-week period ended on November 10, 2025;

•	a premium of 50% based on the volume weighted average price per share of ON24 common stock of $5.41 for the 1-month period ended on November 10, 2025;

•	a premium of 47% based on the volume weighted average price per share of ON24 common stock of $5.49 for the 3-month period ended on November 10, 2025;

•	a premium of 50% based on the volume weighted average price per share of ON24 common stock of $5.41 for the 6-month period ended on November 10, 2025; and

•	a premium of 35% based on the median analyst price target per share of ON24 common stock of $6.00.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts and the NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on ON24 to derive a range of illustrative present values per share of ON24 common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 11.0% to 13.0%, reflecting estimates of ON24’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2025 (a) estimates of unlevered free cash flow for ON24 for the last fiscal quarter of 2025 and for the fiscal years 2026 through 2035 as reflected in the Forecasts and (b) a range of illustrative terminal values for ON24, which were calculated by applying perpetuity growth rates ranging from 1.0% to 3.5%, to a terminal year estimate of the unlevered free cash flow to be generated by ON24, as reflected in the Forecasts (which analysis implied terminal year, next twelve months (“NTM”) unlevered free cash flow multiples ranging from 8.3x to 13.3x). In addition, using a discount rate of 6.0%, reflecting a premium to the risk free rate, Goldman Sachs discounted to present value as of September 30, 2025 the estimated benefits of ON24’s net operating losses for the years 2025 through 2035, as reflected in the NOL Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including ON24’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for ON24, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for ON24 by adding the ranges of present values it derived above. Goldman Sachs then added the amount of ON24’s cash and cash equivalents, as provided by and approved for Goldman Sachs’ use by the management of ON24, to derive a range of illustrative equity values for ON24. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of ON24 common stock, as provided by and approved for Goldman Sachs’ use by the management of ON24, using the treasury stock method, to derive a range of illustrative present values per share of ON24 common stock, rounded to the nearest $0.10, ranging from $6.30 to $8.30.

Illustrative Present Value of Future Share Price Analysis. Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of ON24 common stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for ON24 as of December 31 for each of the fiscal years 2026 and 2027, by applying a range of multiples of illustrative enterprise value (“EV”) to NTM revenue (“EV/NTM Revenue”) of 0.5x to 2.0x to estimates of ON24’s NTM revenue for each of the fiscal years 2026 and 2027. This illustrative range of EV/NTM Revenue multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical EV/NTM Revenue multiples for ON24 and current and historical EV/NTM Revenue multiples for certain publicly traded companies, as described below in the section captioned “Selected Public Company Comparables Analysis.”

Goldman Sachs then added the amount of ON24’s cash and cash equivalents for each of the fiscal years 2026 and 2027, each as provided by and approved for Goldman Sachs’ use by the management of ON24, to the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for ON24 for each of the fiscal years 2026 and 2027. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of ON24 common stock for each of fiscal years 2026 and 2027, calculated using information provided by and approved for Goldman Sachs’ use by the management of ON24, to derive a range of implied future values per share of ON24 common stock (excluding dividends). Goldman Sachs then discounted these implied future equity values per share of ON24 common stock to September 30, 2025, using an illustrative discount rate of 12.0%, reflecting an estimate of ON24’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for ON24, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of ON24 common stock, rounded to the nearest $0.10, of $3.90 to $7.60.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the software industry since 2022. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s NTM revenue based on information in public filings and FactSet. While none of the companies that participated in the selected transactions are directly comparable to ON24, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of ON24’s results, market sizes and product profile.

The following table presents the results of this analysis:

Selected Transactions
Announcement Date	Acquiror	Target	EV/NTM Revenue
May 2022	Clayton Dubilier & Rice, LLC and TPG Global, LLC	Covetrus, Inc.	0.9x

March 2023	STG Partners, LLC	Momentive Global Inc.	3.0x

April 2023	Silver Lake Technology Management, L.L.C.	Software AG	2.5x

March 2024	Thoma Bravo, L.P.	Everbridge, Inc.	3.9x

June 2024	SAP SE	WalkMe Ltd.	4.0x

August 2024	Apax Partners LLP	Thoughtworks Holding, Inc.	1.7x

October 2024	Silver Lake Group, L.L.C. and GIC Pte. Ltd.	Zuora, Inc.	3.2x

October 2024	Sophos Inc.	SecureWorks Corp.	2.4x

November 2024	Bending Spoons US Inc.	Brightcove Inc.	1.0x

December 2024	GASC APF, L.P.	Learning Technologies Group plc.	2.3x

January 2025	H.I.G. Capital, LLC	Quisitive Technology Solutions Inc.	1.8x

Selected Transactions
Announcement Date	Acquiror	Target	EV/NTM Revenue

April 2025	Vector Capital Management, L.P.	Bigtincan Holdings Limited	1.0x

May 2025	DoorDash, Inc.	Deliveroo plc	1.0x

May 2025	WiseTech Global Limited	E2open Parent Holdings, Inc.	3.4x

August 2025	M. Walrath	Yext, Inc.	2.3x

August 2025	Thoma Bravo, L.P.	Verint Systems Inc.	2.0x

September 2025	Bending Spoons US Inc.	Vimeo, Inc.	2.6x

December 2025	Bending Spoons US Inc.	Eventbrite, Inc.	0.9x

The foregoing analysis indicated a range of EV/NTM Revenue multiples ranging from 0.9x to 4.0x, and a median EV/NTM Revenue multiple of 2.3x. Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/NTM Revenue multiples of 1.0x to 2.3x to ON24’s estimated NTM Revenue as of December 31, 2025, as provided by and approved for Goldman Sachs’ use by the management of ON24, to derive a range of implied enterprise values for ON24. Goldman Sachs then added the cash and cash equivalents of ON24, as provided by and approved for Goldman Sachs’ use by the management of ON24, and divided the result by the number of fully diluted outstanding shares of ON24 common stock, as provided by and approved for Goldman Sachs’ use by the management of ON24, to derive a reference range of implied values per share of ON24 common stock, rounded to the nearest $0.10, of $6.20 to $9.70.

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 321 all-cash acquisition transactions announced from January 1, 2015 through December 26, 2025 involving a public company in the commercial services, communications, consumer services, electronic technology, and technology services industry based in the United States as the target where the disclosed enterprise value for the transaction was between $50 million and $2 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 33% across the period. This analysis also indicated a 25th percentile premium of 19.9% and a 75th percentile premium of 57.1% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 19.9% to 57.1% to the undisturbed closing price per share of ON24 common stock of $5.01 as of November 10, 2025 (the last trading day prior to ON24’s earnings announcement for the third quarter of 2025) and calculated a range of implied equity values per share of ON24 common stock, rounded to the nearest $0.10, of $6.00 to $7.90.

Selected Public Company Comparables Analysis. Goldman Sachs reviewed and compared certain financial information for ON24 to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the business-to-business marketing industry as well as communication and other industries, which are referred to in this section as the “Selected Companies”:

•	Selected Companies in business-to-business marketing industry

•	ZoomInfo Technologies Inc.;

•	Yext, Inc.;

•	Sprinklr, Inc.;

•	Sprout Social, Inc.; and

•	TechTarget, Inc.;

•	Selected Companies in communication and other industries

•	Zoom Communications, Inc.;

•	RingCentral, Inc.;

•	Kaltura, Inc.;

•	Commerce.com, Inc.; and

•	8x8, Inc..

Although none of the Selected Companies is directly comparable to ON24, the Selected Companies included were chosen because they are publicly traded companies in the business-to-business marketing and communication and other industries with operations that, for purposes of analysis, may be considered similar to certain operations of ON24.

Goldman Sachs calculated and compared EV/revenue (“EV/Revenue”) multiples for ON24 and each of the Selected Companies for the calendar year 2026, based on FactSet and the Forecasts. EV/Revenue multiples for ON24 were calculated based on financial and trading data as of November 10, 2025, the last trading day prior to ON24’s third quarter of 2025 earnings announcement, and EV/Revenue multiples for the Selected Companies were calculated based on financial and trading data as of December 26, 2025, the second to last trading day before the public announcement of the Merger.

The results of these calculations are summarized as follows:

EV/Revenue
ON24 (based on the Forecasts)	0.5x
ON24 (based on the analysts’ consensus estimates)	0.5x

	Range	Median
Selected Companies in business-to-business marketing industry	0.9x-3.6x	1.8x
Selected Companies in communication and other industries	0.8x-4.0x	1.4x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ON24 or the contemplated Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the ON24 Board as to the fairness from a financial point of view, as of December 29, 2025, of the $8.10 in cash per share of ON24 common stock to be paid to the holders (other than Parent and its affiliates) of shares of ON24 common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ON24, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between ON24 and Parent and was approved by the ON24 Board. Goldman Sachs provided advice to the ON24 Board during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the ON24 Board was one of many factors taken into consideration by the ON24 Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of ON24, Cvent, any of their respective affiliates and third parties, including Lynrock and affiliates of Sharat Sharan, each, a significant shareholder of ON24, and Blackstone, a significant shareholder of Cvent and any of their respective affiliates and, as applicable, portfolio companies (collectively, “Relevant Entities”) or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs Investment Banking has an existing lending relationship with Blackstone or majority owned subsidiaries (excluding, if applicable, portfolio companies) or funds thereof, the details of which have not been publicly disclosed. Goldman Sachs acted as financial advisor to ON24 in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the Merger Agreement. During the two-year period ended December 29, 2025, Goldman Sachs Investment Banking has not been engaged by ON24 or its affiliates (excluding Lynrock, Sharat Sharan and their other affiliates) to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to ON24 and/or its affiliates (excluding Lynrock, Sharat Sharan and their other affiliates) from time to time. During the two-year period ended December 29, 2025, Goldman Sachs Investment Banking has not been engaged by Cvent or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. As of December 29, 2025, Goldman Sachs Investment Banking was not mandated by Cvent and/or its Related Entities (excluding Blackstone and its other affiliates) to provide to any such person financial advisory and/or underwriting services. As of December 29, 2025, Goldman Sachs Investment Banking was not soliciting Cvent and/or its Related Entities (excluding Blackstone and its other affiliates) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. During the two-year period ended December 29, 2025, Goldman Sachs Investment Banking has not been engaged by Lynrock or its Related Entities (excluding ON24 and its subsidiaries) to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. As of December 29, 2025, Goldman Sachs Investment Banking was not mandated by Lynrock and/or its Related Entities (excluding ON24 and its subsidiaries) to provide to any such person financial advisory and/or underwriting services. As of December 29, 2025, Goldman Sachs Investment Banking was not soliciting Lynrock and/or its Related Entities (excluding ON24 and its subsidiaries) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. During the two-year period ended December 29, 2025, Goldman Sachs Investment Banking has not been engaged by Sharat Sharan or his other Related Entities (excluding ON24 and its subsidiaries) to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. As of December 29, 2025, Goldman Sachs Investment Banking was not mandated by Sharat Sharan and/or his Related Entities (excluding ON24 and its subsidiaries) to provide to any such person financial advisory and/or underwriting services. As of December 29, 2025, Goldman Sachs Investment Banking was not soliciting Sharat Sharan and/or his Related Entities (excluding ON24 and its subsidiaries) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs has provided certain financial advisory and/or underwriting services to Blackstone and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as co-manager with respect to an investment grade bond offering for Blackstone Secured Lending Fund, an affiliate of Blackstone, in October 2025; as financial advisor to Hotwire Communications, LLC, a portfolio company of Blackstone, with respect to its sale in September 2025; as lead arranger with respect to a bank loan to Liftoff Mobile, Inc., a portfolio company of Blackstone, in August 2025; as financial advisor to Anthos Therapeutics, Inc., a portfolio company of Blackstone, with respect to its sale in April 2025; as bookrunner with respect to a bank loan to Medline Industries, Inc., a portfolio company of Blackstone, in July 2025; as financial advisor to Blackstone Group LP, an affiliate of Blackstone, with respect to its acquisition of AIR Communities in June 2024; and as bookrunner with respect to a high yield security offering for Kinetik Holdings Inc., a portfolio company of Blackstone, in December 2023. During the two-year period ended December 29, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Blackstone and/or its affiliates and portfolio companies of approximately $316.1 million, as determined by Goldman Sachs based on its books and records. As of December 29, 2025, Goldman Sachs Investment Banking was mandated by Blackstone and/or its Related Entities (excluding Cvent and its subsidiaries) to provide financial advisory and/or underwriting services unrelated to the Merger with respect to multiple matters and, if all such matters were to be consummated, Goldman Sachs Investment Banking expects that it would recognize compensation in an aggregate amount materially in excess of the transaction fee expected in connection with the Merger. In addition, as is typical for investment banks, as of December 29, 2025, Goldman Sachs Investment Banking was soliciting Blackstone and/or its Related Entities (excluding Cvent and its subsidiaries) to work on financial advisory and/or underwriting matters unrelated to the Merger on which it has not been, and may not be, mandated. Goldman Sachs Investment Banking is not in a position to estimate the amount of compensation, if any, it expects to recognize with respect to such matters, but it expects that, were it to be mandated on such matters, the mandates would provide for customary compensation. The status, timing and likelihood of consummation of such matters will change over time. One or more core members of the Goldman Sachs Investment Banking team working in connection with the Merger is also involved in one or more of such mandates and/or solicitations. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Cvent, Lynrock, Sharat Sharan, Blackstone and their respective affiliates and/or as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation.

As of December 29, 2025, Goldman Sachs Affiliated Entities had (a) no direct GS Principal Investment (as defined below) in ON24 and/or its affiliates (excluding Lynrock, Sharat Sharan and their other affiliates), (b) no direct GS Principal Investment in Cvent and/or its affiliates (excluding Blackstone and its other affiliates), (c) no direct GS Principal Investment in Lynrock and/or its Related Entities (excluding ON24 and its majority owned subsidiaries), (d) no direct GS Principal Investment in affiliates of Sharat Sharan (excluding ON24 and its majority owned subsidiaries), (e) an aggregate direct GS Principal Investment of approximately $965 million in Blackstone and/or its Related Entities (excluding Cvent and its other affiliates) and (f) an aggregate direct GS Principal Investment of approximately $80,000 in Blackstone Capital Partners VIII, a fund that is managed by Blackstone (or an affiliate thereof) and holds an equity interest in Cvent. As of December 29, 2025, funds managed by affiliates of Goldman Sachs Investment Banking were not co-invested with Lynrock and/or its affiliates and were not invested in equity interests of funds managed by affiliates of Lynrock. As of December 29, 2025, funds managed by affiliates of Goldman Sachs Investment Banking were co-invested with Blackstone and/or its affiliates and were invested in equity interests of funds managed by affiliates of Blackstone. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, Lynrock, Blackstone and/or their respective affiliates or funds managed thereby in the future.

On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Entities, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.

For purposes of this section of this proxy statement, (a) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (b) the following terms have the definitions set forth below:

GS Principal Investments (including any associated commitments) are (a) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (b) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Entities or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.

Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.

The ON24 Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated December 22, 2025, ON24 engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger. The engagement letter between ON24 and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $8.64 million, as determined by Goldman Sachs based on its books and records, all of which is contingent upon consummation of the Merger. In addition, ON24 has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Projections

The Company’s management prepares projections of the Company’s expected financial performance as part of its management of the business. Other than guidance in connection with its regularly scheduled earnings releases, as a matter of course, the Company does not publicly disclose any projections due to the inherent unpredictability of the underlying assumptions and estimates. However, the Company is including certain unaudited prospective financial information for the years 2025 through (and including) 2035, which we refer to as the “Projections” in this proxy statement, in order to provide stockholders access to a summary of certain nonpublic, unaudited prospective financial information that the Company made available to the Board, and Goldman Sachs and Cvent.

In connection with the Board’s review of the Company’s strategic alternatives, including the consideration and evaluation of a potential transaction with Parent, ON24 management prepared and provided to the Board the Strategic Plan, which contained the Financial Forecast that is summarized in the below Projections. The Financial Forecast was reviewed and approved by the Board and shared with Goldman Sachs. At the direction of the Board, Goldman Sachs used and relied upon the Financial Forecast, including the below Projections, in connection with its financial analyses and opinion, as summarized in the section titled “The Merger—Opinion of ON24’s Financial Advisor” of this proxy statement. The Financial Forecast was also provided to Cvent in connection with its consideration of the potential transaction, as well as to other potential counterparties who executed confidentiality agreements and participated in the Company’s process. For these reasons, the Company has elected to include the Projections in this proxy statement.

The Projections were prepared by senior management as part of the Strategic Plan as approved by the Board. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles (“GAAP”). The Projections are the responsibility of the Company’s management. KPMG LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates to the Company’s previously issued financial statements and should not be read as relating to the Projections in any way.

The table below summarizes the Projections included in the Strategic Plan as finalized in December 2025. Prior to December 2025, ON24’s regularly prepared strategic plan was updated and approved by the ON24 Board from time to time, including in September 2025 and October 2025, and included financial forecasts that covered a five-year period reflecting information available as of their respective dates. The Strategic Plan approved by the ON24 Board in December 2025 included financial forecasts that extended the five-year period to a 10-year period and incorporated other immaterial changes from the strategic plan approved in October 2025. In its deliberations regarding the proposed Merger and in approving the Merger Agreement on December 29, 2025, the ON24 Board did not rely on the previous strategic plans containing the financial forecasts for only the five-year period but rather relied on the Strategic Plan with the financial forecasts for the 10-year period from 2025-2035. ON24 management advised the ON24 Board that the extension of the period covered by the Projections to ten years was appropriate to reflect anticipated revenue growth in the later years relative to its cost profile, where free cash flows would be expected to improve in years six through 10. The ON24 Board determined that the longer horizon was appropriate to reflect the anticipated operating leverage in the out-years to allow the Company’s financial advisors to evaluate the Merger using long-term valuation methodologies. See “The Merger—Background of the Merger.”

The Projections summarized below are included solely to provide the Company’s stockholders access to information that the Company made available to the Board, and Goldman Sachs and Cvent in connection with the proposed Merger, and the Projections are not included in this proxy statement to influence a Company’s stockholder’s decision whether to vote to adopt the Merger Agreement or for any other purpose.

The Projections summarized below, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond the Company’s control. The Projections also reflect assumptions that are subject to change, including assumptions regarding: demand for interactive and hyper-personalized digital experience products for customer engagement, actionable real-time data and buying signals at scale, and other features of our cloud-based integrated platform; growth rates; new customer acquisition; expansion of existing customer relationships; renewal rates; market share; market size and conditions; products and product mix; the level and extent of stock-based compensation; operating expenses; margins; and net working capital.

The Projections cover multiple years and thus, by their nature, become subject to greater uncertainty with each successive year. Important factors that may affect the Company’s actual results and the achievability of the Projections include, but are not limited to: our ability to grow our revenue; fluctuation in our performance, our history of net losses and any increases in our expenses; our ability to attract new customers and expand sales to existing customers; competition and technological development in our markets and any decline in demand for our solutions or generally in our markets; adverse general economic and market conditions and spending on sales and marketing technology; our ability to expand our sales and marketing capabilities and achieve growth; the impact of any cybersecurity-related attack, significant data breach or disruption of the information technology systems or networks on which we rely; disruptions, interruptions, outages or other issues with our technology or our use of third-party services, data connectors and data centers; the impact of the resumption of in-person marketing activities on our customer growth rate; our sales cycle, international presence and timing of revenue recognition from sales; interoperability with other devices, systems and applications; compliance with data privacy, import and export controls, customs, sanctions and other laws and regulations; intellectual property matters, including any infringements of third-party intellectual property rights by us or infringement of our intellectual property rights by third parties; and those risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other filings the Company makes with the SEC from time to time. See also the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.”

In addition, the Projections reflect assumptions that are subject to change and are susceptible to multiple interpretations based on actual results, revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections. The Projections assume organic company growth without business expansions from mergers and acquisitions or alternative business or licensing models. In addition, the Projections do not take into account any circumstances, transactions or events occurring after the date on which the Projections were prepared and do not give effect to any changes or expenses incurred after the date on which they were made, including as a result of the Merger or any effects of the Merger. Except as required by law, the Company does not intend to, and undertakes no obligation to, update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date on which the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The Projections include EBIT (excluding SBC), Adjusted EBITDA (excluding SBC) and unlevered free cash flow (including SBC), which are financial measures that are not calculated in accordance with GAAP. Such non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges, credits and other amounts that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures, and therefore not subject to SEC rules regarding disclosures of non-GAAP financial measures, if the measures are included in forecasts provided to the financial advisor for the purpose of rendering a fairness opinion regarding the transaction, and the forecasts are being disclosed in order to provide material information regarding disclosure of the financial advisor’s analyses or substantive work. Reconciliations of non-GAAP financial measures were not prepared or relied upon by the Board in connection with their consideration of the Merger Agreement or by Goldman Sachs for purposes of its financial analyses. Accordingly, the Company has not provided a reconciliation of any financial measures included in the Projections.

The Projections are set forth in the following table:

(in millions)	2025F	2026F	2027F	2028F	2029F	2030F	2031F	2032F	2033F	2034F	2035F
ARR(1)	$124	$128	$137	$153	$175	$202	$229	$254	$276	$298	$318
Total revenue	$139	$137	$145	$159	$181	$211	$242	$273	$300	$325	$350
Gross profit	$106	$105	$113	$125	$142	$166	$191	$215	$236	$256	$276
EBIT (excluding SBC)(2)(3)	$(4)	$2	$11	$17	$25	$38	$48	$57	$68	$80	$91
Adjusted EBITDA (excluding SBC)(4)(3)	$0	$7	$15	$21	$29	$43	$52	$63	$74	$86	$98
Unlevered free cash flow (including SBC)(2)	$(12)	$(18)	$(7)	$(3)	$3	$8	$12	$17	$23	$30	$38

(1)

Annual recurring revenue (“ARR”) represents the sum of the annualized value of ON24 subscription contracts as of the measurement date, including existing customers with expired contracts expected to be renewed, but excluding professional services and overages from subscription customers.

(2)	EBIT (excluding SBC) represents gross profit less operating expenses, plus stock-based compensation.
(3)	Stock-based compensation (“SBC”) excluded from or included in a projected item consists of the following:

(in millions)	2025F	2026F	2027F	2028F	2029F	2030F	2031F	2032F	2033F	2034F	2035F
SBC	$7	$21	$22	$24	$27	$32	$34	$35	$36	$36	$35

(4)

Adjusted EBITDA (excluding SBC) means income (loss) excluding interest expense, other (income) expense, net, provision for income taxes, depreciation and amortization, amortization of acquired intangible assets, amortization of cloud implementation costs, stock-based compensation, restructuring costs, impairment charges for underutilized real estate, litigation related expenses from a shareholder class action suit, costs related to inbound merger and acquisition activity, and shareholder activism related costs.

(5)

Unlevered Free Cash Flow (including SBC) means Adjusted EBITDA (excluding SBC) adjusted for stock-based compensation being treated as a cash expense, less taxes, less capital expenditures, changes in net working capital and less non-recurring charges.

The inclusion of the above table and the accompanying discussion should not be regarded as an indication that the Company or any of its affiliates, officers, directors, advisors or other representatives consider the Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. The Projections were based upon certain financial, operating and commercial assumptions developed solely using the information available to the Company’s management at the time the Projections were created. Actual results may differ materially from those contained in the Projections and, except as required by law, the Company undertakes no obligation to update or otherwise revise or reconcile the Projections for any reason. The Company has made no representation to Parent or Merger Sub concerning the Projections in the Merger Agreement or otherwise.

In light of the foregoing factors and the uncertainties inherent in the Projections, the Company’s stockholders are cautioned not to place undue, if any, reliance on such Projections.

Certain Effects of the Merger

If the Merger Proposal is approved and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into ON24 upon the terms set forth in the Merger Agreement. As the surviving corporation in the Merger, ON24 will continue to exist following the Merger as a wholly owned subsidiary of Parent.

Following the Merger, all shares of ON24 common stock will be beneficially owned by Parent and, except as otherwise expressly agreed to in writing, none of the Company’s current stockholders will have any direct ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the consummation of the Merger. Following the Merger, Parent will have the potential to benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the Effective Time, and without any action by any stockholder, each share of ON24 common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of ON24 common stock held by the Company as treasury stock, owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Parent, in each case, as of immediately prior to the Effective Time or as to which statutory rights of appraisal have been properly exercised in accordance with Section 262 of the DGCL) will be automatically canceled and converted into the right to receive the Merger Consideration. See the section of this proxy statement titled “The Merger Agreement—Consideration to be Received in the Merger.”

Immediately prior to the Effective Time:

•

ON24 Stock Options. Each Vested Option with an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of ON24 common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Option with such amount rounded down to the nearest whole cent. Each Unvested Option that is outstanding as of immediately prior to the Effective Time and has an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically canceled and converted into the right to receive Option Restricted Cash Awards which will be subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection) as applied to the corresponding canceled Unvested Option as of immediately prior to the Effective Time. Each Option (whether a Vested Option or an Unvested Option) with an exercise price per share that is equal to or greater than the Merger Consideration will be canceled automatically at the Effective Time for no consideration.

•

ON24 RSU Awards. Each Vested RSU Award will automatically, at the Effective Time, be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of ON24 common stock subject to such Vested RSU Award as of immediately prior to the Effective Time with such amount rounded down to the nearest whole cent. Each Unvested RSU Award will automatically, at the Effective Time, be canceled and converted into RSU Restricted Cash Awards, which will be subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection) as applied to the corresponding canceled Unvested RSU Award as of immediately prior to the Effective Time.

ON24 common stock is currently registered under the Exchange Act and trades on NYSE under the ticker symbol “ONTF.” Following the consummation of the Merger, shares of ON24 common stock will be delisted from NYSE. In addition, the registration of shares of ON24 common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to its common stock. Termination of registration of ON24 common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s stockholders and the SEC, and will make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if the Merger Is Not Completed

If the Merger Proposal is not approved by the Company’s stockholders, or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of ON24 common stock in connection with the Merger. Instead, the Company will remain an independent public company, ON24 common stock will continue to be listed and traded on NYSE, ON24 common stock will continue to be registered under the Exchange Act, the Company will continue to file periodic and other reports with the SEC with respect to its common stock and the Company’s stockholders will continue to own their shares of ON24 common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of ON24 common stock.

If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of ON24 common stock, including the risk that the market price of ON24 common stock may decline to the extent that the current market price of ON24 common stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely affected. Pursuant to the Merger Agreement, under certain circumstances, the Company is permitted to terminate the Merger Agreement in order to enter into an alternative transaction and may be obligated to pay to Parent the Company Termination Fee. Further, under certain circumstances, Parent may be obligated to pay the Company the Parent Termination Fee. See the section of this proxy statement titled “The Merger Agreement—Termination.”

Financing of the Merger

We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $400 million which will be funded by Cvent and its subsidiaries or, if necessary, via the Equity Financing described below. Parent and Merger Sub have represented to ON24 in the Merger Agreement that, assuming the satisfaction of all conditions to Parent and Merger Sub’s obligations to effect the Merger under the Merger Agreement, the aggregate proceeds from the Equity Financing are sufficient to pay the aggregate Merger Consideration and related fees and expenses of the Company, Parent and Merger Sub (including in connection with the Merger and the Financing).

Parent has obtained a commitment from the Financing Sources to provide the Equity Financing pursuant to the terms of the Equity Commitment Letter. Concurrently with the execution of the Merger Agreement, Parent and Merger Sub delivered to ON24 a copy of the Equity Commitment Letter. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing. In no event will the receipt or availability of any funds or financing (including the financing contemplated by the Equity Commitment Letter) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.

Equity Commitment Letter

Pursuant to the Equity Commitment Letter, each of the Financing Sources have committed to contribute or cause to be contributed to Parent at the closing of the Merger the Equity Financing for the purpose of allowing Parent to fully fund the aggregate Merger Consideration payable by Parent, if necessary.

The obligations of the Financing Sources to provide the Equity Financing under the Equity Commitment Letter are subject to a number of conditions, including, but not limited to: (a) the satisfaction or waiver by Parent and Merger Sub of all of the conditions to Parent’s and Merger Sub’s obligations consummate the transactions contemplated by the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and (b) the substantially simultaneous consummation of the closing. Such funding will occur substantially simultaneously with the issuance of the securities to each of the Financing Sources.

The obligation of each Financing Source to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (a) the consummation of the closing (but only if such obligation shall have been discharged in connection therewith), (b) the termination of the Merger Agreement pursuant to the Merger Agreement, and (c) the commencement of any action, suit or proceeding by ON24 or any of its affiliates or representatives against any Financing Source or certain of their affiliates in connection with the Merger Agreement or any transactions contemplated thereby, except as contemplated by or to enforce the Merger Agreement or the Equity Commitment Letter or to prevent breach of confidentiality obligations.

ON24 is an express third-party beneficiary of the Equity Commitment Letter solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letter by the Financing Sources to be funded to Parent in accordance with the Equity Commitment Letter, and to cause Parent to enforce its rights against the Financing Sources to perform their funding obligations under the Equity Commitment Letter, in each case subject to (a) the limitations and conditions set forth in the Equity Commitment Letter and (b) the terms and conditions of the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the ON24 Board with respect to the Merger, ON24 stockholders should be aware that the directors and executive officers of ON24 have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of ON24 stockholders generally. The ON24 Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that ON24 stockholders adopt the Merger Agreement. See the section of this proxy statement titled “The Merger—Background of the Merger” and the section of this proxy statement titled “The Merger—Reasons for the Merger; Recommendation of the ON24 Board.” These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Treatment of ON24 Equity Awards

ON24 Stock Options. At the Effective Time, each Option outstanding and unexercised as of immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration will automatically, be treated as follows:

•

Vested Options. Each Vested Option, in each case, with an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of ON24 common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Option with such amount rounded down to the nearest whole cent.

•

Unvested Options. Each Unvested Option that has an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically canceled and converted into the right to receive the Option Restricted Cash Awards, which Option Restricted Cash Awards will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection) as applied to the corresponding canceled Unvested Option as of immediately prior to the Effective Time.

Each Option (whether a Vested Option or an Unvested Option) with a per share exercise price equal to or greater than the Merger Consideration will be canceled automatically at the Effective Time for no consideration.

ON24 RSU Awards. At the Effective Time by Parent and a holder of any RSU Award, at the Effective Time, each RSU Award outstanding as of immediately prior to the Effective Time will automatically be treated as follows:

•	Vested RSU Awards. Each Vested RSU Award will automatically, at the Effective Time, be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of ON24 common stock subject to such Vested RSU Award as of immediately prior to the Effective Time with such amount rounded down to the nearest whole cent.

•

Unvested RSU Awards. Each Unvested RSU Award will automatically, at the Effective Time, be canceled and converted into and will become the right to receive the RSU Restricted Cash Awards, which RSU Restricted Cash Awards will be subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection) as applied to the corresponding canceled Unvested RSU Award as of immediately prior to the Effective Time.

Quantification of Payments. All Unvested RSU Awards held by our non-employee directors will fully vest at the Effective Time, subject to the non-employee director’s continued service through the Effective Time. The estimated aggregate amount that would be payable to ON24’s seven non-employee directors for their Unvested RSU Awards if the Effective Time occurred on May 1, 2026 (for illustrative purposes only) is $2.3 million, assuming that there are no additional vesting events with respect to such directors’ Unvested RSU Awards prior to the Effective Time. As discussed more fully below, certain Unvested RSU Awards held by our executive officers will vest at the Effective Time, subject to the executive officer’s continued service through the Effective Time. The estimated aggregate amount that would be payable to ON24’s executive officers for their Unvested RSU Awards if the Effective Time occurred on May 1, 2026 (for illustrative purposes only) is $3.0 million, assuming that (a) with respect to TSR PSU Awards (as defined below) held by the executive officers, the average daily closing value of the S&P Software & Services Select Industry Index during the 60 trading days prior to the Closing Date (as defined below) is the same as it was during the 60 trading days ending on February 5, 2026, and (b) with respect to Stock Price PSU Awards (as defined below) held by the executive officers, the average daily closing prices per share of ON24 common stock on NYSE will not exceed $8.00 for any 20 consecutive trading days prior to the Closing Date. The actual aggregate amount payable to ON24’s executive officers for their Unvested RSU Awards in connection with the Closing will be increased if the average daily closing value of the S&P Software & Services Select Industry Index during the 60 trading days prior to the Closing Date is lower than it was during the 60 trading days ending on February 5, 2026, and the actual aggregate amount payable to ON24’s executive officers for their Unvested RSU Awards in connection with the Closing will be decreased if the average daily closing prices per share of ON24 common stock on NYSE exceeds $8.00 for any 20 consecutive trading days prior to the Closing Date.

Employment and Severance Agreements with Executive Officers

Sharat Sharan, ON24’s Chief Executive Officer, is party to a continuing employment letter with ON24 pursuant to which he is eligible for severance payments and benefits if (a) he incurs a termination of employment by ON24 without cause or (b) resigns (i) following (w) a material reduction in his cash compensation; (x) a material reduction in his benefits; (y) the assignment to him of additional material job responsibilities or a reduction in job responsibilities materially inconsistent with his position with the Company and responsibilities prior to the Effective Time; or (z) the relocation of his workplace to a facility or location more than 60 miles from the Company’s location prior to the Effective Time or (ii) due to death or disability (the entirety of (b), an “Involuntary Termination”), in each case within the period beginning 90 days before and ending one year following the Effective Time (a “Sharan Termination Event”). Upon a Sharan Termination Event, Mr. Sharan is entitled to:

•	a lump sum payment equal to (a) 18 months of his base salary, plus (b) 150% of his target bonus, plus (c) a pro rata portion of his target bonus for the year in which the termination occurs;

•	acceleration of 100% of unvested equity awards (subject to the terms of any applicable award agreement); and

•	reimbursements of any health coverage premiums paid under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of up to 18 months.

Notwithstanding the terms of Mr. Sharan’s continuing employment letter, Mr. Sharan also holds RSU Awards pursuant to which he is entitled to:

•	credit of an additional 12 full months of service in the event (a) he is terminated without cause or (b) he experiences an Involuntary Termination; and

•	100% acceleration of such RSU Awards that are unvested if he experiences Sharan Termination Event.

Mr. Sharan also holds certain performance-based vesting RSU Awards (“PSU Awards”). As described below, the performance-based vesting conditions of the PSU Awards held by Mr. Sharan and the other executive officers will be measured on or prior to the Effective Time, and, to the extent that such PSU Awards remain subject to time-based vesting conditions after the Effective Time, are treated as RSU Awards for purposes of the Merger Agreement. Notwithstanding the terms of Mr. Sharan’s continuing employment letter and the terms of his RSU Awards described above, pursuant to the terms of such PSU Awards, he is entitled to:

•

with respect to such PSU Awards that would otherwise become eligible to vest based upon a percentage determined by comparing the Company’s total stockholder return to the S&P Software & Services Select Industry Index during a three-year performance period beginning January 1, 2024 and ending December 31, 2026 (“TSR PSU Awards”), the TSR PSU Awards will become eligible to vest by determining the number of earned units based on the Merger Consideration (less any units that have already vested with respect to two prior performance periods under the TSR PSU Award, one of which began January 1, 2024 and ended on December 31, 2024, and the other of which began January 1, 2024 and ended December 31, 2025), and a prorated portion of the earned units, determined based on the period beginning on the grant date of the TSR PSU Award and ending on the Closing Date, will become fully vested and the remainder of the earned units will vest on December 31, 2026, subject to continued employment through such date and accelerated vesting upon a Sharan Termination Event before such date;

•

with respect to such PSU Awards that otherwise became eligible for vesting upon the achievement of certain financial milestones during the one year period beginning January 1, 2025 and ending December 31, 2025 and thereafter vest based on time (the “Financial PSU Awards”), the Financial PSU Awards will be treated as earned units based on the actual level of achievement during such performance period, and 33% of such earned units vested on January 1, 2026, and the remaining 66% of such earned units vest in eight quarterly installments starting on March 31, 2026, subject to continued employment through each vesting date and accelerated vesting upon a Sharan Termination Event before such vesting dates; and

•

with respect to such PSU Awards that would otherwise vest upon achievement of successive hurdles for the average closing price per share of ON24 common stock during the specified performance period (the “Stock Price PSU Awards”), the Stock Price PSU Awards the number of earned units will be determined based on the extent to which the Merger Consideration exceeds the applicable price hurdles, with pro-rata vesting and linear interpolation should the Merger Consideration fall between two price hurdles, and such units will vest as of immediately prior to the Effective Time.

Each of Steven Vattuone, ON24’s Chief Financial Officer, James Blackie, ON24’s Chief Revenue Officer, and Jayesh Sahasi, ON24’s Executive Vice President and Chief Technology Officer, is party to Severance Program Agreement with ON24 (the “Severance Program Agreements”). Under the Severance Program Agreements, each executive officer is eligible for certain severance payments and benefits if he incurs a termination of employment by ON24 without cause or resigns for good reason within one year of the Effective Time (each, a “qualifying termination”).

The Severance Program Agreements provide that, upon a qualifying termination, Messrs. Vattuone, Blackie, and Sahasi would each be entitled to:

•	payments in the form of (a) continuation of base salary for 12 months and (b) a pro rata portion of his target bonus for the year in which the termination occurs;

•	acceleration of 100% of unvested equity awards (subject to the terms of any applicable award agreement); and

•	reimbursements of any health coverage premiums paid under COBRA for a period of up to 12 months.

Each of Messrs. Vattuone, Blackie, and Sahasi also hold PSU Awards the terms of which provide that Messrs. Vattuone, Blackie, and Sahasi would each be entitled to:

•

for TSR PSU Awards, the TSR PSU Awards will become eligible to vest by determining the number of earned units based on the Merger Consideration (less any units that have already vested with respect to two prior performance periods under the TSR PSU Award, one of which began January 1, 2024 and ended on December 31, 2024, and the other of which began January 1, 2024 and ended December 31, 2025), and a prorated portion of the earned units, determined based on the period beginning on the grant date of the TSR PSU Award and ending on the Closing Date, will become fully vested and the remainder of the earned units will vest on December 31, 2026, subject to continued employment through such date and accelerated vesting upon a qualifying termination before such date;

•

for Financial PSU Awards, the Financial PSU Awards will be treated as earned units based on the actual level of achievement during such performance period, and 33% of such earned units vested on January 1, 2026, and the remaining 66% of such earned units vest in eight quarterly installments starting on March 1, 2026, subject to continued employment through each vesting date and accelerated vesting upon a qualifying termination before such vesting dates; and

•

for Stock Price PSU Awards, the Stock Price PSU awards the number of earned units will be determined based on the extent to which the Merger Consideration exceeds the applicable price hurdles, with pro-rata vesting and linear interpolation should the Merger Consideration fall between two price hurdles, and such units will vest as of immediately prior to the Effective Time.

Payments and benefits under (a) Mr. Sharan’s continuing employment letter and RSU Awards, including PSU Awards, and (b) with respect to Messrs. Vattuone, Blackie and Sahasi, each of the Severance Program Agreements and the PSU Awards are subject to the applicable executive officer’s execution and non-revocation of a general release of claims in favor of ON24.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has had any discussions or negotiations, or entered into any agreement, with Parent or any of its affiliates regarding the potential terms of their individual employment arrangements or the right to purchase or participate in the equity of Parent or one or more of its affiliates following the consummation of the Merger. Prior to or following the closing of the Merger, however, certain executive officers may have discussions, or may enter into agreements with, Parent, ON24, or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, ON24’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section of this proxy statement titled “The Merger Agreement - Indemnification of Directors and Officers and Insurance.”

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes certain material U.S. federal income tax considerations applicable to holders of ON24 common stock who receive cash in exchange for shares of ON24 common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial decisions and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (referred to herein as the “IRS”) regarding any of the tax issues discussed herein. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Merger described in this proxy statement.

This discussion assumes that holders of ON24 common stock hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of ON24 common stock in light of such holder’s individual circumstances, nor does it address U.S. state or local, non-U.S., or estate or gift taxes, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, the Medicare tax on net investment income or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not address tax considerations that may be relevant to holders of ON24 common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions, brokers or dealers in securities or currencies, mutual funds, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities and their partners or members, S corporations, tax-exempt organizations, governmental organizations, retirement or other tax-deferred accounts, insurance companies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates and former citizens or long-term residents of the United States, holders who acquired their ON24 common stock through the exercise of Company stock options or otherwise as compensation, holders who hold their ON24 common stock as part of a hedge, straddle, constructive sale, conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, real estate investment trusts, regulated investment companies, holders deemed to sell their shares of ON24 common stock under the constructive sale provisions of the Code, persons who own (directly, indirectly or constructively) an equity interest in Parent or the surviving corporation and holders who exercise appraisal rights in connection with the merger under the DGCL.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ON24 common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partnership holding ON24 common stock or a partner of a partnership holding ON24 common stock, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger relevant to you.

This discussion is for informational purposes only and is not tax advice. Holders of ON24 common stock are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the Merger to them in light of their particular circumstances, as well as any tax consequences of the Merger arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, “golden parachute” rules, or under any state, local or non-U.S. tax laws or under any applicable income tax treaty.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of ON24 common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•

a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person (within the meaning of the Code); and

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of ON24 common stock that is, for U.S. federal income tax purposes, an individual, a corporation, a trust or an estate that is not a U.S. holder.

U.S. Holders

The receipt of cash in exchange for shares of ON24 common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares exchanged for cash pursuant to the Merger. A U.S. holder’s adjusted tax basis in a share of ON24 common stock will generally be equal to the amount the U.S. holder paid for such share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares exceeds one year as of the date of the closing. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of ON24 common stock (i.e., common stock acquired at the same time and at the same price in a single transaction). U.S. holders who own separate blocks of ON24 common stock should consult their own tax advisors with respect to these rules.

A U.S. holder may, unless an exception applies, be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the cash received pursuant to the Merger, unless such U.S. holder provides its correct taxpayer identification number (referred to as the “TIN”) on IRS Form W-9 (or if appropriate, a substitute or successor form) and certifies under penalties of perjury that such TIN is correct and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder furnishes the required information to the IRS in a timely manner and other requirements are satisfied.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on earnings and profits (as determined for U.S. federal income tax purposes) effectively connected with a U.S. trade or business, subject to certain adjustments;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S.

holder generally will be subject to a 30% tax (or tax at such lower rate as may be specified under an applicable income tax treaty) on the non-U.S. holder’s net gain realized in the Merger, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (a) the five-year period ending on the date of the Merger and (b) the non-U.S. holder’s holding period in ON24 common stock, and, at any time during such period, the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the outstanding ON24 common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company does not believe that it was and does not expect that it will be a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of the Merger.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 24%) with respect to the cash received by such non-U.S. holder pursuant to the Merger, unless such non-U.S. holder provides the Paying Agent with an applicable and properly executed IRS Form W-8 certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person as defined under the Code) or otherwise establishes an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the taxing authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the IRS in a timely manner and other applicable requirements are satisfied. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

THE FOREGOING DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES WITH RESPECT TO ANY NON-INCOME TAX OR ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

Regulatory Approvals Required for the Merger

U.S. Antitrust

The obligations of Parent and the Company to consummate the Merger are subject to the waiting period applicable to the Merger under the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until notifications have been filed and certain information has been furnished to the FTC and the DOJ and the specified waiting period has expired or has been terminated. The Company and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC on January 28, 2026. Unless extended or terminated early, the waiting period under the HSR

Act is set to expire at 11:59 p.m. Eastern time on February 27, 2026. Both before and after the expiration of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the Merger on antitrust grounds. In addition, other governmental agencies or private parties may have standing to challenge the merger on antitrust grounds.

In addition, the Merger may be reviewed by the state attorneys general in the various states in which Parent and the Company operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or seek to prohibit the Merger under the circumstances and based on the standards set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the Merger. As of the date of this proxy statement, neither Parent nor the Company has been notified by any state attorney general indicating any plan to review the Merger.

Australian Antitrust

The consummation of the Merger is also conditioned upon the clearance or approval by the antitrust authority in Australia. The Merger cannot be completed until ON24 and Parent obtain clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in Australia. Parent filed or caused to be filed the draft notification form with the Australian Competition and Consumer Commission (the “ACCC”) on January 28, 2026.

There can be no assurance that any required regulatory approval will be obtained on a timely basis or at all.

The Merger Agreement includes covenants obligating each of the parties, with respect to filings under the HSR Act and with the ACCC, to supply (or cause to be supplied) information that may be required to make such filings or any additional information that may be requested by the FTC, DOJ or other governmental authorities in which such a filing is made, to cooperate and coordinate (and to cause their respective affiliates to cooperate and coordinate) with the other to make such filings, and to use their reasonable best efforts to take, or cause to be taken (including by their respective affiliates), all actions reasonably necessary, proper or advisable to (a) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and obtain any foreign regulatory consents applicable to the Merger as promptly as practicable and (b) obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from the applicable governmental authorities.

CFIUS

The consummation of the Merger is also conditioned upon the submission of a CFIUS Declaration (as defined in the Merger Agreement) and completion of the CFIUS Closing Period. The Company and Parent each filed or caused to be filed the requisite CFIUS Declaration on January 28, 2026. The CFIUS Closing Period is expected to expire upon the earliest to occur of (a) 35 days after the acceptance by CFIUS of the CFIUS Declaration or (b) such other CFIUS Closing Period occurrences as set forth in the Merger Agreement.

For more information regarding these covenants, see the section of this proxy statement titled “The Merger Agreement - Reasonable Best Efforts; Antitrust Filings; CFIUS Filings.”

Delisting and Deregistration of ON24 Common Stock

If the Merger is completed, the shares of ON24 common stock will be delisted from NYSE and deregistered under the Exchange Act, and shares of ON24 common stock will no longer be publicly traded.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. The provisions of the Merger Agreement are extensive and not easily summarized. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section of this proxy statement titled “Where You Can Find Additional Information.”

The Merger Agreement has been included to provide you with information regarding its terms, and we recommend that you read it in its entirety. The Merger Agreement is a contractual document that establishes and governs the legal relations between the Company, Parent and Merger Sub and allocates risks between the parties, with respect to the Merger, the other agreements contemplated by the Merger Agreement, and the transactions contemplated by the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates specified in the Merger Agreement. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract between the respective parties and are subject to representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by a confidential disclosure letter made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts), and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders, or securities laws. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The representations and warranties in the Merger Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section of this proxy statement titled “Where You Can Find Additional Information.”

The Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent.

Closing and Effective Time of the Merger

The closing of the Merger (the “Closing”) will take place within two business days after the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the last to be satisfied or waived of all of the conditions described in the section of this proxy statement titled “The Merger Agreement—Conditions of the Merger” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless another date is mutually agreed upon by Parent, Merger Sub and the Company (the date of Closing, the “Closing Date”).

The Merger will become effective at the time a certificate of merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time agreed by Parent and the Company in writing and specified in the certificate of merger and in accordance with the DGCL (the “Effective Time”).

Certificate of Incorporation and Bylaws; Directors and Officers

At the Effective Time and by virtue of the Merger, (a) the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be read as set forth in the applicable exhibit attached to the Merger Agreement, and (b) the bylaws of the surviving corporation will be amended and restated in their entirety to be identical to the bylaws of Merger Sub, except that all references to Merger Sub will be automatically amended and become references to the Company as the surviving corporation.

Under the Merger Agreement, the Company shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time will be the only directors of the Company, as the surviving corporation, immediately following the Effective Time. The officers of the Company immediately prior to the Effective Time will remain in office as the officers of the Company, as the surviving corporation, immediately following the Effective Time.

Consideration to be Received in the Merger

At the Effective Time, each share of ON24 common stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of ON24 common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Parent, or any shares of ON24 common stock as to which appraisal rights have been properly exercised in accordance with Delaware law, which will be automatically canceled and retired and shall cease to exist, and no consideration will be delivered in exchange therefor) will be automatically canceled and converted into the right to receive cash in an amount equal to $8.10, without interest and net of applicable withholding taxes (the “Merger Consideration”).

Treatment of ON24 Equity Awards and the ON24 ESPP in the Merger

At the Effective Time, all ON24 equity awards, including awards held by our non-employee directors and executive officers that are outstanding immediately prior to the Effective Time will generally be subject to the following treatment:

ON24 Stock Options

The Merger Agreement provides that each Vested Option with an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of ON24 common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess of the Merger Consideration minus the per share exercise price of such Vested Option with such amount rounded down to the nearest whole cent.

The Merger Agreement provides that each Unvested Option that has an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically canceled and converted into the right to receive the Option Restricted Cash Awards, which Option Restricted Cash Awards will be subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection) as applied to the corresponding canceled Unvested Option as of immediately prior to the Effective Time.

Each Option (whether a Vested Option or an Unvested Option) with an exercise price per share that is equal to or greater than the Merger Consideration will be canceled automatically at the Effective Time for no consideration.

ON24 RSU Awards

The Merger Agreement provides that each Vested RSU Award will automatically, at the Effective Time, be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of ON24 common stock subject to such Vested RSU Award as of immediately prior to the Effective Time with such amount rounded down to the nearest whole cent.

The Merger Agreement provides that each Unvested RSU Award will automatically, at the Effective Time, be canceled and converted into and will become the right to receive the RSU Restricted Cash Awards, which RSU Restricted Cash Awards will be subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection) as applied to the corresponding canceled Unvested RSU Award as of immediately prior to the Effective Time.

ON24 ESPP

Pursuant to the Merger Agreement, prior to the Effective Time the ON24 Board (or if applicable, the Committee (as defined in the ON24 ESPP, as defined below)) will take all actions necessary pursuant to the terms of the ON24, Inc. 2021 Employee Stock Purchase Plan (the “ON24 ESPP”) to ensure that (a) each right to acquire shares of ON24 common stock under the ON24 ESPP that is then-outstanding shall be exercised on a date that is no later than February 16, 2026, and on such date, all accumulated participant contributions under the ON24 ESPP shall be used to purchase shares of ON24 common stock, in accordance with the terms of the ON24 ESPP as if it was the Purchase Date for such Offering Period (as these terms are defined in the ON24 ESPP), (b) no individual participating in the ON24 ESPP shall be permitted to increase the amount of such participant’s rate of contributions under the ON24 ESPP or make separate non-payroll contributions to the ON24 ESPP, (c) no individual who is not participating in the current Offering Period may commence participation in such current Offering Period or the ON24 ESPP, and (d) the commencement of any future Offering Period under the ON24 ESPP or Offering (as defined in the ON24 ESPP) shall be suspended unless and until the Merger Agreement is terminated. The ON24 ESPP shall terminate in its entirety immediately prior to the Effective Time, and no further rights shall be granted or exercised under the ON24 ESPP thereafter.

Procedure for Receiving Merger Consideration

Parent agreed to select a reputable bank or trust company to act as the paying agent for the Merger (the “Paying Agent”) on or prior to the Closing Date. At the Effective Time or as promptly as practicable thereafter (but in no event later than 9:00 a.m. Eastern time, on the business day following the Effective Time), Parent shall deposit with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable to holders of ON24 common stock (other than to holders of shares of ON24 common stock for which statutory rights of appraisal have been properly exercised in accordance with Section 262 of the DGCL), Options and RSU Awards. The Company will, solely at the written request and direction of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Merger Consideration from the cash of the Company or any of its subsidiaries as specified in such request.

Within five business days after the Effective Time, the Paying Agent will mail to each holder of record as of immediately prior to the Effective Time (other than with respect to any shares of ON24 common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, as applicable, or to holders of shares of ON24 common stock for which statutory rights of appraisal have been properly exercised in accordance with Section 262 of the DGCL) of (x) one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of ON24 common stock (other than any shares of ON24 common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, as applicable) (the “Certificates”) or (y) one or more uncertificated shares of ON24 common stock (other than any shares of ON24 common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, as applicable) (the “Book-Entry Shares”) (a) a letter of transmittal (which will be in customary form reasonably acceptable to Parent and Company) and (b) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer to the Paying Agent as the Paying Agent may reasonably request) in the case of such Book-Entry Shares, together with a duly completed and validly executed letter of transmittal or, in each case, such other documents as reasonably required by the Paying Agent or Parent, (i) the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration; and (ii) the Company Share Certificate so surrendered shall be canceled.

No interest will be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Until so surrendered, each outstanding Certificate and Book-Entry Share will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration without interest thereon, payable in respect thereof. You should not send in your Certificates until you receive a letter of transmittal with instructions from the Paying Agent. Do not send your Certificates with your proxy card.

Each of the Company, Parent, Merger Sub, the surviving corporation, the Paying Agent (as applicable), and their respective affiliates and agents, shall be entitled to deduct and withhold such amounts as required by applicable law from the amounts payable to any person pursuant to the Merger Agreement in accordance with the Code and any other applicable law. Any such withheld or deducted amount timely paid over to the appropriate governmental authority shall be treated as though such amount had been paid to the person in respect of whom such withholding was required.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Parent, Merger Sub and ON24, including representations and warranties relating to, among other things,

•	organization, good standing and similar company matters;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with the parties’ governing documents, applicable laws and contracts; and

•	absence of brokerage commission, finders’ fees or similar compensation other than those payable by ON24 to Goldman Sachs.

In addition, the Merger Agreement contains customary representations and warranties of ON24 relating to, among other things:

•	capitalization;

•	ownership of the Company’s subsidiaries;

•	the approval the Board of the adoption of the Merger Agreement;

•	inapplicability of certain takeover laws;

•	antitrust matters, foreign investment matters and other governmental approvals;

•	the required approval of the Company’s stockholders of the adoption of the Merger Agreement;

•	non-contravention;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	preparation of Company financial statements in accordance with the United States generally accepted accounting principles;

•	internal controls and indebtedness;

•	the absence of undisclosed liabilities;

•	the ordinary conduct of business of ON24 since September 30, 2025 and the absence of a Company Material Adverse Effect (as defined below) since December 31, 2024;

•	material contracts;

•	real property;

•	environmental matters;

•	filing of tax returns, payment of taxes and other tax matters;

•	ownership and use of intellectual property;

•	employee benefits matters;

•	labor and employment matters;

•	compliance with laws and possession of permits;

•	data privacy matters;

•	the absence of pending or threatened litigation;

•	insurance;

•	sanctions, anti-corruption, anti-money laundering matters;

•	related party transactions; and

•	the receipt of a fairness opinion from Goldman Sachs.

The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub relating to among other things:

•	that neither Parent nor Merger Sub has been an “interested stockholder” of the Company as defined in Section 203 of the DGCL;

•	the absence of any action against Merger Sub or Parent challenging the Merger;

•	non-contravention;

•	the operations of Merger Sub;

•	execution, validity and sufficiency of financing to be provided under the Equity Commitment Letter consummate the Merger; and

•	solvency of the surviving corporation.

Certain of the Company’s representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” The Merger Agreement provides that a Company Material Adverse Effect means any change, effect, event, circumstance, occurrence, state of facts or development that (a) has individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company and its subsidiaries, taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement; provided that none of the following, and no change, effect, event, circumstance, occurrence, state of facts or development arising out of, relating to or resulting from the following constitute a Company Material Adverse Effect with respect to the foregoing clause (a):

•	general business or economic conditions affecting the industry in which the Company or any of its subsidiaries operates;

•

any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States (including cyber terrorism), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or any similar event, or geopolitical conflict, and military and/or governmental responses thereto;

•

any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, changes in or effects in weather, meteorological conditions or climate, explosion, fire, act of God or other force majeure event;

•	any epidemic, disease outbreak or pandemic, public health emergency or widespread occurrence of infectious disease;

•	financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index);

•	changes in GAAP after the date of the Merger Agreement;

•	changes in applicable laws, rules, regulations, governmental orders, or other binding directives issued after the date of the Merger Agreement by any governmental authority;

•

any breach, unauthorized access to or use of, acquisition, theft, destruction, compromise or other cybersecurity incident involving any trade secrets or personal data, personal information or similar information affecting the Company or its subsidiaries;

•

the taking of any action expressly required by the Merger Agreement or the other agreements contemplated by the Merger Agreement, including any action taken or refrained from being taken pursuant to the express terms of the Merger Agreement;

•

the public announcement or the execution of the Merger Agreement or the pendency or consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees;

•

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect unless otherwise excluded in the definition hereunder);

•

any change, in and of itself, in the market price or trading volume of the securities of the Company (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect unless otherwise excluded in the definition hereunder); or

•

any litigation, claim or legal proceeding threatened or initiated against the Company or any of its subsidiaries, affiliates, officers or directors, in each case, arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

except, in each case of the first eight bullets above, to the extent that such changes, effects, events, circumstances, occurrences, state of facts or developments does not disproportionately affect the Company or any of its subsidiaries relative to other participants in the industries in which the Company and its subsidiaries operate.

The representations and warranties of the Company, Parent and Merger Sub are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the confidential disclosure letter.

The representations and warranties of the Company, Parent and Merger Sub will terminate at the Effective Time.

Covenants Regarding Conduct of Business by the Company Until the Effective Time

Except for matters set forth in the confidential disclosure letter or as otherwise expressly required by the Merger Agreement or required by applicable law or with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement or the Effective Time, the Company and its subsidiaries shall (a) conduct the business and operations of the Company and its subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice and (b) use its commercially reasonable efforts, consistent with past practice, to preserve intact its business organization, operations, assets, goodwill and relationships with material customers, suppliers, subcontractors, officers, employees and other third parties.

In addition, without limiting the generality of the foregoing, except for matters set forth in the confidential disclosure letter or as otherwise expressly required by the Merger Agreement or required by applicable law or with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time, the Company shall not, and shall not permit any of its subsidiaries, without the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned) to:

•

declare, set aside or pay any dividends on or make other distributions in respect of any of the Company’s capital stock or shares or directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock except, in each case, for certain intercompany transactions, the satisfaction of applicable tax withholding obligations in respect of the vesting or settlement of Options or RSU Awards or the forfeiture of Options or RSU Awards by the holder thereof upon such holder’s termination of employment with the Company or any of its subsidiaries;

•

issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of (a) any shares of beneficial interests, capital stock or other ownership interest in the Company or any of its subsidiaries; (b) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (c) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities (including, for the avoidance of doubt, any grants of Options, RSU Awards or other awards under the Company’s equity plans); (d) or take any action to cause to be exercisable any otherwise unexercisable option under any of the Company’s equity plans except, in each case, (i) for issuances of ON24’s common stock in respect of (A) any exercise of Options outstanding on the date of the Merger Agreement, (B) any right to purchase ON24 common stock under the ON24 ESPP, or (C) the vesting of or delivery of shares under RSU Awards, in accordance with their terms as of the date of the Merger Agreement, or (ii) for transactions solely between or among the Company and its wholly-owned subsidiaries;

•

except as required by an employee benefit plan maintained by the Company or any of its subsidiaries as in effect on the date of the Merger Agreement or applicable law, or for payments of annual or other regularly paid bonuses or commissions (e.g., quarterly or semi-annually) made under such an employee benefit plan in the ordinary course of business consistent with past practice and such employee benefit plan (a) grant any new entitlement to or increase the wages, salary or compensation or other benefits payable or provided to any service provider, other than annual increases in base salary or base wage rates for the 2026 calendar year made in the ordinary course of business consistent with past practice (including with respect to the timing and cadence of such increases) with respect to employees of the Company and its subsidiaries whose annual base salary or wage rate is less than $250,000 (excluding any service provider who has a change in control severance provision in their employment agreement or a Severance Program Agreement in effect with the Company or any of its subsidiaries (other than the administrative assistant of the Company’s chief executive officer)); provided, however, that such increases may not exceed 10% per individual or 3% in the aggregate for such employees determined based on the individual’s annual base salary or hourly wage rate or the aggregate annual base salaries or hourly wage rates, respectively; and provided further that such increases will be effective no earlier than May 15, 2026, and such 3% in the aggregate limit will be calculated on the date of the increase based on the service providers of the Company and its subsidiaries who remain employed as of such date; provided, that for the sake of clarity and avoidance of doubt, a service provider’s departure after the date of a given increase date shall not impact the aggregate limit determinations for all increases granted prior to the date of such service provider’s departure; (b) grant any employment termination, change of control, severance or termination pay, retention or other similar bonus or any similar arrangement with any current or former service provider; (c) establish, adopt, enter into, materially amend or terminate any employee benefit plan for the benefit of any current or former service providers, not including annual renewals of welfare benefit plans made in the ordinary course of business consistent with past practice; (d) accelerate the payment, funding, right to payment or vesting of any compensation or benefits; (e) hire or promote any employees, or engage other service providers, other than hiring an employee to fill open positions or to replace an individual whose employment terminates following the date of the Merger Agreement and, in each case, provided that (i) any such employee’s annual base salary or wage rate is less than $250,000, and (ii) such hiring is done and the terms and conditions of such employee’s employment are determined in the ordinary course of business consistent with past practice; (f) terminate employees of the Company and its subsidiaries (other than for cause) other than in the ordinary course of business consistent with past practice for employees whose annual base salary or wage rate is less than $250,000, or (g) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization;

•	amend, or propose to amend, or permit the adoption of any amendment or otherwise make any change to any of the organizational documents of the Company or any of its subsidiaries;

•	effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction with respect to any shares of capital stock or other ownership interest in the Company;

•

(a) merge or consolidate with any party or (b) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

•	make or commit to make any capital expenditure in excess of $250,000 in any single instance or $1,500,000 in the aggregate;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other party, except for the purchase of supplies from suppliers or vendors in the ordinary course of business;

•

except in the ordinary course of business consistent with past practice, (a) create, incur, assume or otherwise become liable for any Indebtedness for borrowed money or guarantee any such Indebtedness (as defined in the Merger Agreement) of another party, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another party, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another party or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements solely among one or more of the Company and its wholly-owned subsidiaries, (2) agreements or arrangements or borrowings incurred under the Company’s or any of its Subsidiaries’ existing credit facilities with a value less than $250,000; (b) make any loans or advances to any other party other than intercompany transactions or arrangements among one or more of the Company and its wholly-owned subsidiaries or (c) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements among one or more of the Company and its subsidiaries;

•

enter into, extend, terminate, modify, assign, renew, waive rights under or amend any material contract or Company real property lease (or contract that would be a material contract or real property lease if entered into as of the date the Merger Agreement or if after giving effect to such amendment or modification would be a material contract or real property lease), other than in the ordinary course of business consistent with past practice;

•

enter into any contract, agreement or other instrument that would materially restrict, after the Effective Time, Parent and its affiliates or subsidiaries (including the surviving corporation and its subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

•

except in the ordinary course of business consistent with past practice, sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise dispose of any assets (other than Intellectual Property (as defined in the Merger Agreement)) with a fair market value in excess of $250,000 in the aggregate;

•

commence, pay, discharge, settle, compromise or satisfy any pending, threatened or actual claim, demand, notice, action, suit, arbitration, proceeding, audit or investigation other than any solely monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $500,000 in any single instance or $1,500,000 in the aggregate or other than in the ordinary course of business consistent with past practice in the collection of outstanding accounts receivables or other amounts owed to the Company;

•	materially change any of its financial or tax accounting methods or practices in any respect, except as required by GAAP or applicable law;

•

(a) make, change or revoke any entity classification or other material tax election with respect to the Company or any of its subsidiaries, (b) file any material amended tax return or claim for refund of material taxes with respect to the Company or any of its subsidiaries, (c) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) affecting any material tax liability or refund of material taxes with respect to the Company or any of its subsidiaries, (d) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax with respect to the Company or any of its subsidiaries, (e) settle, surrender, or compromise any material tax liability or proceeding or refund of material taxes with respect to the Company or any of its subsidiaries, or (f) voluntarily approach any governmental authority or initiate any voluntary disclosure program with respect to a material amount of unpaid taxes;

•

cease to maintain in full force and effect or fail to renew existing insurance (or alternative insurance with comparable terms and conditions with financially responsible insurance companies) in such amounts and against such risks and losses as are customary for the nature of the property, assets or businesses so insured and for companies engaged in the respective businesses of the Company and its subsidiaries;

•

sell, transfer, assign, encumber, license, abandon, permit to lapse, convey or otherwise dispose of any material Company Intellectual Property (as defined in the Merger Agreement), except for non-exclusive licenses granted in the ordinary course of business or the expiration of Company Registered Intellectual Property (as defined in the Merger Agreement) at the end of its statutory term;

•

make any materially adverse change to any of their privacy policies or to the operation or security of the Company Systems (as defined in the Merger Agreement) used in their businesses, except as required by applicable law;

•

except in the ordinary course of business consistent with past practice, (a) accelerate or delay the collection of accounts receivable, (b) grant any extension of credit or change any credit terms, or (c) sell, factor, pledge, discount or otherwise dispose of any accounts receivable;

•

except in the ordinary course of business consistent with past practice, (a) accelerate or delay the payment of accounts payable, (b) agree to any material modification of payment terms with suppliers or vendors, or (c) fail to pay accounts payable when due;

•	enter into any new line of business outside its existing business as of the date of the Merger Agreement that would be material to the Company and its subsidiaries taken as a whole;

•	enter into or adopt any “poison pill” or similar stockholder rights plan; or

•	agree or commit to take any of the foregoing actions.

In addition, in the event the Closing has not occurred by June 30, 2026, from June 30, 2026 until the earlier of the Effective Time or the date the Merger Agreement is validly terminated in accordance with the Merger Agreement, the Company and its subsidiaries shall use reasonable best efforts in the ordinary course of business to maintain cash and cash equivalents equal to at least the Minimum Cash Amount (as defined in the Merger Agreement).

No-Shop; Company Board Recommendation Change

No-Shop

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, ON24 and its subsidiaries agreed to not, and agreed to not authorize or permit any of their respective representatives to, directly or indirectly:

•

initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below) with respect to the Company;

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to any person or group of persons (or any of their affiliates or representatives) that has made an Acquisition Proposal with respect to the Company;

•

approve, recommend or enter into, or propose to approve or recommend to enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to the Company (other than an Acceptable Confidentiality Agreement (as defined below));

•

take any action or exempt any third party from the restrictions on “business combinations” or any similar provisions contained in any applicable Takeover Law or the Company’s Organizational Documents or grant a waiver under Section 203 of the DGCL; or

•	resolve, publicly propose or agree to do any of the foregoing.

The Company also agreed to, within five business days following the execution of the Merger Agreement, request the return or destruction of all confidential, non-public information provided to third parties (other than Parent or Merger Sub) that have entered into confidentiality agreements prior to the date of the Merger Agreement with the Company or any subsidiary thereof in connection with the consideration of any Acquisition Proposal.

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company shall not release or permit any of its affiliates to release, any party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable law, any such standstill or similar agreement to which it is a party;

provided, that, if the ON24 Board determines in good faith (after consultation with its outside legal counsel) that the failure to waive any provision of a confidentiality or standstill agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, the Company may, with prior written notice to Parent, waive such provision solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of the Merger Agreement) to make, on a confidential basis to the ON24 Board, an Acquisition Proposal.

If, at any time on or after the date of the Merger Agreement, until the earlier to occur of the termination of the Merger Agreement and the Company’s receipt of the ON24 stockholder approval, the Company receives an Acquisition Proposal that constitutes, and the ON24 Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such proposal is reasonably expected to lead to, a Superior Proposal (as defined below) with respect to the Company, and after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the ON24 Board under applicable law, the Company may participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to any person or group of persons (or any of their affiliates or representatives) that has made such Acquisition Proposal with respect to the Company provided that, the Company may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to the Company with respect to confidentiality than the terms of its confidentiality agreement with Cvent, Inc. and that does not include any provision calling for any exclusive right to negotiate with any third party or otherwise having the effect of prohibiting the Company from satisfying any of its obligations hereunder; provided, however, that such confidentiality agreement shall not be required to include standstill provisions that prohibit or restrict the making or amendment of any private or public Acquisition Proposal (an “Acceptable Confidentiality Agreement”) and so long as the Company (a) concurrently provides to Parent any information and data concerning the Company or any Subsidiary or access provided to such third-party that as not previously made available to Parent and (b) the Company sends a copy of such Acceptable Confidentiality Agreement to Parent promptly (and in any event within forty-eight (48) hours) following its execution and delivery (and the Company shall not thereafter terminate, waive, amend, release or modify any material provisions of such Acceptable Confidentiality Agreement) following its execution.

From and after the date of the Merger Agreement, ON24 agreed to as promptly as practicable (and in any event within one business day) advise Parent in writing of any request for information or any Acquisition Proposal with respect to the Company received from any person or group of persons, or any request for information, inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to the Company, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly (and in any event, within one business day) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing and the identity of the person or group of persons making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place.

As used in the Merger Agreement, the term “Acquisition Proposal” means any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions (other than the transactions contemplated by the Merger Agreement) involving the:

•

direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of the Company and its subsidiaries, taken as a whole, by any person or group of persons (other than Parent or Merger Sub or any of their affiliates);

•

direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities, capital stock or voting power of the Company or any of its subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, by any person or group of persons (other than Parent or Merger Sub or any of their affiliates); or

•

merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or group of persons (other than Parent or Merger Sub or any of their affiliates) beneficially owning twenty percent (20%) or more of any class of equity securities or voting power of the Company or any of its subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries, taken as a whole.

As used in the Merger Agreement, the term “Superior Proposal” means, with respect to the Company, any bona fide written Acquisition Proposal with respect to the Company made by any person or group of persons (other than Parent Merger Sub or any of their affiliates) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (a) fifty percent (50%) or more of the assets of the Company and its subsidiaries, taken as a whole, or (b) fifty percent (50%) or more of the equity securities of the Company, in each case, on terms which a majority of the board of directors of the Company determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel and taking into account all relevant financial, legal, financing, regulatory and other aspects of such Acquisition Proposal and the Merger Agreement, including any alternative transaction (including any modifications to the terms of the Merger Agreement) proposed by Parent or Merger Sub in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable from a financial point of view to the Company and ON24 stockholders (in their capacity as stockholders) as compared to the transactions contemplated by the Merger Agreement and to any alternative transaction (including any modifications to the terms of the Merger Agreement) proposed by Parent or Merger Sub pursuant to the Merger Agreement.

Company Board Recommendation Change

The ON24 Board, and any committees thereof, as the case may be, are required not to, directly or indirectly (any of the following actions, a “Company Board Recommendation Change”):

•

withhold, withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by the ON24 Board or any such committee of the transactions contemplated by the Merger Agreement;

•	fail to include its recommendation that the ON24 stockholders adopt the Merger Agreement in accordance with the DGCL (the “Company Recommendation”) in this proxy statement;

•	propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to the Company;

•

fail to publicly reaffirm or republish the Company Recommendation within five business days (or if earlier two business days prior to the date the Special Meeting is scheduled to be held) of (a) the public disclosure of an Acquisition Proposal (other than certain tender offers or exchange offers) with any party other than Parent or Merger Sub or (b) being requested by Parent to do so;

•

fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within five business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or if earlier two business days prior to the date the Special Meeting is scheduled to be held); or

•

approve or recommend, publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into any Contract (or any letter of intent, memorandum of understanding, agreement in principle or other similar contract or agreement) with respect to an Acquisition Proposal relating to the Company (other than an Acceptable Confidentiality Agreement permitted by the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to obtaining the ON24 stockholder approval, the ON24 Board may effect a Company Board Recommendation Change or terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, in each case if (a) the Company receives a bona fide, written Acquisition Proposal with respect to the Company after the date of the Merger Agreement that has not been withdrawn and did not result from a breach of the Merger Agreement, and the ON24 Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and the ON24 Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take such action in response to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, or (b) any event, development or change in circumstances first occurring, arising or coming to the attention of the ON24 Board after the date of the Merger Agreement to the extent that such event, development or change in circumstances (i) materially improves the business, assets, operations or prospects of the Company and its subsidiaries, (ii) was neither known by the ON24 Board or the Company’s management, nor reasonably foreseeable by the ON24 Board or the Company’s management, as of or prior to the date of the Merger Agreement and (iii) does not relate to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto; provided, however, that in no event shall the changes in the market price or trading volume of ON24 common stock or the fact that the Company fails to meet, meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be a qualifying event (provided, however, that the underlying causes of such change or fact shall not be excluded by this proviso) (any such event, development or change in circumstances, an “Intervening Event”).

In the case of a Superior Proposal, no adverse recommendation change and/or termination of the Merger Agreement may be made:

•

four business days pass from the date the Company provides written notice to Parent advising Parent that the ON24 Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person or group of persons making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal;

•

the Company negotiates in good faith with Parent (to the extent Parent wishes to negotiate) during such four business day period to make such revisions to the terms of the Merger Agreement and the Equity Commitment Letter as would cause such Acquisition Proposal to cease to be a Superior Proposal; and

•

at the end of such four business day period the ON24 Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor), and taking into account any alternative transaction proposed in writing by Parent, all financial, legal, regulatory, financing and other terms and conditions of any such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such Superior Proposal continues to constitute a Superior Proposal and that the failure to make a Company Recommendation Change or terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, in response to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. Any amendment to the financial terms and any other material amendment to any Acquisition Proposal will be deemed a new Acquisition Proposal and require a new two business day notice period.

In the case of an Intervening Event, no Company Recommendation Change may be made:

•

(a) until after the fourth business day after receipt by Parent of a Company Notice of Change and (b) during such four business day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to the Merger Agreement and the Equity Commitment Letter which would allow the ON24 Board not to make such Company Adverse

Recommendation Change in response to such Intervening Event, consistent with its fiduciary duties under applicable law; and

•

unless prior to effecting a Company Board Recommendation Change, the ON24 Board (a) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make such Company Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (b) determines in good faith that the reasons for making such Company Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to the Company and (c) provides written notice to advising Parent that the ON24 Board is contemplating making a Company Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination.

Reasonable Best Efforts; Antitrust Filings; CFIUS Filings

Subject to the conditions and upon the terms of the Merger Agreement, ON24 and Parent agreed to use their reasonable best efforts (subject to, and in accordance with, applicable law) to take, or cause to be taken (including by their respective subsidiaries), all actions; to do, or cause to be done; to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to carry out the intent and purposes of the Merger Agreement; to consummate the transactions contemplated by the Merger Agreement, including by:

•

Cooperating with the other party, executing and delivering such further documents, certificates, agreements and instruments and taking such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by the Merger Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder);

•	Giving all notices required to be made and given by such party in connection with the transactions contemplated by the Merger Agreement; and

•	obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a governmental authority or a party to any material contract.

Each of ON24 and Parent agreed to:

•

within 20 business days after the date of the Merger Agreement, file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice their respective Notification and Report Forms under the HSR Act relating to the transactions contemplated by the Merger Agreement;

•

within 20 business days after the date of the Merger Agreement use reasonable best efforts to file all other documents (including draft documents where applicable) required to be filed with any governmental authority pursuant to the antitrust laws or regulations identified in the confidential disclosure letter; and

•

(a) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any governmental authority with respect to the transactions contemplated by the Merger Agreement; (b) keep the other party informed as to the status of any such legal proceeding or threat; and (c) reasonably cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

Each party also agreed to:

•	promptly use reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable to obtain or complete the CFIUS Closing Period, including promptly preparing and submitting (a) within 20 business days of the date of the Merger Agreement, a CFIUS Declaration; (b) a draft joint voluntary notice with respect to the transactions contemplated by the Merger Agreement (a “CFIUS Notice”), if requested or required by CFIUS or if requested by Parent following the conclusion of the thirty-day CFIUS Declaration assessment period; and (c) a final CFIUS Notice, following the resolution of any questions and comments received from CFIUS on the draft CFIUS Notice, in each case, to CFIUS, with respect to the transactions contemplated under the Merger Agreement, and pursuant to the DPA;

•

(a) cooperate and promptly provide any information reasonably requested by CFIUS (or any other agency or branch of the U.S. government) in connection with the CFIUS assessment, review, or investigation of the transactions contemplated by the Merger Agreement and within the timeframes set forth in the DPA; and (b) promptly inform each other of any material communication with CFIUS, permitting each other to review any communication to CFIUS by the other, and consulting with the other in advance of any planned meeting or conference with CFIUS and, to the extent permitted by CFIUS, grant each other the opportunity to attend and participate in any such planned meeting or conference; provided that the parties are not be obligated to disclose to the other any communication to CFIUS that each party considers to be proprietary or confidential or that would violate any applicable laws, but shall, to the extent practicable, provide a redacted or summary version of such communications;

•	promptly supply the other with any information reasonably required in order to effectuate the filings described in the Merger Agreement; and

•	promptly supply additional information reasonably required by a governmental authority.

Subject to applicable legal limitations and the instructions of any governmental authority, each of Parent, Merger Sub and the Company will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of substantive communications received from any governmental authority. Each of Parent, Merger Sub and the Company will reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any governmental authority in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust laws in connection with the transactions contemplated by the Merger Agreement. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any governmental authority in connection with such filings without using reasonable best efforts to give the other prior notice of the meeting or conversation and, unless prohibited by such governmental authority, a reasonable opportunity to attend or participate.

Notwithstanding anything in the Merger Agreement to the contrary, Parent shall not be obligated or required to (and the Company shall not without the Parent’s written consent) propose, negotiate, commit to, or effect, by consent decree, hold-separate orders or otherwise, (a) the sale, divestiture, license or disposition of any assets, properties, businesses, products, product lines, rights, or services of the Company or any of its subsidiaries or affiliates or Parent or any of its subsidiaries or affiliates or any of their respective interest or interests therein, (b) to otherwise take or commit to take actions that after the Closing Date would limit Parent’s or the Company’s freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines, or services of the Company or any of its subsidiaries or affiliates or Parent or any of its subsidiaries or affiliates or any of their respective interest or interests therein, (c) any structural or conduct remedy, (d) agree or otherwise be required to take any action with respect to Parent, Merger Sub, or any of Parent’s Affiliates, including (i) Blackstone and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone, and (ii) any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle; or (e) agree or otherwise be required to take any action that is not expressly conditioned upon the consummation of the transactions contemplated by the Merger Agreement.

Proxy Statement; ON24 Stockholders Meeting

The Company agreed to hold the Special Meeting as promptly as reasonably practicable following the mailing of the proxy statement to the Company’s stockholders (but no later than 30 days following the mailing of the proxy statement to the Company’s stockholders, unless mutually agreed in writing by Parent and the Company).

The Company may postpone or adjourn the Special Meeting on up to three occasions:

•	to allow additional solicitation of votes in order to obtain the adoption of the Merger Agreement by a majority of the outstanding shares of ON24 common stock entitled to vote at the Special Meeting;

•	if there are holders of an insufficient number of shares of ON24 common stock present or represented by proxy at the Special Meeting to constitute a quorum at the Special Meeting;

•	if the Company is required to postpone or adjourn the Special Meeting by applicable law or a request from the SEC or its staff; or

•

in order to give the ON24 stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the ON24 stockholders or otherwise made available to the ON24 stockholders if, in the good faith judgment of the ON24 Board (after consultation with outside legal counsel), the failure to do so would be inconsistent with its fiduciary obligations under applicable law).

Any such postponement or adjournment shall not be for more than five business days, provided, that the Special Meeting will not be postponed or adjourned beyond the date that is five business days prior to the Termination Date (as defined below), and once fixed by the ON24 Board, the record date for the Special Meeting shall not change without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

The Company has agreed to ensure that the proxy statement will not, at the time the proxy statement is first disseminated to ON24 stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies which has become false or misleading. However, the Company assumes no responsibility with respect to any information supplied by or to be supplied by Parent that is included or incorporated by reference in the proxy statement.

If at any time prior to the Special Meeting any information relating to the Company, Parent, Merger Sub or any of their respective affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the proxy statement or any other required Company filing with the SEC, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company stockholders.

Subject to applicable law, the Company shall use its reasonable best efforts to cause the proxy statement to be disseminated to the Company stockholders as promptly as reasonably practicable, and in no event more than three business days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the proxy statement, which confirmation will be deemed occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., Eastern time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the proxy statement.

If the Company is required to file any document other than the proxy statement with the SEC in connection with the Merger pursuant to applicable law, then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such other required Company filing with the SEC.

Financing Efforts

Parent and Merger Sub have represented to ON24 that:

•

Parent has delivered to ON24 a true, accurate and complete copy of the duly executed Equity Commitment Letter pursuant to which the Financing Sources have committed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the amounts set forth therein for the purpose of funding a portion of the transactions contemplated by the Merger Agreement (the “Equity Financing”).

•	The Equity Commitment Letter provides that ON24 is entitled to enforce such Equity Commitment Letter in accordance with the terms thereof.

•

As of the date of the Merger Agreement, (a) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified; and (b) the respective commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, replaced or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination, replacement or rescission is contemplated.

•

As of the date of the Merger Agreement, other than the Equity Commitment Letter, there are no other contracts or side letters to which Parent, Merger Sub or any of the Financing Sources is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing at Closing, other than as expressly set forth in the Equity Commitment Letter delivered to the Company prior to the date of the Merger Agreement.

•

Assuming the satisfaction of the conditions precedent to consummation of the Merger, the aggregate proceeds of the Equity Financing are sufficient to (a) make all payments contemplated by the Merger Agreement in connection with the consummation of the Closing; (b) repay, prepay or discharge (substantially simultaneously with the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the that certain Sixth Amended and Restated Loan and Security Agreement, dated August 31, 2021, by and between Company and Comerica Bank, and all other loan documents related thereto (in each case as amended, restated, amended and restated, supplemented, or otherwise modified from time to time) as contemplated by the Merger Agreement; and (c) pay all fees and expenses required to be paid at Closing by Parent or Merger Sub in connection with the Merger and the Equity Financing.

•

As of the date of the Merger Agreement, the Equity Commitment Letter is in full force and effect, and constitutes the legal, valid and binding obligations of, Parent and, to the knowledge of Parent, the other parties thereto, as applicable, enforceable against Parent and, to the knowledge of Parent, assuming due and valid execution by each other party thereto, the other parties thereto, as applicable, in accordance with their terms (except as limited by customary enforceability exceptions).

•

Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the amount of the Equity Financing required to consummate the transactions contemplated by the Merger Agreement pursuant to any agreement relating to the Equity Financing to which the Financing Sources, Parent or Merger Sub is a party.

•

Assuming the satisfaction of the conditions precedent to consummation of the Merger, each of Parent and Merger Sub has no reason to believe that it or any other parties to the Equity Commitment Letter will be unable to satisfy on a timely basis any term or condition in the Equity Commitment Letter applicable to it.

•

As of the date of the Merger Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to (a) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any of the other parties thereto pursuant to the Equity Commitment Letter; (b) result in the failure of any condition to the Equity Financing; or (c) otherwise result in a portion of the Equity Financing (in an amount that would reduce the aggregate amount of the Equity Financing below the amount required to consummate the transactions contemplated by the Merger Agreement) being unavailable to Parent on the Closing Date.

•

As of the date of the Merger Agreement and assuming the satisfaction of the conditions precedent to consummation of the Merger, Parent has no reason to believe that the amount of the Equity Financing required to consummate the transactions contemplated by the Merger Agreement will not be made available to Parent on or prior to the Closing Date.

•

As of the date of the Merger Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of the Merger Agreement pursuant to the terms of the Equity Commitment Letter.

Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Equity Financing, including by maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the terms and conditions therein, complying in all material respects with the obligations applicable to Parent and Merger Sub pursuant to the Equity Commitment Letter, enforcing its rights pursuant to the Equity Commitment Letter at or prior to the Closing and, in the event that all conditions contained in the Equity Commitment Letter have been satisfied (except those that, by their nature, are to be satisfied at the Closing) or waived, consummating the Equity Financing at or prior to the Closing.

Prior to the Closing, each of Parent and Merger Sub shall not, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Equity Commitment Letter or the definitive agreements relating to the Equity Financing if such withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver would, or would reasonably be expected to, (a) reduce the aggregate amount of the Equity Financing (or the cash proceeds available therefrom) below the amount required to consummate the transactions contemplated by the Merger Agreement; (b) impose new or additional conditions precedent to the Equity Financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the Equity Financing; (c) expand, amend, or modify any other terms to the Equity Financing in a manner that would reasonably be expected to prevent, impair or materially delay the Closing and the funding of the amount of the Equity Financing required to consummate the transactions contemplated by the Merger Agreement; or (d) adversely impact in any material respect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter or the definitive agreements with respect thereto.

Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing of (a) any material breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or default), cancellation, early termination or repudiation by any party to the Equity Commitment Letter or definitive agreements related to the Equity Financing; (b) the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any actual material breach, default, cancellation, early termination or repudiation by any party to the Equity Commitment Letter or any definitive agreements related to the Equity Financing of any provisions of the Equity Commitment Letter or such definitive agreements; and (c) Parent or Merger Sub becoming aware of any fact, circumstance, event or other development that would reasonably be expected to result in Parent not being able to timely obtain all or any portion of the Equity Financing in the amount required to consummate the transactions contemplated by the Merger Agreement on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any definitive agreements related to the Equity Financing. Parent and Merger Sub shall provide any information reasonably requested by the

Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent.

Indemnification of Directors and Officers and Insurance

All rights to indemnification and exculpation from liabilities, including advancement of expenses, that arise out of out of any matters by reason of their status, or acts or omissions occurring, at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the “Indemnified Parties”) as provided in the Company’s organizational documents, or any indemnification contract between such directors or officers and the Company (in each case, as in effect on the date of the Merger Agreement) shall survive the Merger and shall continue in full force and effect.

For a period of six years from the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, provide exculpation, indemnification and advancement of expenses no less favorable to the intended beneficiaries than the corresponding provisions of the Company’s organizational documents, as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification with respect to any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

Prior to or at the Effective Time, the Company will or, if the Company is unable to, Parent will cause the surviving corporation as of or after the Effective Time to, purchase a six-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with the Merger Agreement and the transactions or actions contemplated by the Merger Agreement), and Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation; provided, however, that the Company will not pay, or agree to pay, and the surviving corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of such “tail” policy.

Employee Benefits Matters

For a period ending on the first (1st) anniversary of the Effective Time (the “Benefit Continuation Period”), Parent agreed to provide, or cause the surviving corporation or one of its affiliates to provide, to each of the individuals who are employees of the Company or its Subsidiaries as of the Effective Time (the “Continuing Company Employees”) (a) a salary, wage, and target cash bonus or commission opportunity that, in each case, is no less favorable in the aggregate than the salary, wage, and target cash bonus or commission opportunities that was provided to such Continuing Company Employee immediately prior to the Effective Time, provided that no Continuing Company Employee’s base salary or wage rate may be reduced during the Benefit Continuation Period by more than 10%; (b) employee benefits (other than any change of control, corporate sale, or similar transaction-related payment or benefit, long-term incentives, equity or equity-based incentives, severance, defined benefit pension plan, retiree health or retiree life insurance benefits, or nonqualified deferred compensation benefits (together, the “Excluded Benefits”) that are substantially comparable in the aggregate to either (at Parent’s election) (i) the employee benefits (other than the Excluded Benefits) provided to such Continuing Company Employee immediately prior to the Effective Time or (ii) the employee benefits (other than the Excluded Benefits) provided to similarly situated employees of Parent and its Affiliates; and (c) severance or termination benefits that are no less favorable than the severance or termination benefits provided to similarly situated employees of Parent and its Affiliates.

Parent further agreed to, or cause its affiliates (including the Company) to, no later than March 15, 2027, pay to each Continuing Company Employee who remains employed by Parent or any of its affiliates (including the

Company) through December 31, 2026, a pro-rated annual cash bonus with respect to the period beginning on January 1, 2026 and ending on the Closing Date, subject to certain metrics and terms set forth in the confidential disclosure letter.

With respect to each employee benefit plan of Parent and its subsidiaries providing benefits to any Continuing Company Employees after the Effective Time (the “New Plans”), each Continuing Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time for purposes of vesting and benefits eligibility and, with respect to severance and paid-time off plans, level of benefits; provided, however, that such service crediting shall not be required (a) to the extent it would result in a duplication of benefits, (b) with respect to benefit accruals under any defined benefit pension plan or (c) with respect to any long-term incentive or equity or equity-based plan maintained by Parent or any of its affiliates.

In addition, Parent will (a) provide that each Continuing Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable employee plan in which such Continuing Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (b) provide that for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Company Employee, pre-existing condition exclusions and actively-at-work requirements of such New Plan are waived for such Continuing Company Employee and his or her covered dependents, and take commercially reasonable efforts to provide that any eligible expenses incurred by such Continuing Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Company Employee’s participation in the corresponding New Plan begins are taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Unless otherwise requested by Parent prior to the Closing Date, the Company will terminate, effective as of no later than the day immediately preceding the Closing Date, the Company-sponsored 401(k) plan.

Other Agreements

The Merger Agreement contains additional agreements between ON24, on the one hand, and Parent and Merger Sub, on the other hand, relating to, among other things:

•	repayment and discharge of the Company’s indebtedness by Parent in connection with the Merger;

•	Parent and Merger Sub’s access to information of ON24;

•	notification of certain matters;

•	confidentiality;

•	consultations regarding public statements and disclosure; and

•	litigation relating to the transactions contemplated by the Merger Agreement.

Conditions of the Merger

The obligations of ON24, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of various conditions on or prior to the Effective Time, including the following:

•	the adoption of the Merger Agreement by the Company’s stockholders;

•

the expiration or termination of any applicable waiting periods under the HSR Act, and receipt of the approvals, clearances or expirations of waiting periods with the ACCC (see the section of this proxy statement titled “The Merger—Regulatory Approvals Required for the Merger”);

•

the expiration of the following (collectively, the “CFIUS Closing Period”): (a) 35 days after the acceptance by CFIUS of the CFIUS Declaration; or (b) (i) CFIUS issues a written determination that the transactions contemplated by the Merger Agreement are not a “covered transaction” within the meaning of the DPA; (ii) CFIUS issues a written determination that it has completed its review of the transactions contemplated by the Merger Agreement and has concluded all action pursuant to the DPA and determined that there are no unresolved national security concerns related to the transactions contemplated by the Merger Agreement; (iii) CFIUS is not able to complete action with respect to the transactions contemplated by the Merger Agreement on the basis of the CFIUS Declaration but has not requested submission of a CFIUS Notice; or (iv) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit such transactions or (y) having received such report, the President has not taken any action after 15 days after the earlier of the date the President received such report from CFIUS or the end of the investigation period; and

•

the absence of any law, injunction or order from any governmental authority having jurisdiction over any party to the Merger Agreement (whether temporary or permanent) that has the effect of enjoining, making illegal or otherwise prohibiting the consummation of the Merger.

Parent and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties made by ON24 relating to organization and good standing, corporate power and enforceability, ON24 Board approval, antitakeover provisions and requisite stockholder approval, being true and correct in all material respects as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date) (disregarding all qualifications or limitations as to “materiality”);

•

certain representations and warranties regarding ON24’s capitalization and capital structure being true and correct in all respects as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except for any inaccuracies relative to the total fully-diluted equity capitalization of the Company as of the Closing Date that do not result in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $2,250,000;

•	the representations and warranties made by ON24 relating to the absence of a Company Material Adverse Effect since December 31, 2024 being true and correct in all respects as of the Closing;

•

the other representations and warranties made by the Company in the Merger Agreement being true and correct as on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

•	ON24 has complied in all in material respects with the covenants and obligations of the Merger Agreement required to be performed and complied with by ON24 at or prior to the Closing;

•	no Company Material Adverse Effect having occurred since the date of the Merger Agreement; and

•

as of the earlier of (a) 11:59 p.m. Eastern time on June 30, 2026 or (b) immediately prior to the Effective Time, the Company has (or had) an aggregate amount of cash and cash equivalents on its balance sheet that is (or was) equal to or greater than the Minimum Cash Amount; and

•

receipt by Parent and Merger Sub of a certificate of the Company, executed for and on behalf of the Company by a duly authorized executive officer of ON24 certifying to the satisfaction of the conditions described immediately above.

The Company’s obligations to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties made by Parent and Merger Sub set forth in the Merger Agreement being true and correct (disregarding all qualifications or limitations as to “materiality,” or words of similar import) as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby;

•

Parent and Merger Sub have complied in all material respects with the covenants and obligations of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to Closing; and

•	receipt by ON24 of a certificate of Parent and Merger Sub, executed for and on behalf of Parent and Merger Sub certifying to the satisfaction of the conditions described immediately above.

The Merger Agreement does not contain any financing-related condition to Closing. Parent and Merger Sub each acknowledged and agreed in the Merger Agreement that obtaining the financing is not a condition to the Closing.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time in the following circumstances:

•	by mutual written agreement of Parent and the Company;

•	by either Parent or the Company if:

•

(a) any court or other governmental authority of competent jurisdiction shall have issued or entered a final and non-appealable injunction or other judgement or order or any applicable law has been enacted or promulgated, in each case, that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or (b) any expiration, termination, authorization, clearance, approval or consent from a governmental authority required to be obtained pursuant to the Merger Agreement shall have been denied, and such denial shall have become final and non-appealable; provided, however, that this right to terminate the Merger Agreement is not available to any party if a material breach by such party of its obligations under the Merger Agreement has been a principal cause of, or principally resulted in, such order or law (a “Governmental Termination”);

•

the Merger is not consummated on or prior to December 29, 2026 (the “Termination Date”); provided, however, that if the conditions to the Closing related to an order or applicable law prohibiting the Merger and/or the receipt of required regulatory approvals, clearances or expirations of waiting periods have not been satisfied or waived as of the Termination Date, Parent may, in its sole discretion, extend the Termination Date until 11:59 p.m. Eastern time on March 29, 2027; provided, further, that this right to terminate the Merger Agreement is not available to any party if a material breach by such party of its obligations under any provision of the Merger Agreement has been the principal cause of, or principally resulted in, the failure of the Effective Time to have occurred on or before the Termination Date (referred to as a “Termination Date Termination”);

•

the holders of a majority of the outstanding shares of ON24 common stock entitled to vote at the Special Meeting fail to adopt the Merger Agreement at the Special Meeting (referred to as a “Stockholder Vote Termination”); provided, however, that this right to terminate is not available to the Company if a material breach by the Company of its obligations under any provision of the Merger Agreement has been the principal cause of, or principally resulted in, the failure to adopt the Merger Agreement at the Special Meeting;

•	by Parent if:

•

the Company breaches the Company’s covenants, obligations, representations or warranties contained in the Merger Agreement or any of the Company’s representations and warranties are untrue, such that any of the conditions to Closing related to the Company’s covenants, obligations, representations or warranties are not satisfied, and any such breach or failure of a representation or warranty to be true (a) is incapable of being cured by the Company by the Termination Date and (b) shall not have been cured within 45 days of receipt by the Company of written notice from Parent of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided, Parent shall not have this right to terminate the Merger Agreement if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement in a manner that shall have been the principal cause of, or principally resulted in, a failure of a condition to Closing related to the Parent’s or Merger Sub’s covenants, obligations, representations or warranties (referred to as a “Company Breach Termination”); or

•

prior to the Effective time the ON24 Board or any committee thereof (a) makes a Company Recommendation Change, (b) fails to include the Company Recommendation in the proxy statement, or (c) publicly proposes or allows the Company to publicly propose any of the foregoing (referred to as a “Recommendation Change Termination”).

•	by the Company if:

•

Parent or Merger Sub breach their respective covenants, obligations, representations or warranties contained in the Merger Agreement or any of the their respective representations and warranties are untrue, such that any of the conditions to Closing related to the Parent’s or Merger Sub’s covenants, obligations, representations or warranties are not satisfied, and any such breach or failure of a representation or warranty to be true (a) is incapable of being cured by Parent or Merger Sub by the Termination Date and (b) shall not have been cured within 45 days of receipt by the Parent of written notice from the Company of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided, Company shall not have this right to terminate the Merger Agreement if it is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement in a manner that shall have been the principal cause of, or principally resulted in, a failure of a condition to Closing related to the Company’s covenants, obligations, representations or warranties (referred to as a “Parent Breach Termination”); or

•

prior to the adoption of the Merger Agreement by ON24 stockholders, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal received after the date of the Merger Agreement and the Company has otherwise complied with its obligations under the Merger Agreement with respect to Superior Proposals and pays to Parent in immediately available funds the Company Termination Fee (summarized below) substantially concurrently with such termination (a “Superior Proposal Termination”).

Effect of Termination

Upon valid termination of the Merger Agreement, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain provisions of the Merger Agreement, including with respect to confidentiality as well as the provisions regarding the effect of termination and payment of termination fees and related expenses and the general provisions contained in Article VII of the Merger Agreement.

Termination Fees

The Company will be required to pay Parent a termination fee of $12,024,615 (the “Company Termination Fee”) (a) if the Merger Agreement is terminated by Parent for a Company Recommendation Change Termination; (b) if the Merger Agreement is terminated by the Company for a Superior Proposal Termination; (c) if an Acquisition Proposal with respect to the Company is publicly proposed, disclosed or known or provided to the ON24 Board or management of the Company and the Merger Agreement is terminated (i) by Parent for a Company Breach Termination or (ii) by Parent or Company for a Termination Date Termination or a Stockholder Vote Termination; (d) if an Acquisition Proposal described above is not irrevocably withdrawn without qualification (i) at or prior to the Special Meeting and there is a Stockholder Vote Termination or (ii) at or prior to the time of termination and there is a Company Breach Termination or a Termination Date Termination; or (e) concurrently with or within twelve months following any such termination, the Company or any of its subsidiaries enters into a definitive agreement (which is ultimately consummated, whether during such twelve month period or thereafter) with respect to, or otherwise consummates, any Acquisition Proposal with respect to the Company. For purposes of this paragraph, all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

Parent will be required to pay the Company a termination fee of $22,045,127 (the “Parent Termination Fee”) if the Merger Agreement is terminated (a) by Parent or Company for a Governmental Termination due to an injunction, judgment or other order arising from antitrust laws or (b) by Parent or Company for a Termination Date Termination and all Closing conditions in the Merger Agreement as satisfied or waived, other than Closing conditions related to antitrust laws, provided that the Company is not in material breach of any representations, warranties, covenants or other agreements that is the primary cause of the failure to satisfy such antitrust law Closing conditions.

Specific Performance

The parties to the Merger Agreement will be entitled, in addition to any other right or remedy to which they are entitled at law or in equity to an injunction or injunctions to prevent breaches of the Merger Agreement by Parent and Merger Sub, on the one hand, or by the Company, on the other hand, and to enforce specifically the terms and provisions of the Merger Agreement, in each case, without proof of actual damages against Parent and Merger Sub, on the one hand, or against the Company, on the other hand, in any court having jurisdiction, without posting any bond or other undertaking. A party’s pursuit of specific performance will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party is entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the Merger agreement involving fraud or an intentional and material breach; provided that, while the Company may pursue a grant of specific performance and payment of monetary damages, in no event will the Company be entitled to obtain both a grant of specific performance pursuant that results in the Closing occurring, on the one hand, and/or the payment of any monetary damages whatsoever, on the other hand.

Amendments and Waivers

Prior to the ON24 stockholder approval, the Merger Agreement may be amended or supplemented by written agreement signed by all parties to the Merger agreement; provided, however, that following the receipt of the

ON24 stockholder approval, no amendment may be made to the Merger Agreement that requires the approval of the holders of ON24 common stock pursuant to the DGCL without such approval.

A party to the Merger Agreement may waive claims arising out of the Merger Agreement or any or any power, right, privilege or remedy under the Merger Agreement only if the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. The failure of any party to the Merger Agreement to exercise any power, right, privilege or remedy under the Merger Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the Merger Agreement, will operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Governing Law

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

VOTING AGREEMENTS

Concurrently with the execution of the Merger Agreement, each of Sharat Sharan, Lynrock Lake Master Fund LP and Indaba Capital Management, L.P. (collectively, “Supporters”) have executed voting and support agreements with Parent (the “Voting Agreements”) , pursuant to which the Supporters have agreed, among other things, to vote all shares of ON24 common stock owned by them in favor of the adoption of the Merger Agreement and the transactions contemplated thereby (the “Transactions”).The Supporters have also agreed to vote such shares against (a) the approval or adoption of any proposal made in opposition to, or in competition with, the Transactions, (b) any Acquisition Proposal or merger, consolidation, or business combination involving the Company or any of its subsidiaries other than the Transactions, (c) any sale, lease, or transfer of all or substantially all of the assets of the Company or any of its subsidiaries, (d) any recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries, or (e) any other action or series of actions that, individually or in the aggregate, could reasonably be expected to (i) result in a material breach of any of the representations, warranties, covenants or agreements set forth in the Voting Agreements, (ii) result in any of the conditions to the consummation of the Merger set forth in Article V of the Merger Agreement not being fulfilled or satisfied in accordance with the terms thereof or (iii) otherwise prevent, materially delay, impair or materially and adversely affect the consummation of the Transactions in accordance with the terms of the Merger Agreement. As of the date of this proxy statement, the shares of ON24 common stock held by the Supporters collectively constitute approximately [●]% of the Company’s outstanding common stock. The adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is the only vote or approval of the holders of any of the Company’s capital stock necessary to adopt the Merger Agreement and consummate the Merger.

In addition, each Supporter has agreed not to transfer or cause or permit the transfer of any shares of Company common stock that such Supporter owned as of December 29, 2025 or acquires following such date, other than with the prior written consent of Parent. Notwithstanding these transfer restrictions, (a) each Supporter may transfer any such shares to any affiliate or beneficial owner of such Supporter, in each case only if the transferee of such shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions of the Voting Agreement to the same effect as such transferring Supporter and (b) with respect to the Voting Agreement of Sharat Sharan only, Mr. Sharan may transfer any such shares pursuant to any sell-to-cover transactions executed with the primary purpose of satisfying any tax withholding obligations and/or, if applicable, paying the exercise price in connection with the vesting of any RSU Awards, or exercise of any Options, that are currently held by such Supporter, in each case, to the extent consistent with past practice and permitted pursuant to the terms of the applicable Company equity plan and the applicable award agreement governing such RSU Awards or Options. Any transfer or attempted transfer of any shares in violation of the transfer restrictions set forth in the Voting Agreements shall be null and void and of no effect whatsoever. Each Supporter agrees that it shall not, and shall cause each of its affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger or any of the other Transactions.

Each stockholder that is a party to a Voting Agreement has agreed to waive all appraisal rights under Section 262 of the DGCL. In addition, each such Stockholder has agreed not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the Voting Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable law, alleging a breach of any duty of the ON24 Board (or any member thereof) or Parent in connection with the Merger Agreement, the Voting Agreement or the transactions contemplated thereby.

Each of the Voting Agreements automatically terminates on the earliest to occur of (a) a Company Board Recommendation Change, (b) the Effective Time, (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VI thereof, (d) the written consent of the parties to each applicable Voting Agreement, or (e) any amendment, modification or waiver any provision of the Merger Agreement without the consent of the applicable Supporter in a manner that reduces the amount or changes the form of the Merger Consideration payable or imposes any express material restrictions on or express additional material conditions on the payment of the Merger Consideration and, with respect to the Voting Agreement of Indaba Capital Management, L.P. only, January 1, 2027.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 5, 2026 (unless stated otherwise) by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common stock issuable upon the exercise, conversion or settlement of options, warrants, restricted stock units or other rights to acquire common stock that are currently exercisable, convertible or subject to settlement, or exercisable, convertible or subject to settlement within 60 days of January 5, 2026 are deemed to be outstanding and beneficially owned by the holder for the purpose of computing share and percentage ownership of that holder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table below, and subject to community property laws where applicable, we believe the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o ON24, Inc., 301 Howard Street, Suite 1100, San Francisco, California 94015. The percentage of shares beneficially owned is computed on the basis of 42,588,416 shares of common stock outstanding as of January 5, 2026.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders:
Lynrock Lake LP(1)	8,293,974	19.5
Indaba Capital Management L.P.(2)	4,240,256	10.0
BlackRock, Inc.(3)	2,742,140	6.4
Named Executive Officers and Directors:
Sharat Sharan(4)	4,596,057	10.4
James Blackie(5)	830,332	1.9
Steven Vattuone	361,404	*
Anil Arora	126,048	*
Anthony Zingale	105,410	*
Barry Zwarenstein	233,565	*
Cynthia Paul(1)(6)	8,384,049	19.7
Dominique Trempont	297,665	*
Ronald Mitchell	90,075	*
Teresa Anania	90,075	*
All executive officers and directors as a group (11 persons)	15,911,706	35.1

*	Represents less than 1% of the outstanding common stock.
(1)

Number of shares based solely on information reported on Schedule 13D/A filed with the SEC on December 31, 2025. Lynrock Lake Master Fund LP (“Lynrock Fund”) directly held such shares. Lynrock Lake LP (the “Investment Manager”) is the investment manager of Lynrock Fund, and pursuant to an investment management agreement, has been delegated full voting and investment power over the shares held by Lynrock Fund. Cynthia Paul, a member of our board of directors, is the Chief Investment Officer of the Investment Manager and Sole Member of Lynrock Lake Partners LLC, the general partner of the

Investment Manager, and may be deemed to exercise voting and investment power over the shares held by Lynrock Fund. The address of these entities is c/o Lynrock Lake LP 2 International Drive, Suite 130, Rye Brook, New York 10573.
(2)

Number of shares based solely on information reported on Schedule 13D/A filed with the SEC on December 31, 2025. Indaba Capital Fund, L.P. (the “Fund”) is a private investment fund and directly held 4,240,256 common shares. Indaba Capital Management, L.P. is the investment manager of the Fund and has been delegated by the Fund and its general partner all voting and investment power over the shares directly held by the Fund. The address of Indaba Capital Management, L.P. is One Letterman Drive, Building D, Suite DM 700, San Francisco, California 94129.

(3)

Number of shares based solely on information reported on Form 13F-HR filed with the SEC on November 10, 2025. Blackrock, Inc. (“Blackrock”) has sole voting power with respect to 2,667,692 shares. The address of Blackrock is 50 Hudson Yards, New York, NY 10001.

(4)

Consists of (i) 3,169,477 shares held directly by Sharat Sharan, (ii) 1,301,580 shares issuable upon exercise of options exercisable within 60 days of January 5, 2026 held directly by Mr. Sharan, and (iii) 125,000 shares issuable upon settlement of RSU Awards vesting, subject to time-based and stock-price performance-based vesting conditions, within 60 days of January 5, 2026 held directly by Mr. Sharan.

(5)

Consists of (i) 251,684 shares held directly by James Blackie, (ii) 511,471 shares issuable upon exercise of options exercisable within 60 days of January 5, 2026 held directly by Mr. Blackie, (iii) 42,177 shares issuable upon settlement of RSU Awards vesting within 60 days of January 5, 2026 held directly by Mr. Blackie, and (iv) 25,000 shares issuable upon settlement of RSU Awards vesting within 60 days of January 5, 2026, subject to time-based and stock-price performance-based vesting conditions, held directly by Mr. Blackie.

(6)	Consists of (i) the shares described in note (1), and (ii) 90,075 shares held directly by Cynthia Paul.

APPRAISAL RIGHTS

General

Under the DGCL, you have the right to demand appraisal and to receive payment in cash for the fair value of your shares of ON24 common stock as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of a judgment in the appraisal proceeding), in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Stockholders and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. All references in Section 262 of the DGCL and in this summary to “stockholder” (and all references in this summary to “holder”) are to the record holder of the shares of ON24 common stock immediately prior to the Effective Time as to which appraisal rights are asserted. All references within Section 262 of the DGCL and this summary to “beneficial owner” mean the beneficial owner of shares of ON24 common stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not an ON24 stockholder or beneficial owner should exercise its right to seek appraisal under Section 262 of the DGCL.

Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders and beneficial owners of shares of ON24 common stock who: (a) submit a proper written demand for appraisal of such shares to the Company prior to the vote on the adoption of the Merger Agreement; (b) do not vote such shares (and ensure that such shares are not voted) in favor of the adoption of the Merger Agreement; (c) continuously are the record holders or beneficial owners, as the case may be, of such shares through the Effective Time; and (d) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the Merger Consideration, together with interest, if any, on the amount determined to be fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of a judgment in the appraisal proceeding). It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which ON24 stockholders will receive pursuant to the Merger Agreement.

Section 262 of the DGCL requires that stockholders as of the record date for notice of the Special Meeting to vote on the adoption of the Merger Agreement for whom appraisal rights are available be notified of the availability of appraisal rights not less than 20 days before the Special Meeting. A copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is accessible at the following publicly available website without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Stockholders or beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, because the shares of ON24 common stock are expected to be listed on the NYSE immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain stock ownership conditions are satisfied by the ON24 stockholders and beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders and beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. If an ON24 stockholder or beneficial owner loses, waives, forfeits or validly withdraws his, her, their or its appraisal rights with respect to shares for which such stockholder or beneficial owner previously demanded an appraisal, the shares of ON24 common stock will be deemed to have been converted into the right entitled to receive the Merger Consideration, without interest.

How to Exercise and Perfect Your Appraisal Rights

If you are an ON24 stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of ON24 common stock, you must satisfy each of the following conditions:

•

You must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from, voting against or otherwise failing to vote for the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL. A stockholder’s and beneficial owner’s failure to make a written demand for appraisal before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights;

•

You must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement with respect to such shares. A vote in favor of the adoption of the Merger Agreement, whether by proxy submitted by mail, over the Internet or by telephone or at the Special Meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must effectively revoke that proxy pursuant to one of the means described in this proxy statement;

•

You must continuously hold (in the case of a stockholder demanding appraisal) or beneficially own (in the case of a beneficial owner demanding your appraisal) your shares of ON24 common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you are a stockholder of record and transfer the shares, of if you are a beneficial own and cease to beneficially own such shares, before the Effective Time;

•

Any stockholder or beneficial owner who has complied with the requirements of Section 262 of the DGCL or the Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Company is under no obligation to file any petition and has no present intention of doing so; and

•	You must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of ON24 common stock.

In addition, because ON24’s common stock is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of ON24 common stock, unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of ON24 common stock eligible for appraisal or (b) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to conditions (a) and (b) as the “ownership thresholds.” At least one of the ownership thresholds must be met in order for Company stockholders to be entitled to seek appraisal with respect to such shares of ON24 common stock.

Voting at the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. However, you must not vote your shares at the Special Meeting or by proxy in favor of the adoption of the Merger Agreement in order to exercise your appraisal rights with respect to such shares.

Who May Exercise Appraisal Rights

Only a holder of record or beneficial owner of shares of ON24 common stock may assert appraisal rights for the shares of ON24 common stock held or beneficially owned by the holder or owner. A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner of the shares. The demand should set forth, fully and correctly, the name of the stockholder holding the shares in record name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform the Company of the identity of the record holder or beneficial owner of the shares and that the stockholder or beneficial owner intends to demand appraisal of his, her or its common stock. In addition, if a demand is made by a beneficial owner, the demand must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Company and the office of Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of ON24 common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of ON24 common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of ON24 common stock as to which appraisal is sought. Where no number of shares of ON24 common stock is expressly mentioned, the demand will be presumed to cover all shares of ON24 common stock held in the name of the holder of record or beneficially owned by the beneficial owner.

If you own shares of ON24 common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as an agent.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

ON24, Inc.

301 Howard Street, Suite 1100

San Francisco, CA 94105

Attention: General Counsel and Corporate Secretary

Surviving Corporation’s Actions After Completion of the Merger

If the Merger is consummated, the surviving corporation will give written notice of the Effective Time within ten days after the Effective Time to ON24 stockholders and beneficial owners who did not vote in favor of the adoption of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL and otherwise complied with Section 262 of the DGCL. At any time within 60 days after the Effective Time, any person entitled to appraisal who did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the per share price in accordance with the Merger Agreement for his, her or its shares of ON24 common stock. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, which approval may be conditioned on the terms the Delaware Court of Chancery deems just (including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made with respect to the allocation of the expenses of the proceeding); provided, however, that this provision will not affect the right of any ON24 stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within 60 days after the Effective Time. Within 120 days after the Effective Time, either a record holder or a beneficial owner of ON24 common stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the surviving corporation must commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the value of the shares of ON24 common stock held by all persons who have properly demanded appraisal. The surviving corporation is under no obligation to file an appraisal petition and has no present intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of ON24 common stock not voted in favor of the adoption of the Merger Agreement and with respect to which ON24 has received demands for appraisal, and the aggregate number of holders or beneficial owners holding or owning those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The surviving corporation must give this statement to you within ten days after receipt by the surviving corporation of the request therefor.

If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of ON24 common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders and beneficial owners who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Delaware Court of Chancery will then determine which stockholders and beneficial owners are entitled to appraisal rights and may require the persons demanding appraisal for their shares represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any such person who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all ON24 stockholders and beneficial owners if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of ON24 common stock for which the applicable stockholders and beneficial owners thereof are entitled to appraisal, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of such shares of ON24 common stock at the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, on the amount determined to be fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of a judgment in the appraisal proceeding). Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the surviving corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person entitled to appraisal. Notwithstanding the foregoing or anything herein to the contrary, if the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (a) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (b) interest accrued on the amount of the voluntary cash payment before such payment was made, unless such interest was paid at the time the voluntary cash payment is made. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, less any amounts already paid in a voluntary cash payment, with interest thereon, if any, to the persons entitled to receive the same. Payment shall be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known, or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of ON24 common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Moreover, neither ON24 nor Parent anticipates offering more than the per share price to any ON24 stockholder or beneficial owner exercising appraisal rights and reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of ON24 common stock is less than the per share price. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the Effective Time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all ON24 stockholders and beneficial owners will lose the right to an appraisal and will instead receive the per share price described in the Merger Agreement, without interest thereon.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of any person whose name appears on the verified list filed by the surviving corporation who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of such, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of ON24 common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such and award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. In the absence of such an order, each party to the appraisal proceeding bears its own expenses of its attorneys and experts.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the Effective Time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of ON24 common stock as of a record date prior to the Effective Time.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the per share price by delivering a written withdrawal of the demand for appraisal and an acceptance of the Merger to the surviving corporation within 60 days after the Effective Time. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, which may be conditioned on the terms the Delaware Court of Chancery deems just (including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made with respect to the allocation of the expenses of the proceeding); provided, however, that this provision will not affect the right of any ON24 stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within 60 days after the Effective Time. If you fail to perfect, successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of ON24 common stock will be converted into the right to receive the per share price, without interest thereon.

Failure to follow comply with the procedures required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of your appraisal rights. In that event, you will be entitled to receive the per share price for your shares of ON24 common stock in accordance with the Merger Agreement without interest. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a ON24 stockholder or beneficial owner and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

HOUSEHOLDING

The SEC has adopted rules that permit companies and brokers to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or contact our proxy solicitor at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone (Collect): + 1 (212) 297-0720

Telephone (Toll-Free): + 1 (855) 305-0856

Email: info@okapipartners.com

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

FUTURE STOCKHOLDER PROPOSALS

In light of the pending Merger, ON24 has not scheduled a 2026 annual meeting of stockholders. If the Merger is completed, ON24 will become a wholly owned subsidiary of Parent and will no longer have public stockholders, and following the Effective Time, you will no longer be entitled to attend and participate in any future annual meetings of our stockholders. However, if the Merger is not completed, you will continue to be entitled to notice of, and may attend and participate in, our annual meetings of stockholders, provided that you own ON24 common stock as of the close of business on the record date for such meeting. If ON24 holds a 2026 annual meeting of stockholders, we will provide notice of, or otherwise publicly disclose, the date on which the 2026 annual meeting will be held. If we have public stockholders at the time of our 2026 annual meeting, the following deadlines will apply to the submission of stockholder proposals, including director nominations.

Stockholders intending to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 annual meeting pursuant to Rule 14a-8 under the Exchange Act were required to submit the proposal to our Secretary at our offices at 301 Howard Street, Suite 1100, San Francisco, CA 94105, not later than December 30, 2025 and must follow the other procedures required by Rule 14a-8 and our Bylaws. However, if the date of our annual meeting is changed by more than 30 days before or after the first anniversary date of the preceding year’s annual meeting, then ON24 must receive the proposal a reasonable time before we begin to print and mail our proxy materials for the annual meeting.

Stockholders intending to present a proposal at the 2026 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2026 Annual Meeting no earlier than the close of business on February 20, 2026 and no later than the close of business on March 22, 2026. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary as well as on EDGAR. In the event that the date of our 2026 annual meeting is more than 30 days before or more than 30 days after June 20, 2026, then our Secretary must receive such written notice not later than the close of business on the 90th day prior to the 2026 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than ON24’s nominees in connection with our 2026 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act not later than April 21, 2026. In the event that the date of our 2026 annual meeting is more than 30 days before or after June 20, 2026, then our Secretary must receive such written notice by the later of 60 calendar days prior to the date of the annual meeting or 10 calendar days following the day on which ON24 first publicly announces the date of the annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ON24 files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports or documents filed or furnished to the SEC pursuant to Section 13(a) of the Exchange Act. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information we file electronically at www.sec.gov. ON24 maintains a website at www.on24.com, where we make available, free of charge, these reports and document as soon as reasonably practicable after we file them with or furnish them to the SEC.

Investors and others should note that we announce material financial and other information to our investors using our investor relations website (https://investors.on24.com), SEC filings, press releases, public conferences or conference calls, webcasts and other meetings. We encourage investors, the media and others interested in our company to review this information. We also use social media channels, including those of our Chief Executive Officer, Sharat Sharan, to communicate with our customers and the public generally about our company, our services, the industry and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on social media channels.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. The following ON24 filings with the SEC (File No. 001-39965) are incorporated by reference (in each case excluding any information furnished and not filed):

•	ON24’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed on March 13, 2025;

•	ON24’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2025;

•

ON24’s Quarterly Reports on Form 10-Q for the quarterly periods ended (i) March 31, 2025 as filed with the SEC on May 8, 2025, (ii) June 30, 2025 as filed with the SEC on August 8, 2025, and (iii) September  30, 2025 as filed with the SEC on November 10, 2025; and

•	ON24’s Current Reports on Form 8-K filed with the SEC on May 7, 2025, June 20, 2025, and December 30, 2025.

We also incorporate by reference into this proxy statement each additional document we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) and proxy solicitation materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein. We will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Written requests may be directed to 301 Howard Street, Suite 1100, San Francisco, CA 94105, and oral requests may be directed to (415) 369-8000.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed Merger or ON24 that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CVENT ATLANTA, LLC

a Delaware limited liability company,

SUMMIT SUB CORP.

a Delaware corporation, and

ON24, INC.

a Delaware corporation

Dated as of December 29, 2025

(CONTINUED)

(CONTINUED)

EXHIBITS

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 29, 2025, by and among Cvent Atlanta, LLC, a Delaware limited liability company (“Parent”), Summit Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and ON24, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Company’s outstanding capital stock consists of shares of common stock, par value $0.0001 per share (“Company Shares”);

WHEREAS, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each Company Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions of this Agreement and subject to any withholding of Taxes as contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Company and the Company Stockholders, (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (the “Company Recommendation”) and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the commitment of the Financing Sources, dated as of the date hereof, pursuant to which, on the terms and subject to the conditions set forth in the Equity Commitment Letter, the Financing Sources have agreed directly or indirectly to contribute capital to Parent;

WHEREAS, as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the Company and each of Lynrock Lake Master Fund LP, Sharat Sharan and Indaba Capital Management, L.P., in each of their capacities as a stockholder of the Company, have simultaneously herewith entered into a Voting Agreement with Parent, substantially in the form attached hereto as Exhibit B (the “Voting Agreement”);

WHEREAS, the board of directors of Parent has, on the terms and subject to the conditions set forth herein, approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated herein; and

WHEREAS, the board of directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.

THE MERGER

1.1 Shares of Merger Sub. Merger Sub is a corporation incorporated under the Laws of the State of Delaware and is a constituent company in the Merger. Parent beneficially owns 100% of the outstanding capital stock of Merger Sub.

1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation in the Merger and as a wholly owned Subsidiary of Parent.

1.3 Closing. The closing of the Merger (the “Closing”) shall be held remotely by exchange of documents and signatures (or their electronic counterparts) on a date and time to be agreed upon by the parties hereto, but in any event no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), unless another date or time is mutually agreed upon in writing by the parties hereto.

1.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL with respect to the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

1.5 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

1.6 Certificate of Incorporation and Bylaws. At the Effective Time, the parties shall take all necessary actions so that, at or immediately prior to the Effective Time, (a) the certificate of incorporation of the Company shall, by virtue of the Merger, and subject to Section 4.9, be amended and restated in its entirety to read as set forth in Exhibit C to this Agreement, until thereafter modified, changed or amended as provided therein or by applicable Law, and (b) subject to Section 4.9, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter modified, changed or amended as provided therein or by applicable Law.

1.7 Directors and Officers of the Surviving Corporation. The Company shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the only directors of the Surviving Corporation immediately after the Effective Time, each such director to hold office until the earlier of his or her resignation or removal or his or her successor is duly elected and qualifies. The officers of the Company immediately prior to the Effective Time shall remain in office as the officers of the Surviving Corporation immediately following the Effective Time, each such officer to hold office until the earlier of his or her resignation or removal.

1.8 Treatment of Company Shares, Company Equity Awards and Merger Sub Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares thereof:

(i) each Company Share held as of immediately prior to the Effective Time by Parent, Merger Sub, any direct or indirect wholly-owned Subsidiary of the Company or Parent or by the Company as treasury shares (collectively, with the Dissenting Shares, the “Excluded Shares”), shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.8(b), Section 1.8(c), and Section 1.14, each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall automatically be canceled and converted into the right to receive the Per Share Price, without interest and net of applicable withholding taxes (the “Merger Consideration”), in accordance with the provisions of Section 1.10;

(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only issued and outstanding share of common stock of the Surviving Corporation, which share shall be held by Parent.

(b) As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any further action on the part of any holders of such Company equity awards:

(i) All vested Company Options outstanding and unexercised as of immediately prior to the Effective Time shall automatically be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay each former holder of any such canceled vested Company Option at the Effective Time or as soon as practicable thereafter (but in no event later than the first regularly scheduled payroll date of the Surviving Corporation occurring on or after the fifth (5th) Business Day after the Effective Time), in consideration of the cancelation of such vested Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.11), equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such canceled Company Option; and (y) the number of Company Shares underlying such canceled Company Option, with such resulting amount rounded down to the nearest whole cent; provided, however, that if the exercise price per share of any such vested Company Option is equal to or greater than the Merger Consideration, such vested Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

(ii) All unvested Company Options outstanding as of immediately prior to the Effective Time shall automatically be canceled, with each former holder of any such canceled unvested Company Option becoming entitled to receive a restricted cash award (an “Option Restricted Cash Award”) representing the right to receive an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.11), equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such canceled unvested Company Option; and (y) the number of Company Shares underlying such canceled unvested Company Option, with such resulting amount rounded down to the nearest whole cent, with payment of such amount subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection) as applied to the corresponding canceled unvested Company Option as of immediately prior to the Effective Time. Any payments made in respect of each Option Restricted Cash Award will be paid through the payroll of the Surviving Corporation promptly, and in any event no later than the first regularly scheduled payroll date occurring on or after the thirtieth (30th) calendar day following the date on which the Option Restricted Cash Award (or portion thereof) vests. Notwithstanding the foregoing, if the exercise price per share of any such unvested Company Option is equal to or greater than the Merger Consideration, such unvested Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

(iii) All vested Company RSUs (including after application of any accelerated vesting that occurs pursuant to the terms of any agreement governing a Company RSU, and with the achievement of any performance vesting goals applicable to any Company RSU being determined in accordance with the terms of the applicable agreement governing such Company RSU) outstanding as of immediately prior to the Effective Time shall automatically be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such canceled vested Company RSU, at the Effective Time or as soon as practicable thereafter (but in no event later than the first regularly scheduled payroll date of the Surviving Corporation occurring on or after the fifth (5th) Business Day after the Effective Time), in consideration of the cancelation of such vested Company RSU, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.11) equal to the product of (x) the Merger Consideration and (y) the number of Company Shares subject to such Company RSU, with such resulting amount rounded down to the nearest whole cent.

(iv) All unvested Company RSUs outstanding as of immediately prior to the Effective Time shall automatically be canceled, with each former holder of any such canceled unvested Company RSU becoming entitled to receive a restricted cash award (an “RSU Restricted Cash Award”) representing the right to receive an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.11) equal to the product of (x) the Merger Consideration and (y) the number of Company Shares subject to such unvested Company RSU, with such resulting amount rounded down to the nearest whole cent, with payment of such amount subject to the same terms and conditions (including as to vesting, forfeiture acceleration and employment termination protection, but excluding, for the avoidance of doubt, any performance conditions) as applied to the corresponding canceled unvested Company RSU as of immediately prior to the Effective Time. Any payments made in respect of each RSU Restricted Cash Award will be paid through the payroll of the Surviving Corporation promptly, and in any event no later than the first regularly scheduled payroll date occurring on or after the thirtieth (30th) calendar day, following the date on which the RSU Restricted Cash Award (or portion thereof) vests.

(v) All payments provided for under this Section 1.8(b) are intended to be paid in compliance with Section 409A of the Code, including Treasury Regulation 1.409A-3(i)(5)(iv)(A) to the extent applicable. All payments made pursuant to this Section 1.8(b) to holders of Company Options and/or Company RSUs who are located outside the United States shall be calculated in U.S. dollars and converted to local currency based on the exchange rate determined by the U.S. Federal Reserve as of the Effective Time.

(vi) At or prior to the Effective Time, the Company, the Company shall take all actions that are necessary (under the Company Equity Plans and award agreements pursuant to which Company Options and Company RSUs are outstanding, as applicable) to effectuate the provisions of this Section 1.8(b), and terminate each of the Company Equity Plans as of the Effective Time, including, in each case, obtaining board or committee consents. The Company shall provide Parent with documentation evidencing the termination of the Company Equity Plans (the form and substance of such documentation shall be subject to Parent’s reasonable review and comment) no later than the Business Day preceding the Effective Time.

(c) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

1.9 Closing of Company Transfer Books. At the Effective Time, (a)(i) each certificate formerly representing any Company Share (“Company Share Certificate”) (other than an Excluded Share) and (ii) each uncertificated Company Share (“Book-Entry Share”) formerly representing any Company Share (other than any Excluded Share) shall cease to be outstanding and (other than any Excluded Shares) shall represent only the right to receive the applicable portion of Merger Consideration as contemplated by Section 1.8, and all holders of Company Share Certificates or Book-Entry Shares shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any Company Shares outstanding immediately prior to the Effective Time is presented to the Paying Agent, to the Surviving Corporation or to Parent, such Company Share Certificate shall be cancelled and shall be exchanged as provided in this Article I.

1.10 Payment Fund; Surrender of Certificates

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as agent in the Merger (the “Paying Agent”). At the Effective Time or as promptly as practicable thereafter (but in no event later than 9:00 a.m., New York City time, on the Business Day following the Effective Time), Parent shall deposit with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.8; provided, that the Company shall, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Merger Consideration from the cash of the Company or any of its Subsidiaries as specified in such request. The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.” The Paying Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) Within five (5) Business Days after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Share Certificates or Book-Entry Shares immediately prior to the Effective Time (other than to holders of Excluded Shares to the extent such holders do not also hold Company Shares that are not Excluded Shares) (i) a letter of transmittal in customary form reasonably acceptable to the Company and Parent; and (ii) instructions for use in effecting the surrender of Company Share Certificates or Book-Entry Shares in exchange for Merger Consideration. Upon surrender of a Company Share Certificate to the Paying Agent for exchange, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer to the Paying Agent as the Paying Agent may reasonably request) in the case of such Book-Entry Shares, together with a duly completed and validly executed letter of transmittal or, in each case, such other documents as may be reasonably required by the Paying Agent or Parent (A) the holder of such Company Share Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration; and (B) the Company Share Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.10(b), each Company Share Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.8. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Company Share Certificate or Book-Entry Share. If any Company Share Certificate shall have been lost, stolen or destroyed, Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the Company Shares previously represented by such Company Share Certificate, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Share Certificate. Upon the making of such affidavit and delivering such bond, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Company Share Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Company Share Certificate as contemplated under this Article I.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Stock Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Company Stock Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d) Any portion of the Payment Fund that remains unclaimed or undistributed to holders of Company Share Certificates or Book-Entry Shares as of the date that is one (1) year after the Closing Date shall be delivered to the Surviving Corporation upon demand, and any holders of Company Share Certificates (other than with respect to any Excluded Shares) who have not theretofore surrendered their Company Share Certificates or Book-Entry Shares in accordance with this Section 1.10 prior to that time shall thereafter look only to the Surviving Corporation for satisfaction of their claims for the Merger Consideration pursuant to this Section 1.10. Any amounts remaining unclaimed by holders of Company Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Share Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.11 Withholding Rights. Each of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent (as applicable), and their respective Affiliates and agents, shall be entitled to deduct or withhold such amounts as required under applicable Law from the amounts payable under this Agreement in accordance with the Code and any other applicable Law. Any such withheld or deducted amount timely paid over to the appropriate Governmental Body shall be treated as though such amount had been paid to the Person in respect of whom such withholding was required.

1.12 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing with respect thereto and who has (or for which the “beneficial owner” (as defined, for purposes of this Section 1.12, in Section 262(a) of the DGCL has) properly made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder (and, to the extent applicable, the “beneficial owner”) effectively withdraws or fails to perfect or otherwise loses such holder’s (and, to the extent applicable, the “beneficial owner’s”) appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.8, but shall be entitled only to such rights as are granted by the DGCL to a holder or beneficial owner of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder or beneficial owner of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 1.8, without interest thereon, upon surrender of the Company Share Certificate representing such shares or transfer of such Book-Entry Share, as the case may be, in accordance with Section 1.10.

(c) The Company shall give Parent (i) prompt (and in any event within three Business Days) written notice of, and, if applicable, copies of, (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the

DGCL; and (ii) to the extent permitted by applicable Law, the opportunity to direct and control all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment or settlement offer or settle any such demands prior to the Effective Time with respect to any such demand, notice or instrument. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings or deductions required by applicable Law (but only after the amount thereof shall have been finally determined pursuant to the DGCL).

1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take and shall take such action.

1.14 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of Company Shares issued and outstanding prior to the Effective Time, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Merger Consideration, as applicable, shall be equitably adjusted to reflect such change; provided, that nothing in this Section 1.14 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the publicly available Company SEC Documents furnished or filed on or after December 31, 2023 and not less than two (2) Business Days prior to the date of this Agreement (excluding any disclosures in any risk factors section or otherwise relating to forward-looking statements to the extent that they are non-specific, cautionary, predictive or forward-looking in nature) to the extent that the applicable disclosure in such publicly available Company SEC Documents is such that its relevance to a representation or warranty contained in this Article II is reasonably apparent on the face of such disclosure; provided that this clause (a) shall not be applicable to Section 2.1 (Organization and Corporate Power), Section 2.2 (Authorization; Valid and Binding Agreement); Section 2.3(f) (Capital Stock), Section 2.9(a) (Absence of Certain Changes), Section 2.21 (Brokerage), Section 2.24 (Requisite Stockholder Approval) and Section 2.25 (Opinion) or (b) the confidential disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) to the extent it makes reference to the particular Section or subsection of this Agreement to which exception is being taken (or to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to another Section or subsection of this Agreement), the Company represents and warrants to Parent as follows:

2.1 Organization and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of the Company is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each of the Company and its Subsidiaries has all Permits, necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company, as in effect as of the date of this Agreement, have been heretofore made available to Parent. The Company is not in violation of its certificate of incorporation and bylaws in any material respect, as in effect as of the date of this Agreement.

2.2 Authorization; Valid and Binding Agreement. Subject to receiving the Requisite Stockholder Approval, and assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 3.9, the execution, delivery and performance of this Agreement by the Company and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company, and no other corporate approvals on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”).

2.3 Capital Stock.

(a) The authorized capital stock of the Company consists of 500,000,000 Company Shares and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which, as of December 26, 2025 (the “Measurement Date”), (i) 42,462,682 Company Shares and no shares of preferred stock were issued and outstanding, (ii) 4,310,842 Company Shares were subject to outstanding Company Options, (iii) 5,567,646 Company Shares were subject to outstanding Company RSUs (assuming, with respect to Company RSUs that are subject to performance-based vesting conditions, achievement of each of the applicable performance metrics at the target level, with up to an additional 2,083,130 Company Shares issuable upon achievement of each of the applicable performance metrics at the maximum level), (iv) 2,176,433 Company Shares were reserved for future awards under the Company Equity Plans, (v) a maximum of 54,595 Company Shares could be delivered pursuant to the Company ESPP upon exercise of the outstanding Company ESPP Purchase Rights, based on the closing price of a Company Share at the beginning of the current Offering Period (as defined in the Company ESPP) and Company ESPP participants’ elections as of the Measurement Date, and (vi) 2,417,767 Company Shares were reserved for issuance under the Company ESPP.

(b) Section 2.3(b) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Company Shares, Company ESPP Purchase Rights, Company Options and Company RSUs, including, (i) the name (or employee identification number), (ii) the Company Equity Plan under which the Company Option or Company RSU was granted, (iii) the number of Company Shares issued or issuable thereunder (and, if applicable, assuming achievement of the applicable performance metrics at the target level and at the maximum level), (iv) the expiration date for the Company Options, (v) the exercise price (if any), (vi) with respect to each Company Option and Company RSU, the vesting terms, identifying those subject to arrangements providing for accelerated vesting provisions, and (vii) with respect to a Company Option, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. As of the Measurement Date, other than the Company Options, Company RSUs and Company ESPP Purchase Rights, there were no other equity or equity-based awards outstanding, with respect to each Company Option and Company RSU award, the number of Company Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and the Company has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Company Shares were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities. Except as set forth in Section 2.3(b) of the Company Disclosure Letter, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth in Section 2.3(b) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Company Stockholders may vote.

(d) All of the outstanding Company Options and Company RSUs have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

(e) Except as set forth on Section 2.3(e) of the Company Disclosure Letter, there are no stockholder agreements or voting trusts or other agreements or understandings to which the Company is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of the Company. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of the Company are held by any Subsidiary of the Company.

(f) There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, a party to, or otherwise bound.

(g) No Company Shares are held by any direct or indirect Subsidiary of the Company.

2.4 Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens). Except as set forth in Section 2.4 of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of any of the Company’s Subsidiaries, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the any of the Company’s Subsidiaries, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company or any of the Company’s Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the any of the Company’s Subsidiaries, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the any of the Company’s Subsidiaries or (v) bonds, debentures, notes or other Indebtedness of the any of the Company’s Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Company Stockholders may vote.

2.5 No Breach. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not (a) conflict with or violate the Company’s or any of its Subsidiaries’ Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 2.6 have been obtained and all filings and obligations described in Section 2.6 have been made, conflict with or violate any Law, Privacy Requirement or Order to which the Company, its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party under, the provisions of any Company Material Contract.

2.6 Consents, etc. Except as may be required by (a) the HSR Act and antitrust and competition Laws of other jurisdictions, (b), the DPA, (c) the Exchange Act, (d) the Securities Act, (e) U.S. state securities Laws, (f) NYSE, and (g) the DGCL, in each case, which requirements have or will be made in connection with the transactions contemplated hereby, (i) none of the Company or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.7 SEC Reports; Disclosure Controls and Procedures.

(a) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) with the SEC required to be filed or furnished by the Company since February 3, 2021 (the “Company SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. No Subsidiary of the Company is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its consolidated Subsidiaries contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments which are not material, individually or in the aggregate); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with the authorization of management and directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Since January 1, 2023, none of the Company, the Company’s independent accountants, the Company Board or its audit committee has received any oral or written notification of any (A) “material weakness” in the internal control over financial reporting of the Company, or (B) Fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal control over financial reporting of the Company. Since January 1, 2023, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by the Company or any of its Subsidiaries or any of their officers, directors, employees or agents to any director or executive officer of the Company.

(f) The Company is in material compliance with the applicable listing and corporate governance rules and regulations of NYSE.

2.8 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of September 30, 2025, included in the Form 10-Q of the Company filed with the SEC on November 10, 2025, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, or (c) as set forth in Section 2.8 of the Company Disclosure Letter, the Company, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case, required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance therewith (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

2.9 Absence of Certain Developments.

(a) Since December 31, 2024, there has not been any Company Material Adverse Effect.

(b) Except as expressly contemplated by this Agreement, since September 30, 2025, each of the Company and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business consistent with past practices and none of the Company or its Subsidiaries have undertaken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to clauses (i), (ii), (iv), (v), (viii), (xii), (xiv) and, solely it relates to the foregoing, (xxiii) of Section 4.1.

2.10 Title to Properties.

(a) The Company and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Company Material Adverse Effect. To the Company’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) Neither the Company nor its Subsidiaries own any real property. The real property described in Section 2.10(b) of the Company Disclosure Letter (the “Company Real Property”) constitutes all of the real property used, occupied, leased or subleased by the Company or its Subsidiaries, together with a description of the agreements pursuant to which the Company Real Property is leased or subleased (the “Company Real Property Leases”). The Company Real Property Leases are in full force and effect and are valid, binding and enforceable against the Company and its Subsidiaries (to the extent party thereto) and, to the Company’s knowledge, each other party thereto. The Company or one of its Subsidiaries holds a valid and existing leasehold interest in the Company Real Property under each such applicable Company Real Property Lease free and clear of all Liens, other than Permitted Liens. Neither the Company nor, to the Company’s knowledge, any other party to the applicable Company Real Property Leases is in default in any material respect under any of such Company Real Property Leases. No event has occurred which would result in a default by the Company in any material respect under the Company Real Property Leases, and, to the Company’s knowledge, no event has occurred which would result in a default by any party other than the Company in any material respect under the Company Real Property leases. Neither the Company nor any of its Subsidiaries have leased, subleased or otherwise granted any Person the right to use or occupy the Company Real Property or any material portion thereof and neither the Company nor any of its Subsidiaries is party to any agreement, option, right of first refusal, right of first offer or other similar agreement to purchase any real property or the Company Real Property (or any interest therein). To the knowledge of the Company, all buildings, structures, improvements, and fixtures located on the Company Real Property, including all mechanical, electrical and other systems, have been maintained in accordance with normal industry practice, are in good operating condition and repair in all material respects. The Company has made available to Parent a true and correct copy of all Company Real Property Leases.

2.11 Tax Matters.

(a) (i) The Company and its Subsidiaries have timely filed or caused to be filed (taking into account any applicable extensions) all income and other material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) the Company and its Subsidiaries have paid all Taxes due and payable (whether or not shown on any such Tax Returns) and, (iv) as of the Company Balance Sheet Date, any Liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable has been provided for in the financial statements of the Company in accordance with applicable accounting practices and procedures. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns of a particular type that such Person is or may be subject to taxation of such type by that jurisdiction. There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other Person, and has complied with corresponding reporting and record keeping requirements in all material respects. Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth on Section 2.11(c) of the Company Disclosure Letter, no material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted or have been threatened in writing with respect to the Company or any of its Subsidiaries. No deficiencies or adjustments for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing.

(d) (i) There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any income or other material Tax or file any income or other material Tax Return, other than a request for an automatic extension made in the ordinary course of business, and (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnity, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which was the Company) or (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes), or as a matter of applicable Law.

(f) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(g) Except as set forth on Section 2.11(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, or make any adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued outside of the ordinary course of business on or prior to the Closing Date; (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Tax Law); or (vi) the application of Section 965 of the Code.

(h) Neither the Company nor any of its Subsidiaries has (i) deferred payment of payroll Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act or any similar applicable federal, state or local Law which such Taxes have not been paid in full, or (ii) taken, claimed, or applied for an employee retention tax credit or loan under the Paycheck Protection Program administered by the United States Small Business Administration.

(i) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company and each of its Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Bodies, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations in all material respects.

(k) The Company and each of its Subsidiaries has complied in all material respects with all applicable escheat and unclaimed property Laws.

(l) Except where otherwise would not be material, neither the Company nor any of its Subsidiaries has any permanent establishment (within the meaning of any applicable income Tax treaty) or otherwise has any office or fixed place of business in, or is tax resident in, any country other than the country in which it is organized. The Company and each of its Subsidiaries is in material compliance with applicable transfer pricing laws and regulations, including conducting intercompany transactions on arms’ length terms in material compliance with Section 482 of the Code and the Treasury Regulations thereunder and any similar provision of state, local or non-U.S. Law.

2.12 Contracts and Commitments.

(a) Except (x) for this Agreement, (y) as set forth in Section 2.12(a) of the Company Disclosure Letter, or (z) for Non-Scheduled Contracts, as of the date of this Agreement, none of the Company or any of its

Subsidiaries is a party to or bound by any (each, a “Company Material Contract” and, collectively, the “Company Material Contracts”):

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement;

(ii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iii) Contract establishing any joint ventures, or material partnerships or similar arrangements;

(iv) Contract (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries or, to the knowledge of the Company, Affiliates, to compete in any line of business or to conduct business with any Person or in any geographical area, or (B) Contracts which are material to the Company which obligate the Company or any of its Subsidiaries or, to the knowledge of the Company, Affiliates, to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party; or (C) Contract that constitutes a Company Material Contract pursuant to clauses (viii), (x) or (xi) below containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions;

(v) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness of $250,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(vi) Contract providing for any guaranty by the Company or any of its Subsidiaries of third-party obligations (under which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement) of $250,000 or more, other than any guaranty by the Company of any of its Subsidiaries’ obligations;

(vii) Contract between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(viii) Contract under which the Company and the Company’s Subsidiaries are expected to make annual expenditures in excess of $500,000 or receive annual revenues in excess of $750,000 during the current or a subsequent fiscal year;

(ix) Contract pursuant to which any license or other rights in or to Intellectual Property is granted to or by the Company or any of its Subsidiaries, other than (A) non-exclusive licenses for commercially available “off-the-shelf” Software with annual or one-time fees of less than $500,000, (B) licenses of Open Source Software, (C) non-exclusive licenses of Intellectual Property granted or received that are incidental to the subject matter of the agreement or in connection with products or services provided to or received by Company or any of its Subsidiaries, (D) intercompany licenses granted to or received by and among Company and any of its Subsidiaries and (E) non-exclusive licenses granted to customers in the ordinary course of business; or

(x) with any customer of the Company or any of its Subsidiaries who, in the twelve month period ended September 30, 2025, was one of the twenty (20) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(xi) with any vendor of the Company or any of its Subsidiaries who, in the twelve month period ended September 30, 2025, was one of the twenty (20) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(xii) Contract relating to the disposition to a third party, or acquisition from a third party, of material equity or assets by the Company or any of its Subsidiaries outside of the ordinary course of business pursuant to which the Company or its Subsidiaries have material continuing obligations;

(xiii) that is an agreement in settlement of a pending, threatened or actual Action, that imposes material obligations on the Company or any of its Subsidiaries as of the date hereof;

(xiv) (A) any state or local Government Contract requiring aggregate payments by or to the Company in excess of $50,000 for the twelve month period ended September 30, 2025 and (B) any federal Government Contract;

(xv) is with an affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act; and

(xvi) Contract to enter into any Contract of the type described in the foregoing clauses (i) through (xv).

(b) Prior to the date hereof, the Company has made available to Parent a true and correct copy of all written Company Material Contracts and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company is not in default under any Company Material Contract, and (ii) to the Company’s knowledge, the parties other than the Company or any of its Subsidiaries to each of the Company Material Contracts is not in default thereunder. Each Company Material Contract is legal and in full force and effect and is valid, binding and enforceable against the Company and its Subsidiaries (to the extent party thereto) and, to the Company’s knowledge, each other party thereto. No party to any Company Material Contract has given any written notice, or to the knowledge of the Company, any notice (whether or not written) of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

2.13 Intellectual Property.

(a) All of the issued patents and pending patent applications, domain names, registered trademarks and service marks, and registered copyrights, and applications for any of the foregoing, that are currently owned or purported to be owned by the Company or any of its Subsidiaries (collectively, “Company Registered Intellectual Property”) are set forth in Section 2.13 of the Company Disclosure Letter. Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable.

(b) Except as set forth in Section 2.13 of the Company Disclosure Letter, the Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to each item of the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”) free and clear of all Liens other than Permitted Liens. Except as set forth in Section 2.13 of the Company Disclosure Letter, to the knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any material Company Intellectual Property. Except as set forth in Section 2.13 of the Company Disclosure Letter, no Person has provided written notice of an Action or, threatened an Action in writing, challenging the ownership, validity or scope of any Company Intellectual Property, and no item of any such Company Intellectual Property is the subject of any outstanding Order enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which the Company has received written notice.

(c) Except as set forth in Section 2.13 of the Company Disclosure Letter, the Company and its Subsidiaries, their products and the business of the Company and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person, in any material respect, and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Except as set forth in Section 2.13 of the Company Disclosure Letter, the Company and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that the Company or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending Action alleging any such infringement, misappropriation, dilution or violation.

(d) The Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Company Intellectual Property. All employees, contractors and consultants who have created Intellectual Property that is material to the conduct of the business of the Company or a Subsidiary as currently conducted have assigned to one or more of the Company or its Subsidiaries all of their rights therein, to the full extent permitted by Law, and to the extent such rights would not automatically vest with the Company or one of its Subsidiaries, by operation of Law.

(e) None of the Company or any of its Subsidiaries has disclosed or otherwise made available, or has any obligation (with or without the passage of time or giving of notice) to disclose or otherwise make available, to any Person any source code of any material Software owned or purported to be owned by the Company or any of its Subsidiaries, other than to a Person who was, as of the date of the disclosure or delivery, an employee, contractor or consultant of the Company or any of its Subsidiaries and bound by written confidentiality agreements with respect thereto.

(f) The Company has not received any written notice that it or any of its Subsidiaries is not in compliance with any Open Source Software license that requires any license, disclosure or public distribution of source code of any such Software or prohibits or limits the fees or other consideration that the Company or any of its Subsidiaries may charge to licensees or other users of any such Software.

2.14 Data Privacy.

(a) The Company and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding the security, privacy, and use of Personal Data that are designed to protect Personal Data from unauthorized access, use or disclosure, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, are, and since January 1, 2023 have been, in compliance with (A) the Company’s published and written policies, governing the security, privacy, and use of Personal Data, as applicable, and (B) applicable Laws and all industry or self-regulatory standards governing data privacy and data security, to the extent binding upon the Company or its Subsidiaries (“Privacy Requirements”).

(b) To the Company’s knowledge, since January 1, 2023, none of the Company or any of its Subsidiaries has experienced any breach, unauthorized access to or use of, acquisition, theft, destruction, compromise or other cybersecurity incident involving any trade secrets or Personal Data, which, individually or in the aggregate, has had a Company Material Adverse Effect.

(c) To the Company’s knowledge, since January 1, 2023, none of the Company or any of its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its collection, processing, protection, storage, use, disclosure, or transfer of Personal Data.

(d) To the Company’s knowledge, since January 1, 2023, none of the Company or any of its Subsidiaries has received any material written claim, complaint, inquiry or notice from any governmental or regulatory authority or entity, or any data subject, alleging that the Company’s or its Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data are in violation of any applicable Privacy Requirements governing data privacy and data security.

(e) Except as set forth on Section 2.14(e) of the Company Disclosure Letter, The Company Systems are sufficient and operate and perform in all material respects in accordance with their documentation and specifications for the Company’s and its Subsidiaries’ current operations and to the Company’s knowledge, there are no malware, viruses, or unremediated high-risk or critical vulnerabilities in the Company Systems. Since January 1, 2023, there have been no failures, breakdowns, crashes or other substandard performance affecting the Company Systems that have caused any material disruption to the operation of the business of the Company and its Subsidiaries that have not been remediated in all material respects.

2.15 Litigation. Except as set forth on Section 2.15 of the Company Disclosure Letter, there are, and since January 1, 2023 there have been, no Actions pending, nor, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and the Company and its Subsidiaries are not subject to or in violation of any outstanding Order of any court or Governmental Body in each case, that would, individually or in the aggregate, have a Company Material Adverse Effect.

2.16 Insurance. Section 2.16 of the Company Disclosure Letter lists each material insurance policy maintained by the Company or any of its Subsidiaries or under which the Company is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are, and since the date of issuance have been, in full force and effect and, except as set forth on Section 2.16 of the Company Disclosure, shall continue in effect until the Closing Date. Such insurance policies are sufficient to provide insurance in such amounts and against such risks typical to the operation of the Company’s or its Subsidiaries’ business for the industry in which it operates. The Company is not in breach or default with respect to its obligations under any such insurance policies and, there is no written threatened termination of, or written threatened premium increase with respect to, any of such policies, other than in connection with the Company’s annual renewal process.

2.17 Employee Benefit Plans.

(a) Section 2.17(a) of the Company Disclosure Letter lists all material Company Plans other than (i) any employment offer letter or other employment Contract that is terminable “at-will” or following a notice period not longer than any notice period imposed by applicable Law and does not provide for severance payments or benefits, or retention, change of control, or transaction bonuses, (ii) statutory severance payments or advance notice of termination periods required under applicable Law and (iii) Company Plans that otherwise do not provide for benefits in excess of those required to be provided by statute.

(b) With respect to each material Company Plan, the Company has made available to Parent true and complete copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents and insurance contracts; (iv) a copy of the most recent financial statements for the plan (in audited form where required by ERISA) and, where applicable, Annual Report/Returns (Forms 5500s) with disclosure schedules, if any, and attachments for the most recent year for which such Annual Report/Return (Form 5500) is available; (v) the most recent determination or opinion letter; (vi) a copy of all material, non-routine written correspondence with any Governmental Body relating to a plan received or sent within the last three (3) years; and (vii) written results of any required compliance and nondiscrimination testing for the most recent plan year. The Company has made available to Parent true and correct copies of the following: (A) the standard agreements evidencing Company Options and Company RSUs, and (B) each agreement evidencing a Company Option or Company RSU that does not conform in all material respects to the standard agreement.

(c) Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Company Plan is so qualified, and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Company Plan.

(d) Each Company Plan complies in form and has been administered, maintained and operated in all material respects in compliance with the requirements of the Code, ERISA, other applicable Law and the terms of the Company Plan. Except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, (i) all required contributions to, and premiums payable in respect of, such Company Plan have been made or, to the extent not required to be made on or before the date of this Agreement, have been properly accrued on the Company’s financial statements in accordance with GAAP, and (ii) with respect to each Company Plan, there are no Actions, audits, suits or claims pending or, to the Company’s knowledge, threatened, other than routine claims for benefits.

(e) Neither the Company nor any of its ERISA Affiliates has at any time in the past six (6) years sponsored or contributed to, or has or has had any Liability or obligation in respect of any Company Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as set forth on Section 2.17(e) of the Company Disclosure Letter, none of the Company Plans obligates the Company or its Subsidiaries to provide a current or former employee or other service provider of the Company or any of its Subsidiaries (each, a “Service Provider”) (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than (A) as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law (the full cost of which is borne by the service provider), or (B) as coverage through the end of the month of termination of employment.

(f) Except as otherwise contemplated by this Agreement or as set forth on Section 2.17(f) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any material payment becoming due from the Company or any of its Subsidiaries to any current or former Service Provider, including any severance payment, (ii) increase or otherwise enhance any benefits or compensation to any Service Provider or under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any amounts, payments or benefits under any Company Plan, (iv) require the Company or its Subsidiaries to set aside any assets to fund any benefits under a Company Plan or result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person, or (v) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law).

(g) Each Company Plan has complied in all material respects with Section 409A of the Code, to the extent applicable. The Company has no obligation to pay any gross-up in respect of any Tax under Section 4999 of the Code or Section 409A of the Code.

(h) Except as set forth on Section 2.17(h) of the Company Disclosure Letter, with respect to each Company Plan that is a Non-U.S. Plan, each such Non-U.S. Plan (i) required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body, (ii) if intended to qualify for special Tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to materially adversely affect the special Tax treatment with respect to such Non-U.S. Plan, and (iii) each Non-U.S. Plan that is required under applicable Law to be funded and/or book reserved is funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions. No Company Plan that is a Non-U.S. Plan is a defined benefit pension plan.

2.18 Compliance with Law; Permits.

(a) Section 2.18 of the Company Disclosure Letter sets forth all material Permits held by the Company and each of its Subsidiaries which are required to operate their respective businesses as they are being conducted as of the date of this Agreement, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect, and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither the Company nor any of its Subsidiaries is, or since January 1, 2023, has been, in material violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties.

(b) None of the Company, any of its Subsidiaries, any of their respective directors, officers, nor, to the knowledge of the Company, employees or agents (in each case, acting on behalf of the Company or any of its Subsidiaries) (i) has since April 24, 2019 participated in any transaction or dealing with, involving, or for the benefit of any Sanctioned Person or Sanctioned Country or otherwise in violation of Sanctions or (ii) has in the last five years taken any action in furtherance of any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, to influence official action or secure an improper business advantage or otherwise in violation of any Anti-Corruption Laws, or (iii) is a Sanctioned Person; or (iv) has in the last five years (A) received any written notice or other communication from any Governmental Body regarding any actual, potential, or alleged violation of, or failure to comply with, any Sanctions or Anti-Corruption Laws, or (B) has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any actual, potential, or alleged violation or liability arising under or relating to any Sanctions or Anti-Corruption Laws.

(c) The Company maintains policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.

2.19 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws;

(b) each of the Company and its Subsidiaries holds, and is and has been in compliance with, all Permits required under applicable Environmental Laws to operate its business at the Company Real Property as presently conducted;

(c) none of the Company or any of its Subsidiaries has received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities (including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees) under Environmental Laws;

(d) no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored, or exposed to any Person, by the Company or its Subsidiaries (or any other Person to the extent giving rise to Liability for the Company or its Subsidiaries) or on, under or about any of the real property occupied or used by the Company or its Subsidiaries. None of the Company or its Subsidiaries has disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Company Real Property, so as to give rise to Liability (including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees) under CERCLA or any other Environmental Laws; and

(e) to the Company’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property (including any currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries) for which the Company or any of its Subsidiaries has, or may have, Liability.

2.20 Employment and Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(i) the Company is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of the Company in existence or in negotiation;

(ii) no employees of the Company are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions);

(iii) the Company has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years;

(iv) the Company will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(v) except as set forth on Section 2.20 of the Company Disclosure Letter, to the Company’s knowledge, (i) there are, and for the past three (3) years there have been no Actions or any material disputes filed, pending or threatened (A) between the Company and any of its employees or independent contractors or (B) by or before any Governmental Body affecting the Company concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of the Company or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of the Company, and, for the past three (3) years, the Company has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation.

(b) The Company is, and for the past three (3) years has been, in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law (collectively, “WARN”).

(c) There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the three (3) years prior to the Closing Date and the Company has no liability pursuant to WARN which remains unsatisfied.

(d) As of the date of this Agreement, to the Company’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to the Company or any of its Subsidiaries to terminate employment with the Company or any of its Subsidiaries within the next twelve (12) months.

2.21 Brokerage. Other than Goldman Sachs & Co. LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to Parent a true and correct copy of all Contracts entitling any Person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of the Company, together with all amendments, waivers or other changes thereto.

2.22 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first disseminated to Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent that is included or incorporated by reference in the Proxy Statement.

2.23 Board Approval.

(a) The Company Board, by resolutions duly adopted by a unanimous vote of all of the members of the Company Board at a meeting duly called and held, has duly (i) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) resolved to recommend that the holders of Company Shares adopt this Agreement in accordance with the DGCL, and (iv) directed that the adoption of this Agreement be submitted for consideration by the holders of Company Shares at a meeting thereof, which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL or any provision of the certificate of incorporation of the Company are inapplicable to the execution, delivery and performance of this Agreement, the Voting Agreements and any of the transactions and other agreements contemplated hereby. No Takeover Law applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the transactions or other agreements contemplated hereby and no Takeover Law would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Voting Agreements, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Voting Agreements or the Certificate of Merger.

2.24 Requisite Stockholder Approval. The adoption of this Agreement by affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Company Shares entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Company’s certificate of incorporation or its bylaws to adopt this Agreement and consummate the Merger.

2.25 Opinion. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, to be subsequently confirmed by delivery of a written opinion, that as of the date of such opinion, and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Shares pursuant to this Agreement is fair from a financial point of view to such holders.

2.26 Related Party Transaction. Neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.

2.27 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II, OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES OR CONDITIONS (FINANCIAL OR OTHERWISE), IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE II, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO PARENT OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO (i) ANY PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES AND CERTAIN BUSINESS PLAN INFORMATION OF THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS); OR (ii) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY AND ITS SUBSIDIARIES, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, THE COMPANY HEREBY ACKNOWLEDGES THAT NEITHER PARENT, MERGER SUB, NOR ANY OTHER PERSON, MAKES OR HAS MADE OR IS MAKING ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MARGER SUB, OR ANY OF THEIR SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS OR OPERATIONS, INCLUDING WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR ANY INFORMATION DEVELOPED BY THE COMPANY OR ANY OF ITS REPRESENTATIVES

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter delivered by Parent to the Company on the date hereof (the “Parent Disclosure Letter”), each of Merger Sub and Parent represents and warrants to the Company as follows:

3.1 Valid Existence. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to do so would not prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Merger Sub is a corporation duly organized and validly existing under laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to do so would not prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Each of Merger Sub and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not, and would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

3.2 Authority; Binding Nature of Agreement. Each of Merger Sub and Parent has the requisite power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent, the performance by each of Merger Sub and Parent of its obligations hereunder and the consummation by each of Merger Sub and Parent of the transactions contemplated by this Agreement have been duly authorized by the boards of directors of each of Merger Sub and Parent. No other corporate or other proceedings on the part of Merger Sub or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Merger Sub or Parent of its obligations hereunder and the consummation by either Merger Sub or Parent of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a valid and binding obligation of each of Merger Sub and Parent, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement by Merger Sub and Parent nor the consummation by Merger Sub and Parent of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, or other similar Organizational Documents of Merger Sub or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any Order or Law applicable to Merger Sub or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Sub or Parent to consummate the transactions contemplated by this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by Merger Sub or Parent in connection with Merger Sub’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Merger Sub or Parent of the transactions contemplated by this Agreement, except for (i) compliance with the DGCL

(including, with respect to the filing of the Certificate of Merger); (ii) compliance with and filings pursuant to the HSR Act or any Antitrust Law; (iii) compliance with and filing pursuant to the DPA; (iv) the filing with the SEC of the Proxy Statement and any other documents required to be filed with the SEC by Merger Sub or Parent in pursuant to this Agreement or in connection with the transactions contemplated hereby; and (v) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

3.4 No Actions Challenging the Merger. As of the date of this Agreement, (a) there is no Action pending against Merger Sub or Parent challenging the Merger; and (b) to the knowledge of Parent, no Action has been threatened against Merger Sub or Parent challenging the Merger.

3.5 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

3.6 Disclosure. None of the information supplied or to be supplied by or on behalf of Merger Sub or Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.7 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) a duly executed equity commitment letter, dated as of the date of this Agreement, between Parent and each Financing Source party thereto (including all exhibits, schedules, term sheets, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively, the “Equity Commitment Letter”), pursuant to which the Financing Sources have committed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the amounts set forth therein for the purpose of funding a portion of the transactions contemplated by this Agreement (the “Equity Financing”). The Equity Commitment Letter provides that the Company is entitled to enforce such Equity Commitment Letters in accordance with the terms thereof.

(b) As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified; and (ii) the respective commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, replaced or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination, replacement or rescission is contemplated. As of the date of this Agreement, other than the Equity Commitment Letter, there are no other Contracts or side letters to which Parent, Merger Sub or any of the Financing Sources is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing at Closing, other than as expressly set forth in the Equity Commitment Letter delivered to the Company prior to the date hereof.

(c) Assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, the aggregate proceeds of the Equity Financing are sufficient to (A) make all payments contemplated by this Agreement in connection with the consummation of the Closing (including the payment of all amounts payable pursuant to Article I in connection with or as a result of the Merger); (B) repay, prepay or discharge (substantially simultaneously with the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Existing Loan Documents as contemplated by this Agreement; and (C) pay all fees and expenses required to be paid at Closing by Parent or Merger Sub in connection with the Merger and the Equity Financing.

(d) As of the date of this Agreement, the Equity Commitment Letter is in full force and effect, and constitutes the legal, valid and binding obligations of, Parent and, to the knowledge of Parent, the other parties thereto, as applicable, enforceable against Parent and, to the knowledge of Parent, assuming due and valid execution by each other party thereto, the other parties thereto, as applicable, in accordance with their terms (except as limited by the Enforceability Exceptions). Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the amount of the Equity Financing required to consummate the transactions contemplated by this Agreement pursuant to any agreement relating to the Equity Financing to which the Financing Sources, Parent or Merger Sub is a party. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 5.1 and Section 5.2, each of Parent and Merger Sub has no reason to believe that it or any other parties to the Equity Commitment Letter will be unable to satisfy on a timely basis any term or condition in the Equity Commitment Letter applicable to it. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any of the other parties thereto pursuant to the Equity Commitment Letter; (ii) result in the failure of any condition to the Equity Financing; or (iii) otherwise result in a portion of the Equity Financing (in an amount that would reduce the aggregate amount of the Equity Financing below the amount required to consummate the transactions contemplated by this Agreement) being unavailable to Parent on the Closing Date. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 5.1 and Section 5.2, Parent has no reason to believe that the amount of the Equity Financing required to consummate the transactions contemplated by this Agreement will not be made available to Parent on or prior to the Closing Date. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Equity Commitment Letter.

3.8 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. Assuming (i) the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.2, (ii) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and performance by the Company of its obligation hereunder in all material respects, (iii) any estimates, projections or forecasts of the Company or its Subsidiaries have been provided by the Company to Parent have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, and (iv) immediately after giving effect to the transactions contemplated by this Agreement, and payment of the aggregate Merger Consideration pursuant to Section 1.8, all amounts to be paid pursuant to Section 1.8, the payment of all associated costs and expenses of the Merger (including any repayment or refinancing of Indebtedness of the Company required in connection therewith) and the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to allow Merger Sub and Parent to perform all of their obligations under this Agreement, the Surviving Corporation will be Solvent as of the Effective Time. For the purposes of this Agreement, the term “Solvent” shall mean that, as of any date of determination, and with respect to any Person, (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

3.9 Ownership of Company Shares. None of Merger Sub or Parent is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

3.10 Acknowledgement of No Other Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries or their respective businesses, operations, assets, Liabilities or conditions (financial or otherwise), whatsoever, express or implied, beyond those expressly given by the Company in Article II (as modified by the Company Disclosure Letter), or in any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives and that Parent and Merger Sub have not relied on any such other representation or warranty not set forth in Article II (as modified by the Company Disclosure Letter) or in any certificate delivered pursuant to this Agreement. Without limiting the generality of the foregoing, except for the representations and warranties set forth in Article II (as modified by the Company Disclosure Letter), Parent acknowledges that no representations or warranties are made by the Company or any other Person with respect to any projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement).

ARTICLE IV.

COVENANTS

4.1 Covenants Relating to Conduct of Business.

(a) Except (i) as set forth in Section 4.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article VI (the “Pre-Closing Period”), the Company and its Subsidiaries shall (i) conduct the business and operations of the Company and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts, consistent with past practice, to preserve intact its business organization, operations, assets, goodwill and relationships with material customers, suppliers, subcontractors, officers, employees and other third parties. During the Pre-Closing Period, the Company shall, promptly upon learning of the same, notify Parent of any Effect known to the Company that is reasonably likely, individually or taken together with all other Effects known to the Company, to result in a Company Material Adverse Effect.

(b) Except (i) as set forth on Section 4.1(b) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, the Company shall not and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i) (X) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (Y) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock (including, for the avoidance of doubt, pursuant to the 2025 Repurchase Program) except, in each case:

(1) for the declaration and payment of dividends by a direct or indirect wholly-owned Subsidiary of the Company solely to its parent;

(2) in connection with intercompany purchases of capital stock or share capital solely among one or more of the Company and its wholly-owned Subsidiaries;

(3) in satisfaction of applicable Tax-withholding obligations in respect of the vesting or settlement of any Company Options or Company RSUs; or

(4) for the forfeiture of Company Options or Company RSUs by the holder thereof, upon such holder’s termination of employment with the Company or any of its Subsidiaries;

(ii) issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of (A) any shares of beneficial interests, capital stock or other ownership interest in the Company or any of its Subsidiaries; (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (C) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities (including, for the avoidance of doubt, any grants of Company Options, Company RSUs or other awards under Company Equity Plans); or (D) take any action to cause to be exercisable any otherwise unexercisable option under any Company Equity Plan except, in each case, (1) for issuances of Company Shares in respect of (I) any exercise of Company Options outstanding on the date of this Agreement, (II) any Company ESPP Purchase Rights, or (III) the vesting of or delivery of shares under Company RSUs, in accordance with their terms as of the date of this Agreement, or (2) for transactions solely between or among the Company and its wholly-owned Subsidiaries;

(iii) except as required by a Company Plan as in effect on the date of this Agreement or applicable Law, or for payments of annual or other regularly paid bonuses or commissions (e.g., quarterly or semi-annually) made under a Company Plan in the ordinary course of business consistent with past practice and such Company Plan (A) grant any new entitlement to or increase the wages, salary or compensation or other benefits payable or provided to any Service Provider, other than annual increases in base salary or base wage rates for the 2026 calendar year made in the ordinary course of business consistent with past practice (including with respect to the timing and cadence of such increases) with respect to employees of the Company and its Subsidiaries whose annual base salary or wage rate is less than $250,000 (excluding any Service Provider who has a change in control severance provision in their employment agreement or a Severance Program Agreement in effect with the Company or any of its Subsidiaries (other than the administrative assistant of the Company’s Chief Executive Officer)); provided, however, that such increases may not exceed 10% per individual or 3% in the aggregate for such employees determined based on the individual’s annual base salary or hourly wage rate or the aggregate annual base salaries or hourly wage rates, respectively; and provided further that such increases will be effective no earlier than May 15, 2026, and such 3% in the aggregate limit will be calculated on the date of the increase based on the Service Providers of the Company and its Subsidiaries who remain employed as of such date; provided, that for the sake of clarity and avoidance of doubt, a Service Provider’s departure after the date of a given increase date shall not impact the aggregate limit determinations for all increases granted prior to the date of such Service Provider’s departure; (B) grant any employment termination, change of control, severance or termination pay, retention or other similar bonus or any similar arrangement with any current or former Service Provider; (C) establish, adopt, enter into, materially amend or terminate any Company Plan for the benefit of any current or former Service Providers, not including annual renewals of welfare benefit plans made in the ordinary course of business consistent with past practice; (D) accelerate the payment, funding, right to payment or vesting of any compensation or benefits; (E) hire or promote any employees, or engage other service providers, other than hiring an employee to fill open positions or to replace an individual whose employment terminates following the date of this Agreement and, in each case, provided that (i) any such employee’s annual base salary or wage rate is less than $250,000, and (ii) such hiring is done and the terms and conditions of such employee’s employment are determined in the ordinary course of business consistent with past practice; (F) terminate employees of the Company and its Subsidiaries (other than for cause) other than in the ordinary course of business consistent with past practice for employees whose annual base salary or wage rate is less than $250,000, or (G) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization;

(iv) amend, or propose to amend, or permit the adoption of any amendment or otherwise make any change to any of the Organizational Documents of the Company or any of its Subsidiaries;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction with respect to any shares of capital stock or other ownership interest in the Company;

(vi) (A) merge or consolidate with any Person or (B) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make or commit to make any capital expenditure in excess of $250,000 in any single instance or $1,500,000 in the aggregate;

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of supplies from suppliers or vendors in the ordinary course of business;

(ix) except in the ordinary course of business consistent with past practice, (A) create, incur, assume or otherwise become liable for any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements solely among one or more of the Company and its wholly-owned Subsidiaries, (2) agreements or arrangements or borrowings incurred under the Company’s or any of its Subsidiaries’ existing credit facilities with a value less than $250,000; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements among one or more of the Company and its wholly-owned Subsidiaries or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements among one or more of the Company and its Subsidiaries;

(x) enter into, extend, terminate, modify, assign, renew, waive rights under or amend any Company Material Contract or Company Real Property Lease (or Contract that would be a Company Material Contract or Company Real Property Lease if entered into as of the date hereof or if after giving effect to such amendment or modification would be a Company Material Contract or Company Real Property Lease), other than in the ordinary course of business consistent with past practice;

(xi) enter into any Contract that would materially restrict, after the Effective Time, Parent and its Affiliates or Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xii) except in the ordinary course of business consistent with past practice, sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise dispose of any assets (other than Intellectual Property) with a fair market value in excess of $250,000 in the aggregate;

(xiii) commence, pay, discharge, settle, compromise or satisfy any pending, threatened or actual Action other than any solely monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $500,000 in any single instance or $1,500,000 in the aggregate or other than in the ordinary course of business consistent with past practice in the collection of outstanding accounts receivables or other amounts owed to the Company;

(xiv) materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xv) (A) make, change or revoke any entity classification or other material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to the Company or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) affecting any material Tax Liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or any of its Subsidiaries, (E) settle, surrender, or compromise any material Tax Liability or proceeding or refund of material Taxes with respect to the Company or any of its Subsidiaries, or (F) voluntarily approach any Governmental Body or initiate any voluntary disclosure program with respect to a material amount of unpaid Taxes;

(xvi) cease to maintain in full force and effect or fail to renew existing insurance (or alternative insurance with comparable terms and conditions with financially responsible insurance companies) in such amounts and against such risks and losses as are customary for the nature of the property, assets or businesses so insured and for companies engaged in the respective businesses of the Company and its Subsidiaries;

(xvii) sell, transfer, assign, encumber, license, abandon, permit to lapse, convey or otherwise dispose of any material Company Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business or the expiration of Company Registered Intellectual Property at the end of its statutory term;

(xviii) make any materially adverse change to any of their privacy policies or to the operation or security of the Company Systems used in their businesses, except as required by Law;

(xix) except in the ordinary course of business consistent with past practice, (A) accelerate or delay the collection of accounts receivable, (B) grant any extension of credit or change any credit terms, or (C) sell, factor, pledge, discount or otherwise dispose of any accounts receivable;

(xx) except in the ordinary course of business consistent with past practice, (A) accelerate or delay the payment of accounts payable, (B) agree to any material modification of payment terms with suppliers or vendors, or (C) fail to pay accounts payable when due;

(xxi) enter into any new line of business outside its existing business as of the date of this Agreement that would be material to the Company and its Subsidiaries taken as a whole;

(xxii) enter into or adopt any “poison pill” or similar stockholder rights plan; or

(xxiii) agree or commit to take any of the actions described in clauses (i) through (xxii) of this Section 4.1(b).

(c) In the event the Closing has not occurred by June 30, 2026, from June 30, 2026 until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article VI, the Company and its Subsidiaries shall use reasonable best efforts in the ordinary course of business to maintain cash and cash equivalents equal to at least the Minimum Cash Amount.

4.2 Investigation.

(a) The Company shall afford to Parent and its Representatives reasonable access during normal business hours, during the Pre-Closing Period, to the Company’s and its Subsidiaries’ personnel and properties, Contracts, commitments, books and records (including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared), and any reports, schedules or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding the Company and its Subsidiaries, as Parent or any of its Representatives may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide the access or information contemplated by this Section 4.2 if it would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, (iii) cause a risk of a loss of privilege to the Company or any of its Subsidiaries, (iv) constitute a violation of any applicable Law, or (v) otherwise disclose competitively sensitive material, provided, in the case of each of the foregoing clauses (i) to (v), the Company has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 4.2.

(b) Parent and Merger Sub hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement; provided that Parent and Merger Sub will be permitted to disclose such information to any current or prospective financing sources, so long as such Persons agree to be bound by confidentiality provisions no less restrictive than those in the Confidentiality Agreements as if parties thereto.

4.3 Proxy Statement.

(a) Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the

Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 4.5, the Company shall include the Company Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company, on the one hand, and Parent, Merger Sub, on the other hand, shall provide the other party hereto a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection with the items covered in clauses (i) and (ii) above.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than three Business Days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.

4.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to Section 4.5 and the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of Company Stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval (and in any event no later than thirty (30) days following the mailing of the Proxy Statement, unless mutually agreed in writing by Parent and the Company).

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting on up to three (3) occasions (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of Company Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be inconsistent with its fiduciary obligations under applicable Law); provided, that any such postponement or adjournment shall not be for more than five Business Days; provided, further, that in no event (x) shall the Company Stockholder Meeting be postponed or adjourned beyond the date that is five Business Days prior to the Termination Date or (y) once it is fixed by the Company Board, shall the record date for the Company Stockholder Meeting change (whether or not in connection with any such postponement or adjournment), without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

4.5 Non-Solicitation.

(a) The Company agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to the Company; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person or group of Persons (or any of their Affiliates or Representatives) that has made an Acquisition Proposal with respect to the Company, (iii) approve, recommend or enter into, or propose to approve or recommend to enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 4.5), (iv) take any action or exempt any third party from the restrictions on “business combinations” or any similar provisions contained in any applicable Takeover Law or the Company’s Organizational Documents or grant a waiver under Section 203 of the DGCL, or (v) resolve, publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person or group of Persons, or any of their Affiliates (other than Parent and/or its Affiliates), conducted heretofore by the Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, the Company shall discontinue access within two (2) Business Days of the date hereof by any Person or group of Persons, and any of their Affiliates (other than Parent or its Affiliates), to any data room (virtual or otherwise)

established by the Company or its Representatives for such purpose. Within five (5) Business Days from the date of this Agreement, the Company shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements prior to the date hereof with the Company or any Subsidiary thereof in connection with consideration of any Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Requisite Stockholder Approval, the Company and the Company Board may take any actions described in clause (ii) of this Section 4.5(a) with respect to a third party if (A) the Company receives after the date hereof a bona fide written Acquisition Proposal with respect to the Company from such third party (and such Acquisition Proposal was not initiated, sought or solicited, or knowingly encouraged or facilitated in violation of this Section 4.5) and (B) such proposal constitutes, and the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such proposal is reasonably expected to lead to, a Superior Proposal with respect to the Company, and after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided that, the Company may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to the Company with respect to confidentiality than the terms of the Confidentiality Agreement and that does not include any provision calling for any exclusive right to negotiate with any third party or otherwise having the effect of prohibiting the Company from satisfying any of its obligations hereunder; provided, however, that such confidentiality agreement shall not be required to include standstill provisions that prohibit or restrict the making or amendment of any private or public Acquisition Proposal (an “Acceptable Confidentiality Agreement”) and so long as the Company (x) concurrently provides to Parent any information and data concerning the Company or any Subsidiary or access provided to such third-party that as not previously made available to Parent and (y) the Company sends a copy of such Acceptable Confidentiality Agreement to Parent promptly (and in any event within forty-eight (48) hours) following its execution and delivery (and the Company shall not thereafter terminate, waive, amend, release or modify any material provisions of such Acceptable Confidentiality Agreement) following its execution. Nothing contained in this Section 4.5 shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position with respect to an Acquisition Proposal with respect to the Company pursuant to Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act, if the Company Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company Stockholders, provided that this sentence shall not permit the Company Board to make a Company Adverse Recommendation Change, except to the extent expressly permitted by Section 4.5(b) or Section 4.5(c).Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 4.5(a) by any of the Company’s or its Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 4.5(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by the Company Board or any such committee of the transactions contemplated by this Agreement, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to the Company, (iv) fail to publicly reaffirm or republish the Company Recommendation within five (5) Business Days (or if earlier two (2) Business Days prior to the date the Company Stockholder Meeting is scheduled to be held) of (1) the public disclosure of an Acquisition Proposal (other than the type referred to in the following clause (v)) with any Person other than Parent or Merger Sub or (2) being requested by Parent to do so or (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within five (5) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or if earlier two (2) Business Days prior to the date the Company Stockholder Meeting is scheduled to be held), or (vi) approve or recommend, publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into any Contract (or any letter of intent, memorandum of understanding, agreement in principle or other similar contract or agreement) with respect to an Acquisition Proposal relating to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 4.5) (any action described in this sentence being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Requisite Stockholder Approval, and subject to the Company’s compliance at all times with the provisions of this Section 4.5, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 6.1(c)(ii), in each case, if (1) the Company receives a bona fide, written Acquisition Proposal with respect to the Company after the date hereof that has not been withdrawn and did not result from a breach of Section 4.5(a), and the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (2) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take such action in response to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board shall not be entitled to take any such action in response to a Superior Proposal with respect to the Company unless (x) four(4) Business Days pass from the date the Company provides written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group of Persons making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal as specified in Section 4.5(d); (y) the Company negotiates in good faith with Parent (to the extent Parent wishes to negotiate) during such four (4) Business Day period to make such revisions to the terms of this Agreement and the Equity Commitment Letter as would cause such Acquisition Proposal to cease to be a Superior Proposal; and (z) at the end of such four (4) Business Day period the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor), and taking into account any alternative transaction proposed in writing by Parent, all financial, legal, regulatory, financing and other terms and conditions of any such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such Superior Proposal continues to constitute a Superior Proposal and that the failure to make a Company Adverse Recommendation Change or terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 6.1(c)(ii), in response to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. Any amendment to the financial terms (including the form, amount and timing of payment of consideration) and any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 4.5(b), and will require a new notice pursuant to clause (x) hereof (it being understood that the notice period in respect of such new written notice will be two (2) Business Days).

(c) Notwithstanding the first sentence of Section 4.5(b), at any time prior to obtaining the Requisite Stockholder Approval, in connection with any Intervening Event, the Company Board may make a Company Adverse Recommendation Change, if and only if, an Intervening Event has occurred, and prior to taking such action the Company Board (i) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) determines in good faith that the reasons for making such Company Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to the Company and (iii) provides written notice to Parent (a “Company Notice of Change”) advising Parent that the Company Board is contemplating making a Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Company Board may not make such Company Adverse Recommendation Change until the fourth (4th) Business Day after receipt by Parent of a Company Notice of Change and (y) during such four (4) Business Day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to this Agreement and the Equity Commitment Letter which would allow the Company Board not to make such Company Adverse Recommendation Change in response to such Intervening Event, consistent with its fiduciary duties under applicable law. Any material change to any Intervening Event will require a new notice pursuant to clause (x) hereof (it being understood that the notice period in respect of such new written notice will be two (2) Business Days).

(d) The parties agree that in addition to the obligations of the Company and Parent set forth in paragraphs (a) through (c) of this Section 4.5, as promptly as practicable after receipt thereof (and in any event, within one (1) Business Day), the Company shall advise Parent in writing of any request for information or any Acquisition Proposal with respect to the Company received from any Person or group of Persons, or any request for information, inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to the Company, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly (and in any event, within one (1) Business Day) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing and the identity of the Person or group of Persons making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any other Person or group of Persons in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company shall not release or permit any of its Affiliates to release, any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party; provided, that, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to waive any provision of a confidentiality or standstill agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such provision solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 4.5) to make, on a confidential basis to the Company Board, an Acquisition Proposal. For purposes of clarity, any standstill agreement entered into prior to the date hereof which terminates automatically pursuant to its existing terms shall not be deemed to be a release or waiver of such standstill in breach of the preceding sentence.

4.6 Regulatory Approvals; Additional Agreements.

(a) Within twenty (20) Business Days of the date of this Agreement, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice their respective Notification and Report Forms under the HSR Act relating to the transactions contemplated by this Agreement. Within twenty (20) Business Days of the date of this Agreement, the Company, Parent and Merger Sub each shall use reasonable best efforts to file all other documents (including draft documents where applicable) required to be filed with any Governmental Body pursuant to the Antitrust Laws or regulations identified in Section 5.1(a) of the Company Disclosure Letter.

(b) Parent, Merger Sub, and the Company each shall promptly (i) supply the other with any information reasonably required in order to effectuate the filings described in this Section 4.6, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of substantive communications received from any Governmental Body. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without using reasonable best efforts to give the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, a reasonable opportunity to attend or participate. The parties shall reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Antitrust Laws in connection with the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively or commercially sensitive materials provided to the other under this Section 4.6(b) or otherwise as “outside counsel only,” and such materials may also be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns. Parent shall pay all filing fees required by the HSR Act and any other applicable merger notification or control Laws in connection with such filings. Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to devise, control and direct the strategy and timing for, and make all material decisions relating to (and shall take the lead in all meeting and communications with any Governmental Body relating to), obtaining any approval or expiration of a waiting period contemplated by this Section 4.6, including defending and resolving any lawsuits or other proceedings related to any such approval or expiration of a waiting period.

(c) Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement; (ii) keep the other party informed as to the status of any such legal proceeding or threat; and (iii) reasonably cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Subject to the conditions and upon the terms of this Agreement, each of Parent and the Company shall use reasonable best efforts (subject to, and in accordance with, applicable Law) (w) to take promptly, or cause to be taken promptly, all actions, (x) to do promptly, or cause to be done, (y) to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and (z) to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use reasonable best efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement; and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract.

(e) Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated or required to (and the Company shall not without the Parent’s written consent) propose, negotiate, commit to, or effect, by consent decree, hold-separate orders or otherwise, (i) the sale, divestiture, license or disposition of any assets, properties, businesses, products, product lines, rights, or services of the Company or any of its Subsidiaries or Affiliates or Parent or any of its Subsidiaries or Affiliates or any of their respective interest or interests therein, (ii) to otherwise take or commit to take actions that after the Closing Date would limit Parent’s or the Company’s freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines, or services of the Company or any of its Subsidiaries or Affiliates or Parent or any of its Subsidiaries or Affiliates or any of their respective interest or interests therein, (iii) any structural or conduct remedy, (iv) agree or otherwise be required to take any action with respect to Parent, Merger Sub, or any of Parent’s Affiliates, including (x) Blackstone Inc. (“Blackstone”) and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone, and (y) any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle; or (v) agree or otherwise be required to take any action that is not expressly conditioned upon the consummation of the transactions contemplated by this Agreement.

(f) CFIUS. Each of the Parent, Merger Sub, and Company shall promptly use reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable to obtain or complete the CFIUS Closing Period, including promptly preparing and submitting (x) within twenty (20) Business Days of the date of this Agreement, a CFIUS Declaration; (y) a draft CFIUS Notice, if requested or required by CFIUS or if requested by Parent following the conclusion of the thirty-day CFIUS Declaration assessment period; and (z) a final CFIUS Notice, following the resolution of any questions and comments received from CFIUS on the draft CFIUS Notice, in each case, to CFIUS, with respect to the transactions contemplated under this Agreement, and pursuant to the DPA. For the avoidance of doubt, notwithstanding the immediately preceding sentence, in order to obtain or complete the CFIUS Closing Period, Parent shall not be obligated sell, divest, license or dispose of any material assets, properties, businesses, products, product lines, rights, or services of the Company or any of its Subsidiaries or Affiliates or Parent or any of its Subsidiaries or Affiliates or any of their respective interest or interests therein.

(g) The Parent, Merger Sub, and Company shall (i) cooperate and promptly provide any information reasonably requested by CFIUS (or any other agency or branch of the U.S. Government) in connection with the CFIUS assessment, review, or investigation of the transactions contemplated by this Agreement and within the timeframes set forth in the DPA; and (ii) promptly inform each other of any material communication with CFIUS, permitting each other to review any communication to CFIUS by the other, and consulting with the other in advance of any planned meeting or conference with CFIUS and, to the extent permitted by CFIUS, grant each other the opportunity to attend and participate in any such planned meeting or conference; provided that the parties shall not be obligated to disclose to the other any communication to CFIUS that each Party considers to be proprietary or confidential or that would violate any applicable Laws, but shall, to the extent practicable, provide a redacted or summary version of such communications. The Parent shall be responsible for the payment of any filing fee that may be required to be made to CFIUS in connection with obtaining or completing the CFIUS Closing Period.

4.7 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 4.5, Parent and the Company shall thereafter consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation and the prior written consent (which consent shall not be unreasonably withheld or delayed) of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party). For the avoidance of doubt, no provision of this Agreement shall prohibit the Company from issuing any press release or public statement in with respect to a Company Adverse Recommendation Change, or any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act, if the Company Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company Stockholders, in each case in compliance in all respects with the terms of Section 4.5

4.8 Employee and Labor Matters.

(a) For a period ending on the first (1st) anniversary of the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation or one of its Affiliates to provide, to each of the individuals who are employees of the Company or its Subsidiaries as of the Effective Time (the “Continuing Company Employees”) (i) a salary, wage, and target cash bonus or commission opportunity that, in each case, is no less favorable in the aggregate than the salary, wage, and target cash bonus or commission opportunities that was provided to such Continuing Company Employee immediately prior to the Effective Time, provided that no Continuing Company Employee’s base salary or wage rate may be reduced during the Benefit Continuation Period by more than 10%; (ii) employee benefits (other than any change of control, corporate sale, or similar transaction-related payment or benefit, long-term incentives, equity or equity-based incentives, severance, defined benefit pension plan, retiree health or retiree life insurance benefits, or nonqualified deferred compensation benefits (together, the “Excluded Benefits”) that are substantially comparable in the aggregate to either (at Parent’s election) (A) the employee benefits (other than the Excluded Benefits) provided to such Continuing Company Employee immediately prior to the Effective Time or (B) the employee benefits (other than the Excluded Benefits) provided to similarly situated employees of Parent and its Affiliates; and (iii) severance or termination benefits that are no less favorable than the severance or termination benefits provided to similarly situated employees of Parent and its Affiliates.

(b) Parent shall, or shall cause its Affiliates (including the Company) to, no later than March 15, 2027, pay to each Continuing Company Employee who remains employed by Parent or any of its Affiliates (including the Company) through December 31, 2026, a pro-rated annual cash bonus with respect to the period beginning on January 1, 2026 and ending on the Closing Date, subject to the metrics and terms set forth on Section 4.8(b) of the Company Disclosure Letter. For the avoidance of doubt, this Section 4.8(b) shall not modify, supersede or affect any individual severance agreement or arrangement between any Continuing Company Employee and the Company or any of its Affiliates.

(c) For purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Company Employees after the Effective Time (the “New Plans”), each Continuing Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time for purposes of vesting and benefits eligibility and, with respect to severance and paid-time off plans, level of benefits; provided, however, that such service crediting shall not be required (i) to the extent it would result in a duplication of benefits, (ii) with respect to benefit accruals under any defined benefit pension plan or (iii) with respect to any long-term incentive or equity or equity-based plan maintained by Parent or any of its Affiliates. In addition, and without limiting the generality of the foregoing provisions of this Section 4.8(c), Parent shall (A) provide that each Continuing Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Plan in which such Continuing Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) provide that for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Company Employee, pre-existing condition exclusions and actively-at-work requirements of such New Plan are waived for such Continuing Company Employee and his or her covered dependents, and take commercially reasonable efforts to provide that any eligible expenses incurred by such Continuing Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Company Employee’s participation in the corresponding New Plan begins are taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Unless otherwise requested by Parent no later than ten (10) Business Days prior to the Closing Date, the Company and its Subsidiaries shall terminate, effective as of no later than the day immediately preceding the Closing Date, any and all Company Plans that are defined contribution plans that are qualified under Section 401(a) of the Code and that include a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plans”). Parent shall receive from the Company, not later than two (2) days prior to the Closing Date and contingent upon the Closing, evidence that the Company 401(k) Plans will be so terminated pursuant to resolutions of the board of directors of the applicable entity that sponsors the Company 401(k) Plans (the form and substance of such resolutions shall be subject to reasonable review of Parent, which shall not be unreasonably withheld, conditioned or delayed), effective as of no later than the day immediately preceding the Closing Date.

(e) Nothing contained in this Section 4.8 (whether expressed or implied) shall (i) create or confer any rights, remedies or claims upon any Service Provider, Continuing Company Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any Company Plan or any other benefit or compensation plan, (iii) prohibit or limit the ability of Parent or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, (iv) provide any Service Provider, Continuing Company Employee or any other Person with any rights to continued employment or service or prevent the termination of employment or service of any such Person, or (v) confer any rights, remedies or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.

4.9 Indemnification of Officers and Directors.

(a) Parent agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, that arise out of out of any matters by reason of their status, or acts or omissions occurring, at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the “Indemnified Parties”) as provided in the Company’s Organizational Documents, or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide exculpation, indemnification and advancement of expenses no less favorable to the intended beneficiaries than the corresponding provisions of the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws, as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification with respect to any claim made for indemnification within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 4.9.

(b) Prior to or at the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however, that the Company shall not pay, or agree to pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy.

(c) The covenants contained in this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to applicable Law, Contract or otherwise.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 4.9.

4.10 Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Article I, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.11 Company ESPP. As soon as practicable following the date of this Agreement, the Company Board (or if applicable, the Committee (as defined in the Company ESPP) shall take action to provide that (a) each Company ESPP Purchase Right that is then-outstanding shall be exercised on a date that is no later than February 16, 2026, and on such date, all accumulated participant contributions under the Company ESPP shall be used to purchase shares of Company Common Stock, in accordance with the terms of the Company ESPP as if it was the Purchase Date (as defined in the Company ESPP) for such Offering Period, (b) no individual participating in the Company ESPP shall be permitted to increase the amount of such participant’s rate of contributions under the Company ESPP or make separate non-payroll contributions to the Company ESPP, (c) no individual who is not participating in the current Offering Period may commence participation in such current Offering Period or the Company ESPP, and (d) the commencement of any future Offering Period under the Company ESPP or Offering (as defined in the Company ESPP) shall be suspended unless and until this Agreement is terminated. The Company shall provide Parent with documentation evidencing the actions taken with respect to the Company ESPP as set forth in the preceding sentence no later than the fourth (4th) Business Day following the date of this Agreement (the form and substance of such documentation shall be subject to Parent’s reasonable review and comment). The Company ESPP shall terminate in its entirety immediately prior to the Effective Time, and no further rights shall be granted or exercised under the Company ESPP thereafter. The Company shall provide Parent with documentation evidencing the termination of the Company ESPP no later than the Business Day preceding the Effective Time (the form and substance of such documentation shall be subject to Parent’s reasonable review and comment).

4.12 Takeover Statutes. If any Takeover Law is or may become applicable to the Merger, the Voting Agreements or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions, and to assist in any challenge by Parent to the validity or applicability to the Merger or the other transactions contemplated by this Agreement of any such Takeover Law.

4.13 Loan Payoff. The Company shall deliver all notices and take all other actions that are reasonably necessary to facilitate the termination at Closing of all commitments in respect of the Company Existing Loan Documents, the repayment in full at the Closing of all obligations in respect of the Indebtedness thereunder, and the automatic release concurrently with the Closing of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance thereof, the Company shall arrange for the receipt and delivery to Parent, (x) at least three (3) Business Days prior to the Closing, of a draft payoff letter and (y) at or prior to Closing of a copy executed from the holders (or agent on behalf of such holders) of Indebtedness under the Company Existing Loan Documents, of a customary payoff letter in form and substance reasonably satisfactory to Parent, in which the payee shall agree that upon payment of the amounts specified in such payoff letter: (i) all outstanding payment obligations of the Company and its Subsidiaries arising under the Company Existing Loan Documents shall be repaid, discharged and extinguished in full on the Closing Date; (ii) all Liens in connection therewith shall be automatically terminated, discharged and released; and (iii) the payee shall take all actions reasonably requested by Parent (or shall allow the Surviving Corporation or Parent to take all actions) to evidence and record such termination, discharge and release of Liens as promptly as practicable after the Closing. Notwithstanding anything to the contrary contained herein, (A) in no event shall this Section 4.13 require the Company or any of its Subsidiaries to effect such termination unless the Closing shall have occurred and (B) Parent shall provide, or cause to be provided, all funds required to effect such termination.

4.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Shares from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

4.15 Notification of Certain Events. Each of the Company and Parent shall, as promptly, as reasonably practicable, notify the other:

(a) upon becoming aware of the occurrence of any event or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto.

(b) to the extent the Company has Knowledge of such notice or communication or that Parent has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;

(c) of any material written communication from any Governmental Body related to the Merger; and

(d) any Action commenced and served upon the Company or any Subsidiaries of the Company, or to the Knowledge of the Company, threatened in writing against the Company or any Subsidiaries of the Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement.

4.16 Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement or the Merger and shall keep Parent fully informed regarding any such shareholder litigation; (b) the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such shareholder litigation, the right to participate (at Parent’s expense) in connection with any such shareholder litigation, and no settlement shall be proposed or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

4.17 Financing.

(a) Prior to the Closing, each of Parent and Merger Sub shall not, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Equity Commitment Letter or the definitive agreements relating to the Equity Financing if such withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing (or the cash proceeds available therefrom) below the amount required to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions precedent to the Equity Financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the Equity Financing; (iii) expand, amend, or modify any other terms to the Equity Financing in a manner that would reasonably be expected to prevent, impair or materially delay the Closing and the funding of the amount of the Equity Financing required to consummate the transactions contemplated by this Agreement; or (iv) adversely impact in any material respect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter or the definitive agreements with respect thereto.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Equity Financing, including by (i) maintaining in effect the Equity

Commitment Letter in accordance with the terms and subject to the terms and conditions therein, (ii) complying in all material respects with the obligations applicable to Parent and Merger Sub pursuant to the Equity Commitment Letter, (iii) enforcing its rights pursuant to the Equity Commitment Letter at or prior to the Closing and (iv) in the event that all conditions contained in the Equity Commitment Letter have been satisfied (except those that, by their nature, are to be satisfied at the Closing) or waived, consummating the Equity Financing at or prior to the Closing.

(c) Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing of (i) any material breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or default), cancellation, early termination or repudiation by any party to the Equity Commitment Letter or definitive agreements related to the Equity Financing; (ii) the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any actual material breach, default, cancellation, early termination or repudiation by any party to the Equity Commitment Letter or any definitive agreements related to the Equity Financing of any provisions of the Equity Commitment Letter or such definitive agreements; and (iii) Parent or Merger Sub becoming aware of any fact, circumstance, event or other development that would reasonably be expected to result in Parent not being able to timely obtain all or any portion of the Equity Financing in the amount required to consummate the transactions contemplated by this Agreement on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any definitive agreements related to the Equity Financing. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent.

(d) Parent and Merger Sub each acknowledge and agree that obtaining the Equity Financing is not a condition to the Closing.

ARTICLE V.

CONDITIONS TO MERGER

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver in writing by the party entitled to the benefit thereof where permissible pursuant to applicable Law) at or prior to the Effective Time of the following conditions:

(a) Regulatory Approval. (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, including any agreement with any Governmental Body to delay the Closing entered into in connection therewith), (ii) any mandatory waiting period or required consent under the competition or antitrust Laws or regulations identified in Section 5.1(a) of the Company Disclosure Letter shall have expired or been obtained and (iii) CFIUS Closing Period shall have occurred.

(b) No Restraints. No Governmental Body of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting the consummation of the Merger.

(c) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

5.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver in writing by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of the Company set forth in Section 2.9(a) shall be true and correct in all respects on the Closing Date as if made on the Closing Date, (ii) the representations and warranties of the Company set forth in the first sentence of Section 2.1, Section 2.2, Section 2.3(f)-(g), Section 2.21, Section 2.23, Section 2.24 and Section 2.25 shall be, disregarding all qualifications or limitations as to “materiality,” true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), (iii) the representations and warranties of the Company set forth in Section 2.3(a)-(e) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except for any inaccuracy or combination of inaccuracies in such representations and warranties relative to the fully-diluted equity capitalization of the Company as of the Closing Date that do not result in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $2,250,000, and (iv) the representations and warranties of the Company set forth in Article II of this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 5.2(a), Section 5.2(b), Section 5.2(d) and Section 5.2(e) have been satisfied.

(d) Company Material Adverse Effect. Since the date of the Agreement, there shall not have been or occurred any Company Material Adverse Effect.

(e) Minimum Cash Condition. As of the earlier of (i) 11:59 pm ET on June 30, 2026, or (ii) immediately prior to the Effective Time, the Company has (or had) an aggregate amount of cash and cash equivalents on its balance sheet that is (or was) equal to or greater than the Minimum Cash Amount.

5.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver in writing by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” or words of similar import) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

ARTICLE VI.

TERMINATION

6.1 Termination. This Agreement may be terminated and the Merger may be abandoned (other than in the case of Section 6.1(a)) by written notice of the terminating party to the other parties:

(a) by the mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by Parent, if:

(i) at any time prior to the Effective Time, any of the Company’s covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of the Company’s representations or warranties shall have become untrue, such that any of the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true (A) is incapable of being cured by the Company by the Termination Date and (B) shall not have been cured within forty five (45) days of receipt by the Company of written notice from Parent of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(b) if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements contained in this agreement in a manner that shall have been the principal cause of, or principally resulted in, a failure of a condition set forth in Section 5.3(a) or Section 5.3(b) to be satisfied; or

(ii) prior to the Effective Time, the Company Board or any committee thereof (A) shall make a Company Adverse Recommendation Change, (B) shall not include the Company Recommendation in the Proxy Statement or (C) shall publicly propose or allow the Company to publicly propose to take any of the actions in clause (A) or (B) of this Section 6.1(b)(ii).

(c) by the Company, if:

(i) at any time prior to the Effective Time, any of Parent’s or Merger Sub’s covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of Parent’s or Merger Sub’s representations or warranties shall have become untrue, such that any of the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true (A) is incapable of being cured by Parent or Merger Sub by the Termination Date and (B) shall not have been cured within forty five (45) days of receipt by Parent of written notice from the Company of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this agreement in a manner that shall have been the principal cause of, or principally resulted in, a failure of a condition set forth in Section 5.2(a) or Section 5.2(b) to be satisfied; or

(ii) at any time prior to receiving the Requisite Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal received after the date hereof and the Company has otherwise complied with its obligations under Section 4.5 and pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 6.3(a) substantially concurrently with such termination.

(d) by either Parent or the Company, if:

(i) (A) any Governmental Body of competent jurisdiction shall have issued or entered any Order after the date of this Agreement that shall have become final and non-appealable or any applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that has the effect of permanently, restraining, enjoining or otherwise prohibiting the Merger, or (B) any expiration, termination, authorization, clearance, approval or consent from a Governmental Body required to be obtained pursuant to

Section 5.1(a) shall have been denied, and such denial shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 6.1(d)(i) shall not be available to any party if a material breach by such party of its obligations under Section 4.6 or any other provision of this Agreement has been a principal cause of, or principally resulted in, such Order or Law;

(ii) the Effective Time shall not have occurred on or prior to December 29, 2026 (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or prior to the Termination Date, but on such date, any of the conditions set forth in Section 5.1(a) (solely to the extent any of such conditions has not been satisfied due to any Antitrust Law) or Section 5.1(b) shall have not been satisfied or waived, Parent shall have the right in its sole discretion to extend the Termination Date until 11:59 p.m. New York City Time, on March 29, 2027, and such date, as so extended shall be the Termination Date; provided, further, that the right to terminate this Agreement under this Section 6.1(d)(ii) shall not be available to any party if a material breach by such party of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(iii) At any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 6.1(d)(iii) shall not be available to the Company if a material breach by the Company of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure to obtain the Requisite Stockholder Approval.

6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party thereto; provided, however, that (a) Section 4.2(b), this Section 6.2, Section 6.3 and Article VII (in each case, including the definitions used therein) shall survive the termination of this Agreement and shall remain in full force and effect and (b) subject to Section 6.3(d), the termination of this Agreement shall not relieve any party from any liability or damages for Fraud committed by such party or any Intentional and Material Breach prior to termination. For the avoidance of doubt, (i) only the Company (and not stockholders) may bring an action pursuing liability for such damages and (ii) the Company may retain, without distribution to stockholders, any damages received. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

6.3 Termination Fees.

(a) Company Termination Fee. In the event that (i) this Agreement is terminated by Parent pursuant to Section 6.1(b)(ii); or (ii) this Agreement is terminated by the Company pursuant to Section 6.1(c)(ii), then the Company shall pay to Parent the Company Termination Fee (A) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (B) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, Parent’s receipt of the one-time payment of the Company Termination Fee from the Company as provided in this Section 6.3(a), together with any amounts payable pursuant to Section 6.3(d) (if any) shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated under circumstances in which the Company Termination Fee is payable under this Section 6.3(a) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Company Termination Fee, together with any amounts payable pursuant to Section 6.3(d) (if any), none of the Company’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) In the event that, (i) after the date of this Agreement, but prior to the Effective Time, an Acquisition Proposal with respect to the Company is publicly proposed, disclosed or known or provided to the Company Board or management of the Company, and this Agreement is terminated (A) by Parent pursuant to Section 6.1(b)(i) or (B) by Parent or the Company pursuant to Section 6.1(d)(ii) or Section 6.1(d)(iii); (ii) such Acquisition Proposal is not irrevocably and publicly withdrawn without qualification at or prior to the Company Stockholders’ Meeting, in the case of termination pursuant to Section 6.1(d)(iii), or at or prior to the time of termination, in the case of termination pursuant to Section 6.1(b)(i) or Section 6.1(d)(ii); and (iii) concurrently with or within twelve (12) months after any such termination, the Company or any of its Subsidiaries enters into a definitive agreement (which is ultimately consummated, whether during such twelve (12) month period or thereafter) with respect to, or otherwise consummates, any Acquisition Proposal with respect to the Company (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 6.3(b)), then the Company shall pay to Parent the Company Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of entry into a definitive agreement with respect to such Acquisition Proposal and the consummation of such Acquisition Proposal. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, Parent’s receipt of the one-time payment of the Company Termination Fee (if and when due) from the Company as provided in this Section 6.3(b) and, if applicable, the costs and expenses of Parent as provided in Section 6.3(d) shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated, and, upon such payment of the Company Termination Fee (if and when due) and, if applicable, the costs and expenses of Parent as provided in Section 6.3(d), none of the Company’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(c) As used in this Agreement, “Company Termination Fee” shall mean $12,024,615.

(d) Parent Termination Fee. If this Agreement is terminated pursuant to (x) Section 6.1(d)(i) due to an Order arising from Antitrust Laws or (y) Section 6.1(d)(ii) and all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to applicable Law), other than the conditions set forth in Section 5.1(a) (solely with respect to an Antitrust Law) or Section 5.1(b) (solely in connection with an Antitrust Law), and, in either case of clause (x) or (y), the Company is not then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that is the primary cause of the failure of the conditions in Section 5.1(a) (solely with respect to an Antitrust Law) or Section 5.1(b) (solely in connection with an Antitrust Law) to be satisfied, then Parent shall promptly pay (or cause to be paid) to the Company an amount equal to $22,045,127 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company. The Company’s receipt of the Parent Termination Fee (if and when due) from Parent as provided in this Section 6.3(d) and, if applicable, the costs and expenses of the Company as provided in Section 6.3(e) shall be the sole and exclusive remedy available to the Company against Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated (including in the event of a breach, whether such breach is knowing, deliberate, willful, unintentional, an Intentional and Material Breach or otherwise), and, upon such payment of the Parent Termination Fee (if and when due) and, if applicable, the costs and expenses of Parent as provided in Section 6.3(e), none of Parent’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) The parties acknowledge that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to promptly pay any amount due pursuant to this Section 6.3 (in such capacity, the “Defaulting Party”), and, in order to obtain such payment, the other party (in such capacity, the “Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for any payments set forth in this Section 6.3, the Defaulting Party shall pay to the Non-Defaulting Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Company Termination Fee or Parent Termination Fee, as applicable, from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 6.3, it shall not be a defense to the Company’s or Parent’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion and in no event will Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

7.1 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement signed by all of the parties hereto; provided, however, that following the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the holders of Company Shares pursuant to the DGCL without such approval.

7.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

7.4 Entire Agreement.

(a) This Agreement, including the exhibits, annexes, and schedules hereto, the documents and instruments relating to the Merger referred to in this Agreement, the Voting Agreements, the Confidentiality Agreement and the Equity Commitment Letter, constitutes the entire agreement among the parties hereto, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.

(b) The Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided in this Agreement.

7.5 No Third-Party Beneficiary. Except for following the Effective Time, (a) the right of the Indemnified Parties to enforce the provisions of Section 4.9 only; (b) the rights of Company Stockholders to receive the applicable portion of the Merger Consideration; (c) the rights of holders of Company Options and Company RSUs to receive the consideration set forth in Section 1.8(b); and (d) the rights of Parent Related Parties to enforce the provisions of Section 7.8, Parent, the Company and Merger Sub agree that (i) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

7.6 Applicable Law; Jurisdiction. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this

Agreement, the negotiation, validity or performance of this Agreement, the Merger shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent or Merger Sub in accordance with their specific terms or were otherwise breached by the Company, Parent or Merger Sub. It is accordingly agreed that (a) the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against Parent or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which the Company is entitled at law or in equity, without posting any bond or other undertaking, and (b) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against the Company in any court having jurisdiction, this being in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity, without posting any bond or other undertaking. For the avoidance of doubt, the Company’s, Parent’s, or Merger Sub’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving Fraud or an Intentional and Material Breach; provided, that the parties acknowledge and agree that, while the Company may pursue a grant of specific performance in accordance with this Section 7.7 and payment of monetary damages, in no event shall the Company be entitled to obtain both a grant of specific performance pursuant to this Section 7.7 that results in the Closing occurring, on the one hand, and/or the payment of any monetary damages whatsoever, on the other hand. The parties acknowledge that the agreements contained in this Section 7.7 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement.

7.8 Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated hereby. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated hereby, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. References in this Section 7.8 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

7.9 No Recourse.

(a) Except as set forth in the immediately following sentence, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Financing Sources to the extent set forth in the Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. The parties expressly acknowledge and agree that, subject to the limitations set forth in the last sentence of Section 6.3(d), the Company may bring any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement against Cvent, Inc., a Delaware corporation (“Cvent”), and Cvent Holding Corp., a Delaware corporation (“Cvent Holding” and together with Cvent, the “Parent Operating Entities”), notwithstanding the provisions of this Section 7.9(a). It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a party hereto will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party hereto to assert a claim against such officer in his or her individual capacity

(b) The Company (on behalf of itself, its Affiliates, and any Person at the express direction of the Company claiming by, through or on behalf of the Company or its Affiliates) covenants and agrees that it shall not institute, and shall direct its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, Fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties (other than the Parent Operating Entities) and that none of the Parent Related Parties (other than the Parent Operating Entities) shall have any liability or obligations (whether based in Contract, tort, Fraud, strict liability, other Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than in each case, Parent, Merger Sub and the Parent Operating Entities to the extent provided herein; provided, however, that the parties expressly acknowledge and agree the foregoing limitation will not limit the rights of the Company under the Equity Commitment Letter subject to the terms and conditions contained therein. Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), the Company (on behalf of itself, its Affiliates, and any Person at the express direction of the Company claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

7.10 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto; provided, that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time to any of its Affiliates. Any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

7.11 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for overnight delivery, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail, provided that the sender does not receive a written notification of delivery failure. Notices, demands and other communications, in each case, to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

if to Merger Sub or Parent:

c/o Cvent, Inc.

1765 Greensboro Station Place, 7th Floor

Tysons Corner, Virginia 22102

Attention:  Jeannette Koonce

Email: [***]

with a copy to (which copy shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attention:  William J. Allen

Email:    [***]

if to the Company:

ON24, Inc.

301 Howard Street, Suite 1100

San Francisco, CA 94105

Attention: William Weesner

Email: [***]

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

3203 Hanover Street, Suite 100

Palo Alto, CA 94304-1123

Attention:  Eric H. Wang

      Andrew Ledbetter

Email:    [***]

      [***]

7.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.13 Construction.

(a) All references in this Agreement to Exhibits, Annexes, Schedules, Company Disclosure Letter, Parent Disclosure Letter, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Annexes, Schedules, Disclosure Letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits, Annexes, Company Disclosure Letter and Parent Disclosure Letter to this Agreement are attached hereto.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d) Any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(f) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a copy of the information or material referred to has been (i) provided to the party to whom such information or material is to be provided, including by means of being provided for review in the “Project Summit” virtual data room (including the clean room contained therein) set up by the Company, in connection with this Agreement or (ii) has been publicly filed with the SEC, in each case, as of the date of this Agreement.

7.14 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CVENT ATLANTA, LLC

By:	/s/ Rajeev K. Aggarwal
Name: Rajeev K. Aggarwal
Title: President & Chief Executive Officer

SUMMIT SUB CORP.

By:	/s/ Rajeev K. Aggarwal
Name: Rajeev K. Aggarwal
Title: President & Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ON24, Inc.

By:	/s/ Sharat Sharan
Name: Sharat Sharan
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptable Confidentiality Agreement	Section 4.5(a)
Agreement	Preamble
Benefit Continuation Period	Section 4.8(a)
Book-Entry Share	Section 1.9
Certificate of Merger	Section 1.4
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Adverse Recommendation Change	Section 4.5(b)
Company Board	Recitals
Company Disclosure Letter	Article II Preamble
Company Intellectual Property	Section 2.13(b)
Company Material Contract	Section 2.12(b)
Company Notice of Change	Section 4.5(c)
Company Real Property	Section 2.10(b)
Company Recommendation	Recitals
Company Registered Intellectual Property	Section 2.13(a)
Company SEC Documents	Section 2.7(a)
Company Share Certificate	Section 1.9
Company Shares	Recitals
Company Termination Fee	Section 6.3(c)
Continuing Company Employees	Section 4.8(a)
DGCL	Recitals
Dissenting Shares	Section 1.12(a)
Effective Time	Section 1.4
Excluded Benefits	Section 4.8(a)
Excluded Shares	Section 1.8(a)(i)
Indemnified Parties	Section 4.9(a)
Measurement Date	Section 2.3(a)
Merger	Recitals
Merger Consideration	Section 1.8(a)(ii)
Merger Sub	Preamble
New Plans	Section 4.8(c)
Old Plans	Section 4.8(c)
Option Restricted Cash Award	Section 1.8(b)(ii)
Parent	Preamble
Parent Disclosure Letter	Article III Preamble
Paying Agent	Section 1.10(a)
Payment Fund	Section 1.10(a)
Pre-Closing Period	Section 4.1(a)
RSU Restricted Cash Award	Section 1.8(b)(iv)
Solvent	Section 3.7(a)
Surviving Corporation	Recitals
Termination Date	Section 6.1(d)(ii)
WARN	Section 2.19(c)

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2025 Repurchase Program” has the meaning assigned to it in the Form 10-Q of the Company filed with the SEC on November 10, 2025, for the quarter ended September 30, 2025.

“Acquisition Proposal” means any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving the (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than Parent or Merger Sub or any of their Affiliates); (b) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities, capital stock or voting power of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than Parent or Merger Sub or any of their Affiliates); or (c) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or group of Persons (other than Parent or Merger Sub or any of their Affiliates) beneficially owning twenty percent (20%) or more of any class of equity securities or voting power of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Action” means any claim, demand, notice, action, suit, arbitration, proceeding, audit or investigation.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person; provided that with respect to Parent, the term “Affiliate” shall not include Blackstone, any investment fund, investment vehicle or client sponsored or advised by Blackstone or any of its Affiliates or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client, except in the definition of “Parent Related Parties”. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and all other applicable Laws relating to anti-corruption or anti-bribery.

“Antitrust Laws” means the Sherman Act of 1980, as amended, the Clayton Act of 1914, as amended, the HSR Act, as amended, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign Laws or judgments, Orders or decrees of any Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York or San Francisco, California.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Closing Period” means the earliest of any of the following: (a) thirty-five (35) days having elapsed after CFIUS advises the parties that it has accepted the CFIUS Declaration pursuant to § 800.405(a)(1); or (b) (i) CFIUS has issued a written determination that the transactions contemplated by this Agreement are not a “covered transaction” within the meaning of the DPA; (ii) CFIUS has issued a written determination to the Parties that it has completed its assessment, review, or investigation of the transactions contemplated by this Agreement and has concluded all action pursuant to the DPA and has determined that there are no unresolved national security concerns with respect to such transactions; (iii) CFIUS is not able to complete action with respect to the transactions contemplated by this Agreement on the basis of a CFIUS Declaration but has not requested that the Parties submit a CFIUS Notice; or (iv) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit such transactions or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days after the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“CFIUS Declaration” means a voluntary declaration with respect to the transactions contemplated by this Agreement submitted to CFIUS pursuant to 31 C.F.R. § 800.402.

“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement submitted to CFIUS pursuant to 31 C.F.R. § 800.501.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet Date” means December 31, 2024.

“Company Equity Plans” means the Company’s 2014 Stock Option Plan, as amended, and the Company’s 2021 Equity Incentive Plan, as amended.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended.

“Company ESPP Purchase Rights” means rights to acquire Company Shares under the Company ESPP.

“Company Existing Loan Documents” means that certain Sixth Amended and Restated Loan and Security Agreement, dated August 31, 2021, by and between Comerica Bank and the Company, and all other loan documents related thereto and entered into with respect thereto, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development (each, an “Effect”) that (x) has individually or in the aggregate with all other Effects, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, other than, for the purposes of clause (x) only, any Effect arising out of or resulting from: (a) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (b) any national or international political or social conditions, including the engagement by the U.S. in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the U.S. (including cyber terrorism), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., or any similar event, or geopolitical conflict, and military and/or governmental responses thereto, in each case, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (c) any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, changes in or effects in weather, meteorological conditions or climate, explosion, fire, act of God or other force majeure event, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (d) any epidemic, disease outbreak or pandemic, public health emergency or widespread occurrence of infectious disease, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (e) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (f) changes in GAAP after the date hereof, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (g) changes in Laws, rules, regulations, Orders, or other binding directives issued after the date hereof by any Governmental Body, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (h) the taking of any action expressly required hereby or the other agreements contemplated hereby, including any action taken or refrained from being taken pursuant to the express terms of this Agreement; (i) the public announcement or the execution of this Agreement or the pendency or consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that this clause (i) shall not apply to any representation or warranty of the Company in Section 2.5 or Section 2.6 or any condition to closing with respect thereto to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (j) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect unless otherwise excluded in this definition of “Company Material Adverse Effect”); (k) any change, in and of itself, in the market price or trading volume of the securities of the Company (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect unless otherwise excluded in this definition of “Company Material Adverse Effect”); (l) any litigation, claim or legal proceeding threatened or initiated against the Company or any of its Subsidiaries, Affiliates, officers or directors, in each case, arising out of or relating to this Agreement or the transactions contemplated by this Agreement; or (m) any breach, unauthorized access to or use of, acquisition, theft, destruction, compromise or other cybersecurity incident involving any trade secrets or Personal Data affecting the Company or its Subsidiaries, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate.

“Company Option” means each option to acquire Company Shares granted under a Company Equity Plan.

“Company Plan” means each Plan that the Company or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former Service Provider or with respect to which the Company or any of its Subsidiaries has or may have any Liability, but excluding any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. maintained by a Governmental Body.

“Company RSU” means each restricted stock unit and performance stock unit granted under a Company Equity Plan, whether subject to time and/or performance-based vesting conditions.

“Company Stockholders” means all holders of Company Shares.

“Company Systems” means all Software, computer firmware and computer hardware, databases, websites, servers, networks, telecommunications systems and information technology equipment that are owned, leased or licensed by the Company or any of its Subsidiaries.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement dated September 11, 2025, between Cvent, Inc. and the Company.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565, and all implementing regulations thereof.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Laws” means all Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative Orders and determinations that are binding upon the Company, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution, public or worker health or safety (to the extent relating to hazardous, toxic, dangerous or deleterious substances, materials or wastes), or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated or in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Financing Sources” means Blackstone Capital Partners VIII (Lux) SCSp, Blackstone Capital Partners VIII (Ontario) L.P. and Blackstone Capital Partners VIII L.P.

“Fraud” means common law fraud that is committed with actual knowledge of falsity and with intent to deceive or mislead another in the making of the representations and warranties in this Agreement.

“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement, applied in a manner consistent with the Company’s past practice.

“Government Contract” means any (a) prime Contract, subcontract, task order or delivery order that is (i) between the Company or any of its Subsidiaries, on the one hand, and a Governmental Body, on the other hand, or (ii) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) to provide products or services in connection with a Contract between another entity and a Governmental Body.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court, arbitrator or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum, asbestos, per- or polyfluoroalkyl substances, any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant, or for which Liability may be imposed, under or pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, that if such Person has not assumed any such obligations referred to in this clause (f), then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Intellectual Property” means all intellectual property and industrial rights worldwide, including those arising from or in respect of the following: (a) all patents and applications therefor, including provisionals, continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (b) all trademarks, service marks, trade names, internet domain names, service names, brand names, trade dress rights, logos, slogans, and other indicia of source or origin, and all applications, registrations and renewals thereof, together with all goodwill associated with the use of and symbolized by any of the foregoing; (c) copyrights and registrations and applications therefor, works of authorship and mask work rights; (d) trade secrets and know-how, (e) Software and (f) data, data collections and databases.

“Intentional and Material Breach” means any material breach of this Agreement that is the consequence of any action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows will cause a material breach of this Agreement.

“Intervening Event” means any event, development or change in circumstances first occurring, arising or coming to the attention of the Company Board after the date of this Agreement to the extent that such event, development or change in circumstances (a) materially improves the business, assets, operations or prospects of the Company and its Subsidiaries, (b) was neither known by the Company Board or the Company’s management, nor reasonably foreseeable by the Company Board or the Company’s management, as of or prior to the date of this Agreement and (c) does not relate to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto; provided, however, that in no event shall the changes in the market price or trading volume of Company Shares or the fact that the Company fails to meet, meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an Intervening Event (it being understood, however, that the underlying causes of such change or fact shall not be excluded by this proviso).

“knowledge of Parent” or “Parent’s knowledge” means the actual knowledge of any of those individuals set forth on Section 1.1 of the Parent Disclosure Letter, in each case after reasonable inquiry.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of any of those individuals set forth on Section 1.1(a) of the Company Disclosure Letter, in each case after reasonable inquiry.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, Order, ordinance, Permit, rule, regulation, constitution, determination, ruling, judgment, injunction, decree guidance document or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, license, mortgage, security interest, pledge, encumbrance, deed of trust, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Minimum Cash Amount” means $107,000,000.

“Non-Scheduled Contracts” means the following Contracts: (a) non-disclosure agreements and under customary terms and intellectual property assignment agreements substantially in the form of the Employee Proprietary Information and Inventions Agreement, (b) data privacy policies, (c) website privacy policies, and (d) purchase orders, invoices, and similar confirmatory or administrative documents, schedules or addendums that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and do not contain any material terms of amendments beyond the main contractual relationship.

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is licensed, provided or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Order” means any order, writ, injunction, judgment, determination or decree.

“Organizational Documents” means the certificate of incorporation, articles of incorporation, articles of association, bylaws or other charter or organizational documents of a company or other entity.

“Parent Related Parties” means the former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, direct or indirect general or limited partners, stockholders, equityholders, members, Affiliates, successors, beneficiaries, heirs and assignees of each of Parent and Merger Sub and any of the foregoing’s respective former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, direct or indirect general or limited partners, stockholders, equityholders, members, Affiliates, successors, beneficiaries, heirs and assignees.

“Per Share Price” an amount in cash equal to $8.10.

“Permit” means any approval, clearance, authorization, certificate, consent, license, Order or permits or other similar authorization of any Governmental Body or under any Law.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the consolidated financial statements of the Company in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Company Real Property, which are not violated by the current use and operation of the leased Company Real Property; (d) covenants, restrictions, easements and other similar matters of record affecting title to the leased Company Real Property, which do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (e) Liens arising under workers’ compensation, unemployment insurance and social security; (f) purchase money Liens and Liens securing rental payments under Capital Leases; and (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, or any Governmental Body.

“Personal Data” means any information that constitutes “personally identifiable information,” “personal data,” “personal information” or similar term as defined by applicable Privacy Requirements.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, agreement or payroll practice, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, retiree health or welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other plan, policy, program, arrangement, agreement or payroll practice providing compensation or benefits.

“Representatives” means any Affiliates, director, officer, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of a party.

“Sanctioned Country” means at any time, any country, region, or territory which is itself the subject or target of comprehensive Sanctions (currently, the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means any Person that is (i) listed on any Sanctions-related list administered or enforced by an applicable government, including the U.S. government including the Office of Foreign Assets Control of the U.S. Department of the Treasury, U.S. Department of Commerce, or the U.S. Department of State, the United Nations, the European Union, any EU Member State, HM’s Treasury of the United Kingdom, or any other relevant sanctions authority; (ii) located, organized, or resident in a Sanctioned Country; or (iii) 50% or more owned by, controlled by (where relevant under applicable Sanctions) or acting on behalf of, any such Person or Persons described in the foregoing clauses (i) or (ii); or (iv) otherwise a subject or target of any Sanctions.

“Sanctions” means applicable economic or financial sanctions or trade embargoes, including those imposed, administered, or enforced from time to time by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, and the U.S. Department of State, the United Nations, the European Union, any EU Member State, HM’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Software” means, in any form or medium, any and all (a) computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, and (b) all information, documentation and manuals related to any of the foregoing.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means, with respect to the Company, any bona fide written Acquisition Proposal with respect to the Company made by any Person or group of Persons (other than Parent Merger Sub or any of their Affiliates) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (a) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or (b) fifty percent (50%) or more of the equity securities of the Company, in each case, on terms which a majority of the board of directors of the Company determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel and taking into account all relevant financial, legal, financing, regulatory and other aspects of such Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by Parent or Merger Sub in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable from a financial point of view to the Company and Company Stockholders (in their capacity as stockholders) as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by Parent or Merger Sub pursuant to Section 4.5.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body, including Section 203 of the DGCL.

“Tax” or “Taxes” means (a) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax, duty, charge, impost, fee or fine imposed by a Governmental Body, including any interest, penalty, or addition thereto and additional interest thereupon; and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group.

“Tax Returns” means any return, report, election, or information return (including schedules, attachments or any other related or supporting information) filed or required to be filed with any Governmental Body or other Tax authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any claims for refund of Taxes and any amendments to any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

EXHIBIT B

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of December 29, 2025, by and among Cvent Atlanta, LLC, a Delaware limited liability company (“Parent”), and the stockholders of ON24, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Summit Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.0001 per share, of the Company (the “Company Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and Company Stockholders, (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (the “Company Recommendation”) and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) a Company Adverse Recommendation Change pursuant to Section 4.5(b) of the Merger Agreement, (b) the Effective Time, (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VI thereof, (d) the written consent of the Stockholders, Parent and the Company, or (e) an Adverse Amendment.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, gift, assign, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition (whether by sale, liquidation, dissolution, dividend or distribution) or other transfer (by merger, consolidation, division, conversion, operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

2. Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent; provided, however, that any Stockholder may Transfer any such Covered Shares to (a) any other Stockholder or any Affiliate of any such Stockholder or (b) any beneficial owner of Stockholder, in each case only if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. Each Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger or any of the other transactions contemplated by the Merger Agreement (the “Transactions”). For the avoidance of doubt, the fact that any Covered Shares are held in a margin account or pledged pursuant to the terms thereof shall not be deemed a breach or violation of any representation, warranty or covenant contained herein.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and in connection with any action proposed to be taken by written consent of the Company Stockholders, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares owned as of the applicable record date and then entitled to vote (or direct the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares), or deliver (or cause to be delivered) a written consent with respect to all of such Stockholder’s Covered Shares:

(a) in favor of the adoption of the Merger Agreement and the Transactions,

(b) against the approval or adoption of any proposal made in opposition to, or in competition with, the Transactions;

(c) against any Acquisition Proposal or merger, consolidation, or business combination involving the Company or any of its Subsidiaries other than the Transactions;

(d) against any sale, lease, or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries;

(e) against any recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; or

(f) against any other action or series of actions that, individually or in the aggregate, could reasonably be expected to (i) result in a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement, (ii) result in any of the conditions to the consummation of the Merger set forth in Article V of the Merger Agreement not being fulfilled or satisfied in accordance with the terms thereof or (iii) otherwise prevent, materially delay, impair or materially and adversely affect the consummation of the Transactions in accordance with the terms of the Merger Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Body of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2 of this Agreement, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.

3.4 Notwithstanding anything herein to the contrary in this Agreement, Section 3.1 or Section 3.2 of this Agreement shall not require any Stockholder to be present (in person or by proxy) or vote (or cause to be voted) any of its Covered Shares to amend, modify or waive any provision of the Merger Agreement without the consent of such Stockholder in a manner that reduces the amount or changes the form of the Merger Consideration payable or imposes any express material restrictions on or express additional material conditions on the payment of the Merger Consideration (each of the foregoing, an “Adverse Amendment”).

4. Prior Proxies. Each Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the Covered Shares.

5. Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board (or any member thereof) or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

6. Documentation and Information. Except as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), each Stockholder shall not, and shall direct its Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent (such consent not to be unreasonably withheld). Each Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and each Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body. Each Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

7. No Solicitation.

7.1 No Solicitation or Negotiation. Each Stockholder shall not and shall not authorize or permit any of its Representatives to, directly or indirectly, (a) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to the Company; (b) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person or group of Persons (or any of their Affiliates or Representatives) that has made an Acquisition Proposal with respect to the Company, (c) approve, recommend or enter into, or propose to approve or recommend to enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 4.5 of the Merger Agreement), or (d) resolve, publicly propose or agree to do any of the foregoing. Each Stockholder shall, and shall instruct its Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person or group of Persons, or any of their Affiliates (other than Parent and/or its Affiliates), conducted heretofore by each Stockholder or its Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal. Within two (2) Business Days from the date of this Agreement, each Stockholder shall request the return or destruction of all confidential, non-public information provided by such Stockholder to third parties in connection with the consideration of any Acquisition Proposal.

7.2 Notice. The parties agree that, as promptly as practicable after receipt thereof (and in any event, within one (1) Business Day), each Stockholder shall advise Parent in writing of any request for information or any Acquisition Proposal with respect to the Company received from any Person or group of Persons, or any request for information, inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to the Company, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and each Stockholder shall promptly (and in any event, within one (1) Business Day) provide to Parent copies of any written materials received by such Stockholder in connection with any of the foregoing and the identity of the Person or group of Persons making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each Stockholder agrees that it shall simultaneously provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any other Person or group of Persons in connection with any Acquisition Proposal which was not previously provided to Parent. Each Stockholder shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof).

8. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its, his or her capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of such Stockholder’s or its, his or her Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

9. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent that:

9.1 Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. To the extent such Stockholder is not an individual, such Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 10.2(b) of this Agreement, no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

9.2 Ownership of the Covered Shares. Except for pledges to prime brokers in the ordinary course of business that do not consist of voting rights and do not otherwise interfere with the Stockholder’s performance of its obligations hereunder, (a) such Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any liens, other than those created by this Agreement or arising under applicable securities laws, (b) such Stockholder has sole voting power over all of the Covered Shares beneficially owned by such Stockholder, and (c) such Stockholder has not entered into any agreement to Transfer any Covered Shares and no Person (other than the Stockholder and any Person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, such Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its, his or her obligations under this Agreement does not and will not: (i) violate any Laws applicable to such Stockholder, (ii) result in any breach of or constitute a default under any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject, other than those created by this Agreement, or (iii) to the extent such Stockholder is not an individual, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of such Stockholder to perform its, his or her obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

9.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to perform its, his or her obligations under this Agreement.

9.5 Reliance. Such Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that such Stockholder desired, such Stockholder availed itself of such right and opportunity.

Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement. Such Stockholder (individually and on behalf of its Affiliates (other than the Company and its Subsidiaries) and each of their respective Representatives) hereby agrees and acknowledges that, in entering into this Agreement and agreeing to consummate the transactions contemplated hereby and by the Merger Agreement, such Stockholder, its Affiliates and each of their respective Representatives are relying solely on the representations and warranties of Parent set forth in Section 10 of this Agreement and are not relying on any other representation, warranty, statement or material.

9.6 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

10. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders that:

10.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 9.3(b) of this Agreement, no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, other than those created by this Agreement, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii) except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

10.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

11. Miscellaneous.

11.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

11.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

11.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11.5):

(i) if to the Stockholders, to:

[***]

[***]

[***]

Attention:	[***]

       [***]

       [***]

Email:	[***]

       [***]

       [***]

(ii) if to Parent, to:

Cvent Atlanta, LLC

c/o Cvent, Inc.

1765 Greensboro Station Place, 7th Floor

Tysons Corner, Virginia 22102

Attention: Jeannette Koonce

Email:    [***]

  with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:   William J. Allen

Email:  [***]

(iii) if to Company, to:

ON24, Inc.

301 Howard Street, Suite 1100

San Francisco, CA 94105

Attention: General Counsel

Email:    [***]

  with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

3203 Hanover Street, Suite 100

Palo Alto, CA 94304-1123

Attention:  Eric H. Wang

      Andrew Ledbetter

Email:     [***]

       [***]

11.6 Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the Transactions. Notwithstanding the foregoing, Parent and the Company will submit to Stockholder all written press releases, public filings, public announcements, or other communications with any news media made by Parent or the Company that contain the Stockholder’s name in such Stockholder’s capacity as a stockholder of the Company at least two (2) Business Days (or as soon as reasonably practicable) before the public disclosure of such information unless not feasible pursuant to applicable Law, and will reasonably consider Stockholder’s input with respect to such disclosure concerning the Stockholder.

11.8 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further reasonable action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.10 Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

11.11 Construction.

(a) The words “this Agreement” “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intend All references in this Agreement to Exhibits, Annexes, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Annexes, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits, Annexes and Schedules to this Agreement are attached hereto.

(c) The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d) Any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(f) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(g) The representations, warranties and covenants of the Stockholders hereunder are made severally, solely with respect to each Stockholder, and not on a joint and several basis among the Stockholders.

11.12 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as permitted by Section 2, neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto. Any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.14 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

11.15 Applicable Law; Jurisdiction. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.16 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.16 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.17 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of this Section 11 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CVENT ATLANTA, LLC

By:
Name: Rajeev K. Aggarwal
Title: President & Chief Executive Officer

[Signature Page to Voting and Support Agreement]

[***]

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

Schedule A

[***]

Exhibit C

Final Form

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

ON24, INC.

FIRST. The name of the corporation is ON24, Inc. (the “Corporation”).

SECOND. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation, acting by majority vote, is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

SIXTH. Unless and except to the extent that the bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of such director’s fiduciary duty as a director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The Corporation shall indemnify any director or officer to the fullest extent permitted by Delaware law

EIGHTH. Except as otherwise agreed in writing between such director and the Corporation, or as provided below, to the fullest extent permitted by law, except as may be otherwise agreed in writing between such director and the Corporation, (a) no director of the Corporation (other than any director who is an executive officer of the Corporation) shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries or (ii) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, including, in the cases of clauses (i) or (ii), any such matters as may be Corporate Opportunities (as defined below); and (b) no director shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation or any of its subsidiaries or stockholders solely by reason of any director of the Corporation (other than any director who is an executive officer of the Corporation) engaging in any such activity or entering into such transactions, including any Corporate Opportunities. “Corporate Opportunity” means any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest.

Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such director shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or to any other director of the Corporation and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director of the Corporation or any of its subsidiaries solely by reason of the fact that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or a department or agency or political subdivision thereof, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or its subsidiaries; provided that if an opportunity is expressly communicated to a director of the Corporation in his or her capacity as a director as an opportunity intended exclusively for the Corporation or its subsidiaries (hereinafter called an “Identified Corporate Opportunity”), such Identified Corporate Opportunity shall belong to the Corporation and its subsidiaries and, unless and until the Corporation notifies the stockholders that neither the Corporation nor any of its subsidiaries intend to pursue such Identified Corporate Opportunity, no director of the Corporation may pursue such Identified Corporate Opportunity. In addition to and notwithstanding the foregoing provisions of this Article EIGHTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

NINTH. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

TENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[remainder of page intentionally left blank]

Annex B

PERSONAL AND CONFIDENTIAL

December 29, 2025

Board of Directors

ON24, Inc.

50 Beale Street, 8th Floor

San Francisco, CA 94105

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Cvent Atlanta, LLC, (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of ON24, Inc. (the “Company”) of the $8.10 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 29, 2025 (the “Agreement”), by and among Parent, Summit Sub Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Lynrock Lake Master Fund L.P. (“Lynrock Lake”) and affiliates of Sharat Sharan, each, a significant shareholder of the Company, and Blackstone Inc. (“Blackstone”), a significant shareholder of Cvent, Inc. (“Cvent”), and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. Goldman Sachs Investment Banking has an existing lending relationship with Blackstone or majority owned subsidiaries (excluding, if applicable, portfolio companies) or funds thereof, the details of which have not been publicly disclosed. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to Blackstone and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as co-manager with respect to an investment grade bond offering for Blackstone Secured Lending Fund, an affiliate of Blackstone, in October 2025; as financial advisor to Hotwire Communications, LLC, a portfolio company of Blackstone, with respect to its sale in September 2025; as lead arranger with respect to a bank loan to Liftoff Mobile, Inc., a portfolio company of Blackstone, in August 2025; as financial advisor to Anthos Therapeutics, Inc., a portfolio company of Blackstone, with respect to its sale in April 2025; as bookrunner with respect to a bank loan to Medline Industries, Inc., a portfolio company of Blackstone, in July 2025; as financial advisor to Blackstone Group LP, an affiliate of Blackstone, with respect to its acquisition of AIR Communities in June 2024; and as bookrunner with respect to a high yield security offering for Kinetik

Board of Directors

ON24, Inc.

December 29, 2025

Holdings Inc., a portfolio company of Blackstone, in December 2023. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Cvent, Lynrock Lake, Sharat Sharan, Blackstone and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC are not co-invested with Lynrock Lake and/or its affiliates and are not invested in equity interests of funds managed by affiliates of Lynrock Lake. Affiliates of Goldman Sachs & Co. LLC are co-invested with Blackstone and are invested in equity interests of funds managed by affiliates of Blackstone. Funds managed by Goldman Sachs & Co. LLC and its affiliates may co-invest with, and invest in equity interests of, Lynrock Lake, Blackstone and their affiliates or funds managed thereby in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2024; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management as approved for our use by the Company (the “Forecasts”); and certain internal forecasts related to the expected utilization by the Company of certain net operating loss carryforwards and tax credits prepared by the management of the Company and approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software and technology industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $8.10 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in

Board of Directors

ON24, Inc.

December 29, 2025

connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $8.10 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $8.10 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ON24, INC. 301 HOWARD STREET, SUITE 1100 SAN FRANCISCO, CA 94105 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V83590-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ON24, INC. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of December 29, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among ON24, Cvent Atlanta, LLC, a Delaware limited liability company (“Parent”), and Summit Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ON24, with ON24 continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”). 2. To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com V83591-TBD ON24, INC. Special Meeting of Stockholders [TBD], 2026, [TBD] AM PDT This proxy is solicited by the Board of Directors The undersigned, acknowledging receipt of the notice of the Special Meeting and proxy materials, hereby appoints Sharat Sharan, Steven Vattuone and William Weesner, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them, to vote all the shares of capital stock of ON24, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at 301 Howard Street, Suite 1100, San Francisco, California 94105 at [TBD] a.m. PDT, and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, to act as follows on the proposals set forth in the accompanying proxy statement, and revoking any proxy heretofore given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “for” proposals 1 and 2. Continued and to be signed on reverse side